Table of Contents

As filed with the Securities and Exchange Commission on January 22, 2021

Registration No. 333-250120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

urban-gro, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5083	46-5158469
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1751 Panorama Point, Unit G

Lafayette, CO 80026

(720) 390-3880

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Bradley J. Nattrass

Chief Executive Officer

1751 Panorama Point, Unit G

Lafayette, CO 80026

(720) 390-3880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 4140 Parklake Avenue, Suite 200 Raleigh, NC 27612 (919) 329-3800	Rob Condon Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	$28,750,000	$3,136.63
Warrants to be issued to the representative of the underwriters(3)	–	–
Common stock underlying warrants to be issued to the representative of the underwriters(4)	$1,796,875	$196.04
Total	$30,546,875	$3,332.67 (5)

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of any additional shares of common stock that the underwriters have the right to purchase to cover over-allotments.
(3)	No registration fee required pursuant to Rule 457(g).
(4)	We have agreed to issue to the representative of the underwriters warrants to purchase shares of common stock representing up to 5% of the common stock issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,796,875, which is equal to 125% of $1,437,500 (5% of $28,750,000).
(5)	The Registrant previously paid $2,666.12 of this amount in connection with the prior filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 22, 2021

2,380,952 Shares

Common Stock

urban-gro, Inc.

This is a firm commitment public offering of 2,380,952 shares of our common stock, $0.001 par value per share, at an assumed offering price of $10.50 per share (based upon the last reported sale price of our common stock on the OTCQX Marketplace on January 20, 2021).

Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol “UGROD” (previously “UGRO”).

On January 20, 2021, the last reported sale price for our common stock as reported on the OTCQX Marketplace was $10.50 per share. The final public offering price will be determined through negotiation between us and the representative of the underwriters in the offering and the assumed offering price used throughout this prospectus may not be indicative of the final offering price. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “UGRO,” which listing is a condition to this offering. No assurance can be given that our application will be approved. This offering will only occur if a national securities exchange approves the listing of our common stock.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase shares of common stock to be issued to the representative of the underwriters. We have agreed to issue the warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See “Underwriting” beginning on page 69 for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 357,142 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about            , 2021.

ThinkEquity a division of Fordham Financial Management, Inc.

The date of this prospectus is         , 2021

urban-gro®

EXPERTS IN CONTROLLED ENVIRONMENT AGRICULTURE

DESIGN

engineering and design services

Our coordinated design packages ensure the efficient interaction between plants, equipment, and the environment.

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INTEGRATE

integration of complex equipment systems

Decades worth of combined commercial cultivation experience to craft fully-integrated systems and technology solutions.

- Environmental Controls
- Water Treatment
- Climate Control
- Fertigation

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OPTIMIZE

facility environmental optimization

Fine tune and optimize grow environment conditions for high-performance facilities.

urban-gro, Inc. is a leading global horticulture company that engineers and designs proprietary indoor commercial Controlled Environment Agriculture ("CEA") facilities and integrates complex environmental equipment systems into these high-performance facilities.

INTEGRATED SYSTEMS & SOLUTIONS

benches

Professionally designed bench plans to maximize facility space.

lighting

LED, HPS, CMH, and hybrid lighting solutions for every crop type.

environmental control

Creation of an ideal environment for controlled environment agriculture.

hvac

Properly designed and sized HVAC promotes high-performance plants.

fertigation

Custom fertigation design tailored to each facility's needs and challenges.

water treatment

Automation is essential in large-scale controlled environment agriculture to maintain crop consistency.

urban-gro®

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “urban-gro,” “we,” “us” and “our” refer to urban-gro, Inc. and, where appropriate, its subsidiaries.

Our Company

urban-gro, Inc. is a leading engineering and design services company focused on the sustainable commercial indoor horticulture market. We engineer and design indoor controlled environment agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into those facilities. Through this work, we create high-performance indoor cultivation facilities for our clients to grow specialty crops, including leafy greens, vegetables, herbs, and plant-based medicines. Our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of indoor growing operations, establishing facilities that operate and perform at the highest level.

Demand for Our Services

The world’s population is expected to grow from 8 billion in 2020 to almost 10 billion by 2050. It will become increasingly difficult to satisfy the demand for food to serve this population growth in a sustainable manner. Governments, farmers and corporate enterprises are adopting new technologically advanced farming techniques to meet demand and alleviate supply chain risk. CEA facilities including aquaponics, aeroponics, hydroponics, new soil-based farming and hybrid methods are emerging in urban and suburban areas. This is driving demand for indoor farms across the globe with the CEA market estimated to grow from $4 billion in 2020 to $12.8 billion in 2026. Consequently, businesses such as urban-gro that know how to design, supply, and service those indoor farms will be in high demand.

Population growth and climate changes have created a surge in sustainable farming from traditional outdoor operations to indoor settings. Climate change is being blamed for lower production yields, including the loss of arable land. The efficient management of natural resources is further driving the growth of CEA facilities.

There is strong demand for local and safe foods. 55% of the world’s population currently lives in urban areas and this is expected to increase to 68% by 2050. Producers of fruits, vegetables, and other high-value crops are setting up production centers in urban areas to target this opportunity. Further, a rise in emerging growing residential areas increases demand for CEA producers. The safe growing environment, conservation of water and available nutrients are some of the many advantages of CEA facility derived products.

As COVID-19 has recently shown in its disruption of global supply chains, being able to efficiently and successfully grow food year-round in areas close to existing populations and expected population growth will allow for security in food supply that was not possible before. Our deep bench of experience enables the creation of facilities for cultivators within CEA to reach this efficiency and success.

Our Competitive Strengths

Our custom-tailored approach to engineering design, equipment sourcing, and the integration of complex equipment systems provides a single point of accountability across all aspects of indoor growing operations. We help our clients achieve operational efficiency and economic advantages through a full spectrum of solutions focused on facility optimization and environmental health, which allows clients to manage their entire cultivation lifecycle, establishing facilities that operate and perform at high levels.

Our employees and the combination of their educational frameworks with the practical application of their acquired industry knowledge is our most valuable asset as an organization. Our team has designed over 300 indoor CEA projects with the highest value agriculture crop in the world and have developed unparalleled know-how in creating an environment that is suited for the complexities of indoor agriculture.

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Our Growth Strategy

Our growth is being fueled by increased demand for sustainable CEA facilities. The introduction of new technologies, improved farming methods and a rise in entrepreneurship combined with corporate emergence is driving organic growth. Acquisitions that complement our platform should also be a factor contributing to growth.

As the demand for food produced from CEA facilities continues to increase, we will market our services to these clients, hire additional sales and support employees, and execute a focused targeting of our services to this industry to capture significant portions of this market. While we will continue to provide our solutions to the plant-based medicine market that has been our strength, we believe that the CEA market will represent a more significant and increasing share of our revenue and be a significant factor in our organic growth moving forward.

Complementary to the industry expansion for our organic growth, and based on our initial success, we will continue to expand our presence and reach within Europe. We plan on opening a headquarters office in Europe, a market where we are seeing increased demands for our expertise and solutions, and have already signed several projects with European clients.

Another key area that will fuel sustained and strong growth for us is in the introduction of new enhanced technology-focused equipment and system solutions. Our experienced team of engineers and scientists are continually vetting emerging horticulture equipment solutions that may be of value to our clients. Further, and focusing on our expanding service platform, we will continue to build out our facility commissioning and staff training offerings. Revolving around our deep acquired knowledge base of CEA, we will grow through continued expansion of this services program and further penetrate the market segments that we serve.

We have made investments in, and acquisitions of, companies that are complementary to our offerings. We will look to continue to grow in this way to meet the increasing demand for efficient and successful CEA facilities. We will continue to pursue accretive and synergetic acquisitions that utilize our core strengths to further expand our reach into the horticulture and agriculture markets.

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Recent Developments

Preliminary Financial Results for the Three Months and Year Ended December 31, 2020 (preliminary and unaudited)

These operating results reflect our preliminary estimates with respect to the results for the three months and year ended December 31, 2020, which are based on currently available information and are subject to change. Our financial closing procedures for the three months and year ended December 31, 2020 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from these preliminary estimates. These preliminary estimates should not be viewed as a substitute for interim financial statements prepared in accordance with GAAP.

These preliminary operating results have been prepared by, and are the responsibility of, our management. Our auditor, BF Borgers CPA PC, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to these preliminary results. Accordingly, BF Borgers CPA PC does not express an opinion or any other form of assurance with respect thereto.

We expect our preliminary and unaudited revenue for the three months ended December 31, 2020 to be between $9.0 million and $9.3 million, which would represent an increase of at least 26% from revenue of $7.1 million reported for the three months ended December 31, 2019. Preliminary and unaudited revenue for the year ended December 31, 2020 is expected to be between $25.6 million and $25.9 million, compared to $24.2 million reported for the year ended December 31, 2019. This expected increase in revenue was driven by an increase in the shipment of complex environmental equipment systems and sales of other cultivation equipment predominantly tied to design contracts signed. We are entering 2021 with in excess of $14.0 million of contractually committed orders for environmental and cultivation equipment systems for which revenue has not been recognized.

We expect our preliminary and unaudited net loss for the three months ended December 31, 2020 to be between negative ($1.7) million and negative ($1.4) million, which would represent an improvement of at least $0.9 million from net loss of negative ($2.6) million reported for the three months ended December 31, 2019. This expected improvement in net loss is driven by reductions in operating expenses and increased gross profit. Preliminary and unaudited net loss for the year ended December 31, 2020 is expected to be between negative ($5.7) million and negative ($5.4) million, which would represent an improvement of at least $2.7 million from net loss of negative ($8.4) million reported for the year ended December 31, 2019. This expected improvement in net loss is driven by a reduction in operating expenses.

In addition, we expect to achieve positive Adjusted EBITDA for the three months ended December 31, 2020, with Adjusted EBITDA for the year ended December 31, 2020 expected to be between negative ($0.9) million and negative ($0.7) million, which would represent an improvement of at least $2.3 million from Adjusted EBITDA of negative ($3.3) million reported for the year ended December 31, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a discussion of how we calculate Adjusted EBITDA.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	the effect of the COVID-19 pandemic on our business and operations;
•	our ability to generate revenues sufficient to achieve profitability and positive cash flow;
•	competition in our industry and our ability to compete effectively;
•	our ability to attract, recruit, retain and develop key personnel and qualified employees;
•	risks related to laws, regulations and industry standards;
•	reliance on significant clients and third-party suppliers;
•	the ability of our principal stockholders to significantly influence or control matters requiring a stockholder vote;
•	our ability to successfully identify and complete acquisitions and effectively integrate those acquisitions into our operations;
•	our indebtedness and potential increases in our indebtedness; and
•	the other factors described in “Risk Factors.”

Our Corporate Information

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a Colorado corporation and exchanged shares of our common stock for every member interest issued and outstanding on the date of conversion. On October 29, 2020, we reincorporated as a Delaware corporation. In June 2018, we formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary, which we utilize for all our Canadian sales operations. Effective March 7, 2019, we acquired 100% of the stock of Impact Engineering, Inc., a provider of MEP engineering services. Our executive office is located at 1751 Panorama Point, Unit G, Lafayette, Colorado 80026, and our phone number is (720) 390-3880. Our principal website address is www.urban-gro.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

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1-for-6 Reverse Stock Split

On December 31, 2020, we effected a 1-for-6 reverse stock split with respect to our common stock. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to this reverse stock split.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As a result:

•	we are required to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operation in this prospectus;
•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (i.e., an auditor discussion and analysis) compliance with new or revised accounting standards until they are made applicable to private companies;
•	we are not required to engage an auditor attestation to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation; and
•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say on pay,” “say on frequency” and “say on golden parachute arrangements.”

We may take advantage of these reduced reporting and other requirements until December 31, 2023, or such earlier time that we are no longer an emerging growth company. However, if certain events occur before the end of that five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in non-convertible debt over a three-year period, we will cease to be an emerging growth company. We may choose to take advantage of some but not all of these reduced reporting burdens. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. Accordingly, the information that we provide to stockholders may be different than the information you receive from other public companies in which you hold stock.

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THE OFFERING

Common stock offered	2,380,952 shares.

Common stock to be outstanding after this offering	7,092,999 shares (or 7,450,141 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option	We have granted the underwriters a 45-day option to purchase up to 357,142 additional shares of our common stock at the public offering price to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $22.6 million, or approximately $26.1 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $10.50 per share.

We intend to use the net proceeds of this offering to repay outstanding indebtedness under our Credit Agreement, to expand in the European CEA market and for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 8 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	UGRO.

Our shares of common stock outstanding after this offering is based on 4,712,047 shares currently outstanding.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•	assumes no exercise by the underwriters of their over-allotment option;
•	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;
•	excludes 234,771 shares issuable upon conversion of Bridge Financing notes (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Bridge Financing” for a discussion of the Bridge Financing);
•	gives effect to the 1-for-6 reverse stock split with respect to our common stock, which took effect on December 31, 2020;
•	excludes 638,277 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $6.30 per share;
•	excludes 202,752 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $13.28 per share; and
•	excludes 39,482 shares of common stock reserved for future issuance pursuant to our 2019 Equity Incentive Plan.

Trademarks

This prospectus includes our service marks and trade names, including “Soleil,” “Opti-Dura,” and “urban-gro,” which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

The summary consolidated statements of operations data for the years ended December 31, 2019 and 2018 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus.

The summary consolidated statements of operations data for the three and nine months ended September 30, 2020 and 2019 and the summary consolidated balance sheet data as of September 30, 2020 are derived from our unaudited interim consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year. Pro forma share and per share amounts presented herein reflect the implementation of the 1-for-6 reverse stock split as if it had occurred at the beginning of the earliest period presented.

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended	For the Fiscal Year Ended	For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,	December 31,	December 31,
	2020	2019	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of operations data:
Revenues	$8,359,422	$5,583,064	$16,625,688	$17,056,737	$24,189,803	$20,050,776
Cost of revenues	6,654,134	3,650,965	12,613,461	11,529,448	17,563,594	13,892,025
Gross Profit	1,705,288	1,932,099	4,012,227	5,527,289	6,626,209	6,158,751
Operating expenses	1,853,828	3,324,921	6,502,283	9,581,375	12,486,814	9,959,335
Income (loss) from operations	(148,540)	(1,392,822)	(2,490,056)	(4,054,086)	(5,860,605)	(3,800,584)
Other non-operating income (expense)	(545,741)	(1,416,708)	(1,469,826)	(1,665,318)	(2,489,968)	(95,289)
Net income (loss)	$(694,281)	$(2,809,530)	$(3,959,882)	$(5,719,404)	$(8,350,573)	$(3,895,873)
Income (loss) per share, basic and diluted	$(0.02)	$(0.11)	$(0.14)	$(0.22)	$(0.32)	$(0.16)
Weighted average shares outstanding, basic and diluted	28,888,194	26,175,098	28,706,905	25,772,134	26,318,059	24,848,293
Pro forma income (loss) per share, basic and diluted (unaudited)	$(0.12)	$(0.66)	$(0.84)	$(1.32)	$(1.92)	$(0.96)
Pro forma weighted average shares outstanding, basic and diluted (unaudited)	4,814,699	4,362,516	4,784,484	4,295,356	4,386,343	4,141,382

	Historical	Pro Forma As Adjusted (1)
	As of	As of
	September 30,	September 30,
	2020	2020
	(Unaudited)	(Unaudited)
Balance sheet data
Current assets	$4,586,195	$27,056,195
Total assets	7,550,138	30,020,138
Current liabilities	9,419,327	8,419,327
Total liabilities	14,254,085	14,104,085
Stockholders’ equity	(6,703,947)	15,916,053
Total liabilities and stockholders’ equity	$7,550,138	$30,020,138

(1)	Gives effect to Bridge Financing transactions subsequent to September 30, 2020, the issuance and sale by us in this offering of 2,380,952 shares of our common stock at an assumed public offering price of $10.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay, and the application of $1.0 million of the net proceeds from this offering to repay outstanding indebtedness under our Credit Agreement as described under “Use of Proceeds.” An increase (decrease) of $1.00 in the assumed public offering price would increase (decrease) total assets by approximately $3.5 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, an increase (decrease) of 100,000 shares offered would increase (decrease) our total assets by approximately $1.0 million, assuming the assumed public offering price remains the same.

7

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Operations

The COVID-19 pandemic could continue to materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations.

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of an unknown duration, they could have an adverse effect on our liquidity and profitability.

As a result of these events, we assessed our near-term operations, working capital, finances and capital formation opportunities, and implemented, in late March 2020, a downsizing of our operations and workforce to preserve cash resources and focus our operations on client-centric sales and project management activities. The duration and likelihood of success of this workforce reduction are uncertain; however, we have since rehired several employees who were impacted by the downsizing effort. If this downsizing effort does not meet our expectations, or additional capital is not available, we may not be able to continue our operations. The pandemic and its effects resulted in temporary delays in our projects, however, work on all such projects has resumed. Other factors that will affect our ability to continue operations include the market demand for our products and services, our ability to service the needs of our clients and prospects with a reduced workforce, potential contract cancellations, project scope reductions and project delays, our ability to fulfill our current backlog, management of our working capital, the availability of cash to fund our operations, and the continuation of normal payment terms and conditions for purchase of our products. In light of these extenuating circumstances, there is no assurance that we will be successful in growing and maintaining our business with our clients. If our clients or prospects are unable to obtain project financing and we are unable to increase revenues, or otherwise generate cash flows from operations, we will not be able to successfully execute on the various strategies and initiatives we have set forth in this prospectus to grow our business.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within this prospectus.

We have a relatively limited history of operations, a history of losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our ability to service and repay our debt when it comes due and uncertainty about our prospects generally.

We were initially organized as a limited liability company in the State of Colorado on March 20, 2014. In March 2017, we converted into a corporation with the expectation of becoming a public reporting, trading company.

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Following is a summary of our recent historical operating performance:

•	During the nine months ended September 30, 2020, we generated revenue of $16.6 million and incurred a net loss of $4.0 million.
•	During the year ended December 31, 2019, we generated revenue of $24.2 million and incurred a net loss of $8.3 million.
•	During the year ended December 31, 2018, we generated revenue of $20.1 million and incurred a net loss of $3.9 million.
•	During the year ended December 31, 2017, we generated revenue of $12.3 million, and incurred a net loss of $2.6 million.

Our lack of a significant history and the evolving nature of the market in which we operate make it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us suffering further losses. As a result of the foregoing, and concerns regarding the economic impact from COVID-19, an investment in our securities necessarily involves uncertainty about the stability of our operating results, cash flows and, ultimately, our ability to service and repay our debt and our prospects generally.

We had negative cash flow for the fiscal year ended December 31, 2019 and for the nine months ended September 30, 2020.

We had negative operating cash flow of ($2.5) million for the fiscal year ended December 31, 2019 and ($3.0) million for the nine months ended September 30, 2020. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

Our engineering and design services have been used and may continue to be contracted for use in emerging industries that may be subject to quickly changing and inconsistent laws, regulations, practices and perceptions.

Although the demand for our engineering and design services may be negatively impacted depending on how laws, regulations, administrative practices, judicial interpretations, and consumer perceptions develop, we cannot reasonably predict the nature of such developments or the effect, if any, that such developments could have on our business. We will continue to encounter risks and uncertainty relating to our operations that may be difficult to overcome. To do so, we believe it will be important to:

•	Execute our business and marketing strategy successfully;
•	Increase and diversify our client base;
•	Extend our reach to include the global CEA marketplace;
•	Meet client demand with quality, timely services;
•	When appropriate, partner with affiliate marketing companies to explore demand;
•	Leverage initial relationships with existing clients;
•	Enhance the solutions that we offer and focus on continually improving customer service levels; and
•	Attract, hire, motivate and retain qualified personnel.

We may incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

While we have focused significantly on decreasing our operating expenses by reducing variable expenses, employee count, and marketing activities in order to become cash flow positive, such decreases may adversely affect our operating results if we are unable to support the business effectively. In turn, this would have a negative impact on our financial condition and potentially our share price.

We also cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenues do not grow or our gross margins deteriorate substantially, we are likely to continue to experience losses in future periods. Collectively, this may impact our ability to implement our business strategy and adversely affect our financial condition. This potentially would have a negative impact on our share price.

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We may become subject to additional regulation of CEA facilities.

Our engineering and design services are focused on facilities that grow a wide variety of crops that are subject to regulation by the United States Food and Drug Administration and other federal, state or foreign agencies. Changes to any regulations and laws that could complicate the engineering of these CEA facilities, such as waste water treatment and electricity-related mandates, make it possible that potential related enforcement could decrease the demand for our services, and in turn negatively impact our revenues and business opportunities.

Competition in our industry is intense.

There are many competitors in the horticulture industry, including many who offer somewhat categorically similar products and services as those offered by us. There can be no guarantees that in the future other companies will not enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space and acknowledge that we may not be able to establish, or if established to maintain, a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and/or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential clients, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

Our principal stockholders have the ability to significantly influence or control matters requiring a stockholder vote and other stockholders may not have the ability to influence corporate transactions.

As of January 20, 2021, our principal stockholders own approximately 55% of our outstanding common stock, and following this offering, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, will own approximately 37% of our outstanding common stock. As a result, they have the ability to significantly influence the outcome of all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions.

We are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects.

Our success depends, in large degree, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our active senior executive leadership team, including Jonathan Nassar, Mark Doherty, Dan Droller, Brian Zimmerman, and particularly Bradley Nattrass and Richard Akright, have significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the horticulture industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase.

We need to continue to attract and retain key personnel and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of custom-tailored horticulture solutions, we must attract and retain qualified personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

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Our insurance may not adequately cover our operating risk.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

We are dependent upon third-party suppliers of products we sell.

We are dependent on outside vendors for the products we sell. For the year ended December 31, 2019, two vendors, Argus Control Systems Limited (“Argus”), a provider of automated control systems, and Fluence Bioengineering, Inc. (“Fluence”), a provider of lighting systems, were particularly important to our integrated sales solutions. Sales of Fluence’s LED lighting systems accounted for 25% of our consolidated revenue for the year ended December 31, 2019. We use Fluence LED systems in our designs and then sell them to our clients as part of our overall package. While we believe that there are sufficient sources of supply available, if the third-party suppliers, such as Argus or Fluence, were to cease production or otherwise fail to supply us with products in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these products with alternative suppliers, our ability to sell these products would be materially adversely affected. If a sole source supplier was to go out of business, we may be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to us in the future. Any inability to secure required products or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of urban-gro.

As indicated above, we continue to monitor the outbreak of the COVID-19 coronavirus. Should the outbreak continue to become more widespread, it could disrupt the businesses of our industry partners and third-party suppliers, which, in turn, could impact our ability to procure equipment and raw materials from them and thereby negatively impact the business, financial condition, results of operations or our prospects.

We have historically been dependent on a small number of clients for a substantial portion of our annual revenue. If we fail to retain or expand our client relationships, or if a significant client were to terminate its relationship with us or reduce its purchases, our revenue could decline significantly.

One client represented 21% of our total revenue for the year ended December 31, 2019. Another client represented 14% of our total revenue for the year ended December 31, 2018. Our operating results for the foreseeable future could continue to depend on substantial sales to a small number of clients. Our clients have no purchase commitments and may cancel, change or delay purchases with little or no notice or penalty. As a result of this, our revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of any significant client. There can be no assurances that clients who represented a substantial portion of our historical revenue will continue to purchase products from us in the future, which could cause our revenue to decline materially and materially harm our financial condition and results of operations. If we are unable to diversify our client base, we will continue to be susceptible to risks associated with client concentration.

Our business is dependent on our clients obtaining appropriate licenses from various licensing agencies.

Our business is dependent on our clients obtaining appropriate licenses from various licensing agencies. There can be no assurance that any or all licenses necessary for our clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that one of our clients had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect future sales to that client and our operations. There can be no assurance that our existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

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System security risks, data protection breaches, cyber-attacks and systems integration issues could disrupt our internal operations or services provided to clients.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack or otherwise exploit any security vulnerabilities of the products that we may sell in the future. Such disruptions could adversely impact our ability to fulfill orders and interrupt other processes. Delayed sales, lower profits, or lost clients resulting from these disruptions could adversely affect our financial results, stock price and reputation.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against urban-gro relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our business and the value of our common stock.

Our reputation is a valuable component of our business. Threats to our reputation can come from many sources, including adverse sentiment about our industry generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our clients. Negative publicity regarding our business, employees, or clients, with or without merit, may result in the loss of clients, investors and employees, costly litigation, a decline in revenues and increased governmental regulation. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results and the value of our common stock may be materially adversely affected.

We may not be able to successfully identify, consummate or integrate acquisitions or to successfully manage the impacts of such transactions on our operations.

Part of our business strategy includes pursuing synergistic acquisitions. We have expanded, and plan to continue to expand, our business by making strategic acquisitions and regularly seeking suitable acquisition targets to enhance our growth. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; and (vi) the loss or reduction of control over certain of our assets.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

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Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. The benefits from any acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions to which we would not otherwise be exposed. An inability to realize any or all of the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business, results of operations and financial condition.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service and other obligations.

Our indebtedness could have significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, could result in an event of default under the agreements governing our indebtedness;
•	increase our vulnerability to general adverse economic, industry and competitive conditions;
•	limit our ability to borrow additional funds; and
•	limit our financial flexibility.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to our indebtedness and to satisfy any other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting us and our industry, many of which are beyond our control.

Risks Related to this Offering and Ownership of Our Common Stock

An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.

Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol “UGROD” (previously “UGRO”). Trading on the OTCQX marketplace has been infrequent and in limited volume. Although we have applied to list our shares of common stock on Nasdaq in connection with this offering, an active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our certificate of incorporation authorizes us to issue shares of our common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board of Directors (the “Board”) in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

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The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, without the prior written consent of ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the underwriters, we, during the period ending 90 days after the date of this prospectus, and our officers and directors and our 5% or greater stockholders, during the period ending 180 days after the date of this prospectus, have agreed not to or are otherwise restricted in their ability to: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; (2) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (3) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, subject to certain exceptions. ThinkEquity, in its sole discretion, may release the common stock and other securities subject to the lock-up provisions described above in whole or in part at any time with or without notice. See “Underwriting.”

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.

The public offering price of our common stock will be higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our pro forma net tangible book value as of September 30, 2020, giving effect to the 1-for-6 reverse stock split and Bridge Financing transactions subsequent to September 30, 2020, and giving further effect to the issuance and sale of shares of common stock by us at the assumed public offering price of $10.50 per share and the use of $1.0 million of the net offering proceeds to repay outstanding indebtedness under our Credit Agreement, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $8.38 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience future dilution. A total of 39,482 shares of common stock have been reserved for future issuance under our stock-based compensation plans, including our 2019 Equity Incentive Plan. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock-based compensation plans, including our 2019 Equity Incentive Plan.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock, and you may have to sell some or all of your common stock to generate cash flow from your investment.

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If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

Our stock price could be extremely volatile and may decline substantially from the public offering price. As a result, you may not be able to resell your shares at or above the price you paid for them.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Volatility in the market price of our common stock, as well as general economic, market or political conditions, may prevent you from being able to sell your shares at or above the price you paid for your shares and may otherwise negatively affect the liquidity of our common stock. You may experience a decrease, which could be substantial, in the value of your stock, including decreases unrelated to our operating performance or prospects, and you could lose part or all of your investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•	the effect of the COVID-19 pandemic on our business and operations;
•	our ability to generate revenues sufficient to achieve profitability and positive cash flow;
•	competition in our industry and our ability to compete effectively;
•	our ability to attract, recruit, retain and develop key personnel and qualified employees;
•	risks related to laws, regulations and industry standards;
•	reliance on significant clients and third-party suppliers;
•	the ability of our principal stockholders to significantly influence or control matters requiring a stockholder vote;
•	our ability to successfully identify and complete acquisitions and effectively integrate those acquisitions into our operations;
•	our indebtedness and potential increases in our indebtedness; and
•	the other factors described in “Risk Factors.”

In response to any one or more of these events, the market price of shares of our common stock could decrease significantly. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies, as described above. We currently intend to take advantage of each of these exemptions. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used. We could be an emerging growth company until December 31, 2023. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

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Provisions of our certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences determined from time to time by our Board. As of September 30, 2020, none of our preferred shares were currently issued or outstanding. Our Board may, without stockholder approval, issue additional preferred shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations involves significant legal and financial compliance costs, may make some activities more difficult, time-consuming or costly and may increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common stock under an effective Securities Act registration statement, which will occur on December 31, 2023; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of the common stock held by non-affiliates exceeded $700 million as of the end of Q2 of that fiscal year.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition are highly visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We may be subject to additional regulatory burdens resulting from our public listing.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on Nasdaq. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our common stock that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on Nasdaq on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

We may be exposed to currency fluctuations.

Although our revenues and expenses are expected to be predominantly denominated in United States dollars, we may be exposed to currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between the U.S. dollar, the Canadian dollar, the Euro, the Swiss franc, and the currency of other regions in which we may operate may have a material adverse effect on our business, financial condition and operating results. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus, which include, but are not limited to, risks related to the following:

•	the effect of the COVID-19 pandemic on our business and operations;
•	our ability to generate revenues sufficient to achieve profitability and positive cash flow;
•	competition in our industry and our ability to compete effectively;
•	our ability to attract, recruit, retain and develop key personnel and qualified employees;
•	risks related to laws, regulations and industry standards;
•	reliance on significant clients and third-party suppliers;
•	the ability of our principal stockholders to significantly influence or control matters requiring a stockholder vote;
•	our ability to successfully identify and complete acquisitions and effectively integrate those acquisitions into our operations;
•	our indebtedness and potential increases in our indebtedness; and
•	the other factors described in “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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USE OF PROCEEDS

Assuming a public offering price of $10.50 per share, we estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $22.6 million (or $26.1 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by approximately $3.5 million (or $4.0 million if the underwriters exercise their over-allotment option in full), assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, an increase (decrease) of 100,000 shares offered would increase (decrease) the net proceeds to us from this offering by approximately $1.0 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $1.0 million of the net proceeds to repay outstanding indebtedness under our Credit Agreement. As of September 30, 2020, our Credit Agreement bears interest at the annual rate established and designated by the Bank of Nova Scotia as the prime rate, plus 12% per annum (14.5% as of September 30, 2020), and matures on December 31, 2021. See the notes to our financial statements included in this prospectus for additional information.

We intend to use the remaining net proceeds (which will be approximately $21.6 million, or $25.1 million if the underwriters exercise their over-allotment option in full) to support our organic growth, to expand in the European CEA market and for other general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. Although we may, from time to time, evaluate potential strategic investments and acquisitions, we do not have any definitive agreements in place to make any such acquisitions at this current time.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. As a result, our management will have broad discretion over how these proceeds are used. Proceeds held by us will be invested in short-term investments until needed for the uses described above.

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MARKET FOR OUR COMMON STOCK

Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol “UGROD” (previously “UGRO”). Although our shares have been quoted on the OTCQX Marketplace since October 7, 2019, because trading on the OTCQX Marketplace has been infrequent and limited in volume, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. As of January 20, 2021, there were approximately 156 record holders of our common stock.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “UGRO.” However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

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DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis;

•	on a pro forma basis to give effect to the 1-for-6 reverse stock split and Bridge Financing transactions subsequent to September 30, 2020; and

•	on a pro forma as adjusted basis to give further effect to the issuance and sale by us in this offering of 2,380,952 shares of our common stock at an assumed public offering price of $10.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay, and the application of $1.0 million of the net proceeds from this offering to repay outstanding indebtedness under our Credit Agreement as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2020
	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$213,392	$1,063,392	$22,683,392

Capitalization:
Current debt:
Notes payable	$60,000	$60,000	$60,000
Revolving facility	600,000	600,000	600,000
Term loan, net	1,596,280	1,596,280	596,280
Total current debt	2,256,280	2,256,280	1,256,280
Long-term debt:
Related party note payable	1,000,000	–	–
Revolving facility	2,676,493	2,676,493	2,676,493
Term loan, net	88,318	88,318	88,318
Bridge Financing	–	1,850,000	1,850,000
Notes payable	1,020,600	1,020,600	1,020,600
Total long-term debt	4,785,411	5,635,411	5,635,411
Shareholders’ equity:
Preferred stock, $0.10 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	–	–	–
Common stock, $0.001 par value, 100,000,000 shares authorized, 28,272,285 shares issued and outstanding as of September 30, 2020, 4,712,047 shares on a pro forma basis, and 7,092,999 shares on a pro forma as adjusted basis	28,272	4,712	7,093
Additional paid-in capital	14,118,289	14,141,849	36,759,468
Accumulated equity (deficit)	(20,850,508)	(20,850,508)	(20,850,508)
Total shareholders’ equity (deficit)	(6,703,947)	(6,703,947)	15,916,053
Total capitalization	$337,744	$1,187,744	$22,807,744

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A $1.00 increase (decrease) in the assumed public offering price per share of common stock would increase (decrease) the amount of total assets by approximately $3.5 million and total capitalization by approximately $3.5 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) the amount of total assets by approximately $1.0 million and total capitalization by approximately $1.0 million assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Unless we indicate otherwise, all information in this Capitalization section:

•	assumes no exercise by the underwriters of their over-allotment option;

•	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

•	excludes 234,771 shares issuable upon conversion of Bridge Financing notes (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Bridge Financing” for a discussion of the Bridge Financing);

•	excludes 638,277 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $6.30 per share;

•	excludes 202,752 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $13.28 per share; and

•	excludes 39,482 shares of common stock reserved for future issuance pursuant to our 2019 Equity Incentive Plan.

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DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value of our common stock as of September 30, 2020 was ($7.6) million, or ($0.27) per share.

Our pro forma net tangible book value of our common stock as of September 30, 2020 was ($7.6) million, or ($1.61) per share, after giving effect to the 1-for-6 reverse stock split and Bridge Financing transactions subsequent to September 30, 2020.

After giving further effect to the receipt of the net proceeds from our sale of 2,380,952 shares of common stock in this offering at an assumed public offering price of $10.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020, would have been $15.0 million, or $2.12 per share. This represents an immediate increase in pro forma net tangible book value of $3.73 per share to our existing stockholders and an immediate dilution of $8.38 per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed public offering price per share		$10.50
Pro forma net tangible book value per share as of September 30, 2020	$(1.61)
Increase in pro forma net tangible book value per share attributable to this offering	3.73
Pro forma as adjusted net tangible book value per share after this offering		2.12
Dilution in pro forma net tangible book value per share in this offering		$8.38

Each $1.00 increase (decrease) in the assumed public offering price of $10.50 would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.92 per share and the dilution to new investors by $0.92 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 100,000 shares offered would increase (decrease) the pro forma as adjusted net tangible book value by $0.10 per share and the dilution to new investors by $0.10 per share, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $2.48 per share, representing an immediate increase to existing stockholders of $4.09 per share, and immediate dilution to new investors in this offering of $8.02 per share.

The foregoing calculations:

•	assume no exercise by the underwriters of their over-allotment option;
•	assume no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;
•	exclude 234,771 shares issuable upon conversion of Bridge Financing notes (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Bridge Financing” for a discussion of the Bridge Financing);
•	give effect to the 1-for-6 reverse stock split with respect to our common stock, which took effect December 31, 2020;
•	exclude 638,277 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $6.30 per share;
•	exclude 202,752 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $13.28 per share; and
•	exclude 39,482 shares of common stock reserved for future issuance pursuant to our 2019 Equity Incentive Plan.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

The summary consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the summary consolidated balance sheet data as of December 31, 2019 and 2018 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus.

The summary consolidated statements of operations data for the three and nine months ended September 30, 2020 and 2019 and the summary consolidated balance sheet data as of September 30, 2020 are derived from our unaudited interim consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year. Pro forma share and per share amounts presented herein reflect the implementation of the 1-for-6 reverse stock split as if it had occurred at the beginning of the earliest period presented.

	For the	For the	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended	Fiscal Year Ended	Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,	December 31,	December 31,
	2020	2019	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of operations data:
Revenues	$8,359,422	$5,583,064	$16,625,688	$17,056,737	$24,189,803	$20,050,776
Cost of revenues	6,654,134	3,650,965	12,613,461	11,529,448	17,563,594	13,892,025
Gross Profit	1,705,288	1,932,099	4,012,227	5,527,289	6,626,209	6,158,751
Operating expenses	1,853,828	3,324,921	6,502,283	9,581,375	12,486,814	9,959,335
Income (loss) from operations	(148,540)	(1,392,822)	(2,490,056)	(4,054,086)	(5,860,605)	(3,800,584)
Other non-operating income (expense)	(545,741)	(1,416,708)	(1,469,826)	(1,665,318)	(2,489,968)	(95,289)
Net income (loss)	$(694,281)	$(2,809,530)	$(3,959,882)	$(5,719,404)	$(8,350,573)	$(3,895,873)
Income (loss) per share, basic and diluted	$(0.02)	$(0.11)	$(0.14)	$(0.22)	$(0.32)	$(0.16)
Weighted average shares outstanding, basic and diluted	28,888,194	26,175,098	28,706,905	25,772,134	26,318,059	28,848,293
Pro forma income (loss) per share, basic and diluted (unaudited)	$(0.12)	$(0.66)	$(0.84)	$(1.32)	$(1.92)	$(0.96)
Pro forma weighted average shares outstanding, basic and diluted (unaudited)	4,814,699	4,362,516	4,784,484	4,295,356	4,386,343	4,141,382

	As of	As of	As of
	September 30,	December 31,	December 31,
	2020	2019	2018
	(Unaudited)	(Audited)	(Audited)
Balance sheet data
Current assets	$4,586,195	$3,998,205	$3,945,305
Total assets	7,550,138	7,407,692	5,744,764
Current liabilities	9,419,327	12,317,185	9,571,315
Total liabilities	14,254,085	12,416,026	9,571,315
Total stockholders’ deficit	(6,703,947)	(5,008,334)	(3,826,551)
Total liabilities and stockholders’ equity	$7,550,138	$7,407,692	$5,744,764

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with “Selected Historical Consolidated Financial and Other Data” and the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflects our historical results of operations and financial position and does not give effect to the completion of this offering. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. All share and per share amounts presented herein have been restated to reflect the implementation of the 1-for-6 reverse stock split as if it had occurred at the beginning of the earliest period presented, except for amounts presented in the financial statements and related notes included elsewhere in this prospectus.

Overview and History

urban-gro, Inc. (“we,” “us,” “our,” the “Company,” or “urban-gro”) is a leading engineering and design services company focused on the sustainable commercial indoor horticulture market. We engineer and design indoor controlled environment agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into those facilities. Through this work, we create high-performance indoor cultivation facilities for our clients to grow specialty crops, including leafy greens, vegetables, herbs, and plant-based medicines. Our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of indoor growing operations. We also help our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health which establish facilities that allow clients to manage, operate and perform at the highest level throughout their entire cultivation lifecycle once they are up and running.

We aim to work with our clients from inception through design of their project in a way that provides value throughout the life of their facility. We are a trusted partner and advisor to our clients and offer a complete set of engineering and managed services complemented by a vetted suite of select cultivation equipment systems. Outlined below is an example of a complete project with estimated time frames for each phase that demonstrate how we provide value to our clients.

Our indoor commercial cultivation solution offers an integrated suite of services and equipment systems that generally fall within the following categories:

•	Service Solutions:

•	Engineering and Design Services – A comprehensive triad of services including:

i.	Cultivation Space Programming (“CSP”)

ii.	Integrated Cultivation Design (“ICD”)

iii.	Full-Facility Mechanical, Electrical, and Plumbing (“MEP”)

•	A service offering including:

i.	Training Services

ii.	Facility and Equipment Commissioning Services

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•	Integrated Equipment Solutions:

•	Design, Source, and Integration of Complex Environmental Equipment Systems Including Purpose-Built Heating, Ventilation, and Air Conditioning (“HVAC”) solutions, Environmental Controls, Fertigation, and Irrigation Distribution.

•	Value-Added Reselling (“VAR”) of Cultivation Equipment including a Complete line of Lighting and Rolling Benching Systems

•	Strategic Vendor Relationships with Premier Manufacturers

The majority of our clients are commercial CEA cultivators. We believe one of the key points of our differentiation that our clients value is the depth of experience of our employees and our Company. We currently employ 42 individuals. Approximately two-thirds of our employees are considered experts in their areas of focus, and our team includes Engineers (Mechanical, Electrical, Plumbing, Controls, and Agricultural), Professional Engineers, and individuals with Masters Degrees in Plant Science, Horticulture, and Business Administration. As a company, we have worked on more than 300 indoor CEA facilities, and believe that the experience of our team and Company provide clients with the confidence that we will proactively keep them from making common costly mistakes during the build out and operational stages. Our expertise translates into clients saving time, money, and resources, and provides them ongoing access to expertise that they can leverage without having to add headcount to their own operations. We provide this experience in addition to offering a platform of the highest quality equipment systems that can be integrated holistically into our clients’ facilities.

Recent Developments

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. In January 2020, this coronavirus spread to other countries, including the United States, and efforts to contain the spread of this coronavirus intensified. In March 2020, the World Health Organization declared the outbreak of the coronavirus a pandemic. We are a business that supplies other essential businesses with support and supplies necessary to operate and we therefore believe we are an essential business allowed to continue operating under the Stay-At-Home Orders that may be issued by many states and cities. However, as discussed below, we have seen a decrease in revenues for the nine months ended September 30, 2020, a portion of which was the result of clients deferring spending due to the impacts of COVID-19. The extent to which the COVID-19 pandemic impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact. The outbreak and any preventative or protective actions that governments or we may take in respect of COVID-19 may result in a period of business disruption, reduced client business and reduced operations.

Due to the uncertainty and adverse impact on our operations and financial condition resulting from the outbreak of COVID-19, we took the following actions:

•	In March 2020, we began executing a substantial reduction in discretionary marketing and general & administrative expenses.

•	On March 30, 2020, we reduced our headcount by 13 people (27%), from 48 to 35, by terminating ten employees and furloughing three other employees, including one member of our leadership team.

•	Effective April 6, 2020, we reduced compensation for almost every remaining employee, including a 20% reduction for the senior members of our leadership team.

•	Effective July 27, 2020, the reduced compensation for everyone other than the leadership team was reinstated. Effective September 7, 2020, the reduced compensation for the leadership team was reinstated.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within this prospectus.

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Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”)

On March 27, 2020, the CARES Act was enacted. The CARES Act is an approximate $2 trillion emergency economic stimulus package passed in response to the coronavirus outbreak. The CARES Act, among other things, includes broad sweeping provisions such as direct financial assistance to Americans in the form of one-time payments to individuals; aid to businesses in the form of loans and grants; and efforts to stabilize the U.S. economy and keep Americans employed in general. On April 16, 2020, we received a loan in the amount of $1,020,600 under the Paycheck Protection Program (“PPP”) of the CARES Act. The PPP provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. On June 5, 2020, the Paycheck Protection Program Flexibility Act of 2020 (the “PPPFA”) was enacted. The PPPFA extended the covered period of the loans under the PPP from eight weeks to 24 weeks from the origination date of the loan, or December 31, 2020, whichever is earlier. Therefore, the PPP now provides a mechanism for forgiveness of up to the full amount borrowed after 24 weeks as long as the borrower uses the loan proceeds during the 24-week period after the loan origination for eligible purposes, including payroll costs, certain benefits costs, rent and utilities costs or other permitted purposes, and maintains its payroll levels, subject to certain other requirements and limitations. The amount of loan forgiveness is subject to reduction, among other reasons, if the borrower terminates employees or reduces salaries during the 24-week period. The interest rate on the loan is 1.0% per annum. The PPPFA also extended the deferment period for principal and interest payments on PPP loans from six months to ten months. Therefore, the payments of principal and interest under our PPP loan are deferred for ten months from the final day of the loan forgiveness period (the “Deferral Period”). Although the Company believes the PPP loan proceeds were used in accordance with the CARES Act guidance, the Company has not yet determined if any of the PPP loan is subject to forgiveness and has therefore continued to show the entire PPP loan as an obligation on its financial statements. Any unforgiven portion of the PPP loan is payable over the two-year term, with payments deferred during the Deferral Period. The Company may elect to prepay the unforgiven loan at any time without payment of any premium.

Bridge Financing

On December 15, 2020, we signed a $1,854,500 convertible note (the “Notes”) bridge financing (the “Bridge Financing”). The Bridge Financing is a combination of $1,354,500 received on November 20, 2020, and an additional $500,000 received on December 15, 2020. The Bridge Financing was raised by a combination of our Board of Directors, our current investors and two new institutional funds. In connection with the Bridge Financing, an outstanding $1,000,000 promissory note and $4,500 interest accrued thereon was converted into a Note. The Notes were issued in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes carry interest at the rate of 12% and mature on December 31, 2021. The Notes will be mandatorily converted upon the closing of a sale of the securities of the Company, whether in a private placement or pursuant to an effective registration statement under the Securities Act, resulting in at least $2,500,000 of gross proceeds to the Company (a “Qualified Offering”). In the event of a Qualified Offering, the outstanding principal and interest of the Notes will be converted into the identical security issued at such Qualified Offering at 75% of the per security price paid by investors in connection with the Qualified Offering. Further, at any time after the one hundred twentieth (120th) day following the Issuance Date (as defined therein), and with five (5) business days advanced written notice to the Company, the Notes may be converted into a number of shares of the Company’s common stock, par value $0.001, equal to the number derived by dividing (a) the principal amount of the Note plus any accrued and unpaid interest through the date of conversion by (b) the Alternative Conversion Price (as defined therein). This offering would be deemed a Qualified Offering and the Notes, excluding accrued interest, would convert into 234,771 shares of our common stock at an assumed offering price of $10.50 per share.

Preliminary Financial Results for the Three Months and Year Ended December 31, 2020 (preliminary and unaudited)

These operating results reflect our preliminary estimates with respect to the results for the three months and year ended December 31, 2020, which are based on currently available information and are subject to change. Our financial closing procedures for the three months and year ended December 31, 2020 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from these preliminary estimates. These preliminary estimates should not be viewed as a substitute for interim financial statements prepared in accordance with GAAP.

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These preliminary operating results have been prepared by, and are the responsibility of, our management. Our auditor, BF Borgers CPA PC, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to these preliminary results. Accordingly, BF Borgers CPA PC does not express an opinion or any other form of assurance with respect thereto.

We expect our preliminary and unaudited revenue for the three months ended December 31, 2020 to be between $9.0 million and $9.3 million, which would represent an increase of at least 26% from revenue of $7.1 million reported for the three months ended December 31, 2019. Preliminary and unaudited revenue for the year ended December 31, 2020 is expected to be between $25.6 million and $25.9 million, compared to $24.2 million reported for the year ended December 31, 2019. This expected increase in revenue was driven by an increase in the shipment of complex environmental equipment systems and sales of other cultivation equipment predominantly tied to design contracts signed. We are entering 2021 with in excess of $14.0 million of contractually committed orders for environmental and cultivation equipment systems for which revenue has not been recognized.

We expect our preliminary and unaudited net loss for the three months ended December 31, 2020 to be between negative ($1.7) million and negative ($1.4) million, which would represent an improvement of at least $0.9 million from net loss of negative ($2.6) million reported for the three months ended December 31, 2019. This expected improvement in net loss is driven by reductions in operating expenses and increased gross profit. Preliminary and unaudited net loss for the year ended December 31, 2020 is expected to be between negative ($5.7) million and negative ($5.4) million, which would represent an improvement of at least $2.7 million from net loss of negative ($8.4) million reported for the year ended December 31, 2019. This expected improvement in net loss is driven by a reduction in operating expenses.

In addition, we expect to achieve positive Adjusted EBITDA for the three months ended December 31, 2020, with Adjusted EBITDA for the year ended December 31, 2020 expected to be between negative ($0.9) million and negative ($0.7) million, which would represent an improvement of at least $2.3 million from Adjusted EBITDA of negative ($3.3) million reported for the year ended December 31, 2019. See “—Non-GAAP Financial Measures” for a discussion of how we calculate Adjusted EBITDA.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the nine months and the three months ended September 30, 2020 and 2019 and (ii) the years ended December 31, 2019 and 2018. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this prospectus.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

During the nine months ended September 30, 2020, we generated revenues of $16.6 million compared to revenues of $17.1 million during the nine months ended September 30, 2019, a decrease of $0.5 million, or 3%. Product sales revenue increased $0.6 million primarily due to an increase in cultivation equipment sales while services revenue decreased $1.1 million primarily due to a decrease in the average size of the facilities being designed. A portion of the decrease in revenues was the result of clients deferring spending due to the impacts of COVID-19. As a result of the deferred spending, many of the completion dates in our client contracts were extended, but no contracts were lost. We signed 57 new engineering design project contracts in the nine-month period ended September 30, 2020, including six new projects in Europe, and secured our first horticulture commissioning project, an East Coast based lettuce facility.

During the nine months ended September 30, 2020, cost of revenues was $12.6 million compared to $11.5 million during the nine months ended September 30, 2019, an increase of $1.1 million, or 9%. This increase is attributable to an increase in revenue from our lower margin product equipment sales and a reduction in our higher margin services revenue.

Gross profit was $4.0 million (24% of revenue) during the nine months ended September 30, 2020 compared to $5.5 million (32% of revenue) during the nine months ended September 30, 2019. Gross profit as a percentage of revenue decreased due to a revenue mix shift in the current period favoring product versus services revenue as noted above.

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Operating expenses decreased by $3.1 million, or 32%, to $6.5 million for the nine months ended September 30, 2020 compared to $9.6 million for the nine months ended September 30, 2019. The decrease in operating expenses was comprised of a $2.0 million reduction in general operating expenses, mainly due to reduced salary and travel expenses, a $0.7 million reduction of marketing related expenses, and a $0.2 million reduction in stock-based compensation expense.

Non-operating expenses decreased $0.2 million to $1.5 million for the nine months ended September 30, 2020, compared to $1.7 million for the nine months ended September 30, 2019. Interest expense, excluding $0.8 million related to the amortization of convertible debentures in the nine months ended September 30, 2019, increased $0.7 million due to the increase in debt over the comparable periods. For the nine months ended September 30, 2020 and 2019, the Company recognized an impairment loss of $0.3 million and $0.5 million, respectively, related to the investment in Total Grow Holdings LLC (d/b/a Total Grow Control, LLC) (“TGH”). The Company also incurred a $0.2 million expense for contingent consideration from the acquisition of Impact during the nine months ended September 30, 2020.

As a result of the above, we incurred a net loss of ($4.0) million for the nine months ended September 30, 2020, or a net loss per share of ($0.84), compared to a net loss of ($5.7) million for the nine months ended September 30, or a net loss per share of ($1.32).

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

During the three months ended September 30, 2020, we generated revenues of $8.4 million compared to revenues of $5.6 million during the three months ended September 30, 2019, an increase of $2.8 million, or 50%. Product sales revenue increased $3.3 million primarily due to an increase in cultivation equipment sales while services revenue decreased $0.5 million primarily due to a decrease in the average size of facilities being designed. We signed 15 new engineering design project contracts in the three-month period ended September 30, 2020.

During the three months ended September 30, 2020, cost of revenues was $6.7 million compared to $3.7 million during the three months ended September 30, 2019, an increase of $3.0 million, or 82%. This increase is attributable to an increase in revenue from our lower margin product equipment sales and a reduction in our higher margin services revenue.

Gross profit was $1.7 million (20% of revenue) during the three months ended September 30, 2020 compared to $1.9 million (35% of revenue) during the three months ended September 30, 2019. Gross profit as a percentage of revenue decreased due to a revenue mix shift in the current period favoring product versus services revenue as noted above.

Operating expenses decreased by $1.4 million, or 42%, to $1.9 million for the three months ended September 30, 2020 compared to $3.3 million for the three months ended September 30, 2019. The decrease in operating expenses was comprised of a $1.0 million reduction in general operating expenses mainly due to reduced salary and travel expenses, a $0.3 million reduction of marketing related expenses, and a $0.1 million reduction in stock-based compensation expense.

Non-operating expenses decreased $0.9 million to $0.5 million for the three months ended September 30, 2020, compared to $1.4 million for the three months ended September 30, 2019. Interest expense, excluding $0.8 million related to the amortization of convertible debentures in the nine months ended September 30, 2019, increased $0.3 million due to the increase in debt over the comparable period. In the three months ended September 30, 2019 the Company recorded a $0.5 million impairment loss related to TGH. The Company incurred a $0.2 million expense for contingent consideration from the acquisition of Impact during the three months ended September 30, 2020.

As a result of the above, we incurred a net loss of ($0.7) million for the three months ended September 30, 2020, or a net loss per share of ($0.12), compared to a net loss of ($2.8) million for the three months ended September 30, 2019, or a net loss per share of ($0.66).

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

During the year ended December 31, 2019, we generated revenues of $24.2 million compared to revenues of $20.1 million during the year ended December 31, 2018, an increase of $4.1 million (21%). While this increase was partially attributable to the demand for our solutions, we believe that our increased marketing efforts and industry demand for large, environmentally controlled, grow facilities primarily contributed to the increase in our revenues. The increase in revenue primarily resulted from an increase of $4.3 million in sales of cultivation equipment, an increase of $2.2 million in professional services, an increase of $0.8 million in environmental sciences revenues offset by a decrease in sales of complex equipment systems and other revenue of $3.2 million. The overall increase in our revenues was primarily driven by an increase in the number of sales that we generated.

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In 2019, we implemented a strategic initiative to more closely align with our clients and sell an all-encompassing enterprise platform solution. This solution is a full service consultative integrated facility package for interior cultivation design. Supporting this directive, for the year ended December 31, 2019, the Company secured engineering design service contracts for 76 projects, totaling 1,914,030 square feet.

Cost of sales increased to $17.6 million during the year ended December 31, 2019, compared to $13.9 million during the year ended December 31, 2018, an increase of $3.7 million (27%). This increase was directly related to an increase in revenue from our lower margin equipment sales, change in salary allocation, and an increase in payables for contractors related to our design services.

Gross profit increased to $6.6 million (27% of revenue) during the year ended December 31, 2019, compared to $6.2 million (31% of revenue) during the year ended December 31, 2018. Gross profit as a percentage of revenue decreased due to increased sales of lower margin products, primarily lighting systems, during 2019.

Operating expenses increased to $12.5 million for the year ended December 31, 2019, compared to $10.0 million for the year ended December 31, 2018, an increase of $2.5 million (25%). General and administrative expense, excluding amortization of broker issuing costs and broker warrants associated with our offering of convertible debentures of $0.4 million, increased by $1.5 million (19%), due primarily to our expanding work force. Many of our new employees are members of management, hold advanced degrees, and are experts in their area of focus, which increased compensation expense. Stock compensation expense increased by $0.6 million primarily as a result of the timing of vesting of stock grants and stock options previously issued under our stock grant and stock option programs.

Interest expense, excluding amortization related to the convertible debentures of $1.3 million in the year ended December 31, 2019, was $0.7 million compared to $0.1 million incurred during the year ended December 31, 2018, as a result of increased debt.

As a result of the above, we incurred a net loss of ($8.4) million for the year ended December 31, 2019, or a net loss per share of ($1.92), compared to a net loss of ($3.9) million for the year ended December 31, 2018, or a net loss per share of ($0.96).

Non-GAAP Financial Measures

The Company uses the supplemental financial measure of Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) as a measure of our operating performance. Adjusted EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and it is not a substitute for other measures prescribed by GAAP such as net income (loss), income (loss) from operations, and cash flows from operating activities. We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, foreign exchange gains/losses, and stock-based compensation that we do not believe reflect our core operating performance.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our operating performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

The following table reconciles net loss attributable to the Company to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
Net Loss	$(694,281)	$(2,809,530)	$(3,959,882)	$(5,719,404)	$(8,350,573)	$(3,895,873)
Interest expense	393,158	125,733	1,057,501	374,850	704,230	119,961
Interest expense – amortization of convertible debentures	–	796,233	–	796,233	1,333,520	–
G&A – amortization of convertible debentures	–	167,834	–	167,834	432,578	–
Impairment loss	–	506,000	310,000	506,000	505,766	–
Stock-based compensation	399,258	509,219	1,391,807	1,606,355	1,830,426	1,245,826
Contingent consideration – purchase price	155,000	–	155,000	–	–	–
Depreciation and amortization	61,339	73,928	181,750	193,956	266,476	154,136
Adjusted EBITDA	$314,474	$(630,583)	$(863,824)	$(2,074,176)	$(3,277,577)	$(2,375,950)

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Adjusted EBITDA for the nine months ended September 30, 2020 was a negative ($0.9) million, compared to a negative ($2.1) million for the nine months ended September 30, 2019, due to the offsetting effects of reduced operating expenses and reduced gross profit. Adjusted EBITDA for the three months ended September 30, 2020 was $0.3 million compared to a negative $0.7 million for the three months ended September 30, 2019, due primarily to reduced operating expenses.

Adjusted EBITDA for the year ended December 31, 2019 was a negative ($3.3) million, compared to a negative ($2.4) million for the year ended December 31, 2018, due to an increase in operating expenses primarily due to our expanding workforce when compared to the prior year.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

Liquidity and Capital Resources

September 30, 2020 Compared to December 31, 2019

As of September 30, 2020, we had cash of $213,392, which represented a decrease of $235,311 from December 31, 2019.

Since inception, we have incurred significant operating losses and have funded our operations primarily through issuances of equity securities, debt, and operating revenue. As of September 30, 2020, we had an accumulated deficit of $20,850,508, a working capital deficit of $4,833,132, and negative stockholders’ equity of $6,703,947. Our ability to generate sufficient revenues to pay our debt obligations and accounts payable when due remains subject to risks and uncertainties. These risks and uncertainties raise substantial doubt about our ability to continue as a going concern within one year after the date that the condensed consolidated financial statements in connection with this prospectus were issued. The condensed consolidated financial statements included in this prospectus have been prepared on a going concern basis and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might result from the outcome of this uncertainty. Our ability to continue as a going concern is dependent upon, among other things, our ability to generate revenue, control costs and raise capital. Such capital, however, may not be available, if at all, on terms that are acceptable to us.

As described in the notes to the condensed consolidated financial statements included in this prospectus, on February 21, 2020, we entered into the letter agreement by and among us, as borrower, urban-gro Canada Technologies Inc. and Impact Engineering, Inc., as guarantors, the lenders party thereto, and Bridging Finance Inc., as administrative agent for the lenders (the “Credit Agreement”), providing for a senior secured demand term loan facility in the amount of C$2.7 million ($2.0 million) and a demand revolving credit facility of up to C$5.4 million ($4.0 million). Our failure to obtain additional debt or equity financing in the future could have a negative impact on our ability to continue as a going concern or to grow and expand our operations, which will have a negative impact on our anticipated results of operations. As of September 30, 2020, we had no availability under the revolving credit facility.

If we do not raise enough funds from a financing, or generate sufficient operating cash flow, or if additional expenditures and acquisitions are identified and we cannot use our securities as compensation, we will need additional funding to continue to implement our business plan and to execute our strategic initiatives. Other than the availability pursuant to the revolving credit facility described above, we do not currently have an agreement with any third party to provide us with such financing and there can be no assurances that we will be able to raise any capital on commercially reasonable terms, or at all. If we require additional capital and are unable to raise the same, it could have a material negative impact on our results of operations.

Net cash used in operating activities was $3.0 million during the nine months ended September 30, 2020, compared to $0.1 million used for the nine months ended September 30, 2019. Operating cash has been positively impacted from an increase in client deposits as demand for our services and equipment solutions increased in the nine months ended September 30, 2020. At September 30, 2020, we had $4.1 million in client deposits related to client orders, which compared favorably to client deposits of $2.9 million as of December 31, 2019. We require prepayments from clients before any design work is commenced and before any material is ordered from the vendor. These prepayments are booked to the client deposits liability account when received. Our standard policy is to collect the following before action is taken on a client order: 50% deposit; and the remaining 50% payment made prior to shipping. We expect client deposits to be relieved from the deposits account no longer than 12 months for each project. We do not have trade payable terms with most of our vendors and as a result, we are required to prepay a portion or all of the total order. At September 30, 2020, we had $1.1 million in accounts payable, compared to $3.8 million at December 31, 2019.

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Net cash used in investing activities was $0.1 million for the nine months September 30, 2020, compared to $0.9 million during the nine months ended September 30, 2019. Historically, cash has been used to increase our investments in strategic partnerships and to acquire property and equipment. We do not anticipate using significant cash in the future to invest in strategic partnerships. We will continue to have ongoing needs to purchase property and equipment to maintain our operations. We had no material commitments for capital expenditures as of September 30, 2020.

Net cash provided by financing activities was $2.9 million for the nine months ended September 30, 2020, compared to $3.3 million during the nine months ended September 30, 2019. Cash provided from financing activities during the nine months ended September 30, 2020 primarily relates to $5.3 million in proceeds received from the issuance of debt and a $1.0 million long-term loan, offset by $2.8 million used in the repayment of notes payable and $0.6 million in financing fees related to the issuance of debt.

December 31, 2019 Compared to December 31, 2018

As of December 31, 2019, we had cash of $448,703, which represented a decrease of $730,149 from December 31, 2018.

Since inception, we have incurred significant operating losses and have funded our operations primarily through issuances of equity securities, debt, and operating revenue. As of December 31, 2019, we had an accumulated deficit of $16,890,626, a working capital deficit of $8,318,980, and negative stockholders’ equity of $5,008,334.

Effective January 9, 2019, we executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front”), whereby 4Front agreed to act as our exclusive placement agent in connection with a private placement offering. Beginning in March 2019, 4Front initiated an offering of up to $6.0 million from the sale of units, with each unit consisting of a $1,000 Convertible Debenture and Common Stock Purchase Warrants to purchase 207.46 shares of our Common Stock at $3.00 per share for a period of two years from the purchase date. The debentures were due May 31, 2021 and bore interest at 8%, compounded annually, with interest due at maturity. On October 16, 2019, the $2.6 million in debentures plus $92,037 in accrued interest were converted into 1,102,513 shares of common stock at $2.41 per share pursuant to their terms as a result of our registration of the securities on a registration statement that was declared effective on such date. The warrants contain a mandatory exercise provision if the weighted average share price of our common stock exceeds $5.00 per share for a period of five consecutive days.

Net cash used in operating activities was $2.5 million during the year ended December 31, 2019, compared to $2.3 million for the year ended December 31, 2018. Operating cash was positively impacted from an increase in deposits as our business continued to grow. At December 31, 2019, we had $2.9 million in deposits related to client orders. At December 31, 2019, we had $1.3 million in prepayments and advances, primarily comprised of prepayments to vendors to initiate orders.

Net cash used in investing activities was $1.1 million for the year ended December 31, 2019, compared to $1.3 million during the year ended December 31, 2018. We had no material commitments for capital expenditures as of December 31, 2019.

Net cash provided by financing activities was $2.9 million for the year ended December 31, 2019, compared to $3.1 million during the year ended December 31, 2018. Cash provided from financing activities during the year ended December 31, 2019 primarily related to $2.6 million in proceeds we received from our offering of units in addition to a short term note payable for $1.0 million.

In October 2018, we issued a $1.0 million unsecured note payable to Cloud9 Support, Inc. (“Cloud9”), an entity owned by James Lowe, a director, which became due April 30, 2019. The loan had a one-time origination fee of $12,500. Interest accrued at the rate of 12% per annum and was paid monthly. As additional consideration for the loan we granted Mr. Lowe, as designee for Cloud9, an option to purchase 30,000 shares of our common stock at an exercise price of $1.20 per share, which option is exercisable for a period of five years. The loan is guaranteed by Mr. Nattrass, our CEO, a director and one of our principal shareholders, and by Mr. Gutierrez, one of our principal shareholders, and a former officer and director of the Company. The due date for the note payable was extended in May 2019 to December 31, 2019 and the interest rate was decreased to 9% per year. In consideration for Cloud9 extending the maturity date of the note and reducing the interest rate, we agreed to issue 10,000 shares of our common stock to Mr. Lowe, as designee for Cloud9. In December 2019, in connection with our entry into the facilities under the Credit Agreement, the due date for the note payable was extended to December 31, 2021, and we agreed to issue Mr. Lowe, as designee for Cloud9, an additional 100,000 shares of common stock in exchange for this extension and his agreement to subordinate the loan to the obligations underlying the facilities.

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Gross debt, excluding operating leases, was $3.8 million and $3.5 million as of December 31, 2019 and December 31, 2018, respectively. This represents an increase in gross debt of $0.3 million primarily due to a $0.7 million short term note payable offset by principal paydowns.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the nine months ended September 30, 2020.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 2 — “Summary of Significant Accounting Policies,” in the Company’s consolidated financial statements included in this prospectus. During the nine months ended September 30, 2020, there were no material changes made to the Company’s significant accounting policies.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

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BUSINESS

History

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a Colorado corporation and exchanged shares of our common stock for every member interest issued and outstanding on the date of conversion. On October 29, 2020, we reincorporated as a Delaware corporation.

Our website is www.urban-gro.com, which contains a description of our Company and products. In addition, we also maintain a branded technology product website at www.soleiltech.ag. Such websites and the information contained on such websites are not part of this prospectus.

Overview

urban-gro, Inc. is a leading engineering and design services company focused on the sustainable commercial indoor horticulture market. We engineer and design indoor controlled environment agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into those facilities. Through this work, we create high-performance indoor cultivation facilities for our clients to grow specialty crops, including leafy greens, vegetables, herbs, and plant-based medicines. Our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of indoor growing operations. We also help our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health which establish facilities that allow clients to manage, operate and perform at the highest level throughout their entire cultivation lifecycle once they are up and running.

Since commencing business in March 2014, we have introduced new equipment solutions, products and services to the CEA market, expanded our ongoing operations across North America, and most recently, we have entered into several engagements in Europe, and we plan on opening a headquarters office in Europe.

The majority of our clients are commercial CEA cultivators. We believe one of the key points of our differentiation that clients value is the depth of experience of our employees and our Company. We currently employ 42 individuals. Approximately two-thirds of our employees are considered experts in their areas of focus, and our team includes Engineers (Mechanical, Electrical, Plumbing, Controls, and Agricultural), Professional Engineers, and individuals with Masters Degrees in Plant Science, Horticulture, and Business Administration. As a company, we have worked on more than 300 indoor CEA facilities, and believe that the experience of our team and Company provide clients with the confidence that we will proactively keep them from making common costly mistakes during the build out that impact operational stages. Our expertise translates into clients saving time, money, and resources through expertise that they can leverage without having to add headcount to their own operations. We provide this experience in addition to offering a platform of the highest quality equipment systems that can be integrated holistically into our clients’ facilities.

Our Services and Integrated Equipment Solutions

We aim to work with our clients from inception through design of their project in a way that provides value throughout for the life of their facility. We are a trusted partner and advisor to our clients and offer a complete set of engineering and managed services complemented by a vetted suite of select cultivation equipment systems. Outlined below is an example of a complete project with estimated time frames for each phase that demonstrate how we provide value to our clients.

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Our indoor commercial cultivation solution offers an integrated suite of services and equipment systems that generally fall within the following categories:

•	Service Solutions:

•	Engineering and Design Services – A comprehensive triad of services including:

i.	Cultivation Space Programming (“CSP”)

ii.	Integrated Cultivation Design (“ICD”)

iii.	Full-Facility Mechanical, Electrical, and Plumbing (“MEP”)

•	A service offering including:

i.	Training Services

ii.	Facility and Equipment Commissioning Services

•	Integrated Equipment Solutions:

•	Design, Source, and Integration of Complex Environmental Equipment Systems

•	Value-Added Reselling (“VAR”) of Cultivation Equipment Systems

•	Strategic Vendor Relationships with Premier Manufacturers

Service Solutions

Engineering and Design Services

As a leader in indoor CEA facilities, we provide our clients with service offerings that span from engineering design to the operational stages of the facility. Our engineering and design services offering includes three engagements: CSP, ICD, and MEP.

•	CSP revolves around early-stage engagement with stakeholders and provides for a basis of design that optimizes for interactions between people, plants and processes, saving stakeholders money and time, immediately and in the future, through smart, informed decision-making.
•	ICD revolves around professionally designed layouts for climate control, fertigation, benching, air flow and lighting, together ensuring optimal space utilization and product performance. These detailed plans are taken through the Construction Document stage and are leveraged by our clients to efficiently solicit contractor bids.
•	MEP engineering design focuses on the gross square footage of the building, not just the cultivation space, which in turn eliminates the “gap” between cultivation systems and the building systems. We provide engineered construction contract documents for mechanical, heating, ventilation, and air conditioning (“HVAC”), plumbing and electrical systems required for the building permits necessary to obtain a Certificate of Occupancy.

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Our Service Offering

We provide value for clients in the form of facility commissioning and staff training. Combined, this solution focuses on the troubleshooting, tuning, and support of a myriad of cultivation systems and equipment while further providing guidance for client interactions with tradespeople working on HVAC, electrical, and plumbing in the facility.

Many of the current service options available to clients are isolated to vendors providing post-sale service for a single piece of equipment – whereas our service has a cultivation-level view of the complex system made up by each piece of equipment.

Training Services. Complex cultivation systems encompass a multitude of variables and environment readings such as temperature, relative humidity, vapor pressure differential (VPD), electrical conductivity (EC), pH, network status, light status, photosynthetically active radiation, sunrise/sunset modules, CO2, HVAC status, fan status, vents (including windward and leeward), shades, network status and flow rates. In our CEA world there is a scarcity of skilled labor which impedes our clients’ ability to drive operating proficiency across their teams. Our engineering team uses a series of tools and processes to ensure clients are proactive in preventing equipment downtime, can operate all equipment and processes fluently, and have expert support in resolving potential issues. These services range from equipment standard operating procedure (“SOP”) libraries to staff training sessions. With a unique knowledgebase acquired from both our commissioning and training for a wide breadth of cultivation equipment, we provide our clients’ teams with the skills to minimize equipment downtime and optimize processes in their facilities.

Facility and Equipment Commissioning Services. Today’s cultivation systems are custom designed and extremely complex. Our team of project managers and engineers supports the installation process by coordinating with a client’s engineers and stakeholders to avoid project bottlenecks while supporting construction trades. Our commissioning team ensures that the equipment is installed according to the design and operates per the defined manufacturer specifications.

Program Overview and Pricing. We estimate that, on average and depending on the crop, CEA facilities can lose up to $10,000 per 1,000 square feet of canopy per day when offline – our training services are centered around proactively minimizing this potential loss for a fraction of the cost. Our clients are best described as automation- and margin-focused and have an understanding of the importance of preventing downtime in their facilities.

Related-Party Hardware and Software Platforms. Since initially collaborating with California-based Edyza Corporation (“Edyza”) in 2018, our multiple investments have culminated into a 19.5% equity position in Edyza. Edyza’s IoT platform employs a robust, high performance, proprietary, tree-mesh wireless network topology and utilizes wireless hardware sensors to acquire data within the cultivation environment. Our training services can help clients utilize the data garnered from these sensors to provide a high-resolution understanding of what’s happening within a client’s facility through detailed multi-point information on temperature, humidity, barometric pressure, soil moisture, and electrical conductivity.

Integrated Equipment Solutions

While our engineers design most of the complex equipment systems that are then integrated into a CEA facility, we also provide consultative reselling of more common solutions that we integrate into the overall design. For CEA, the environmental goal is to maintain a stable and consistent VPD according to the client’s priorities through environmental control of relative humidity and temperature during all stages of growth. There are four main variables in CEA that affect plant growth (and can impact VPD): (i) water and nutrients; (ii) environmental control; (iii) CO2; and (iv) lighting.

Design, Source, and Integration of Complex Environmental Equipment Systems

Complex Environment Systems for CEA include the integration of environmental controls, fertigation and irrigation distribution, a complete line of water treatment and wastewater reclamation systems, and purpose-built HVAC equipment systems.

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The most significant variable of interest in a CEA facility is the control of the environment, which is accomplished through the integration of both environmental controls and the purpose-built HVAC system. Without proper design, the environmental control system is the most influential variable in terms of temperature and relative humidity control within an indoor agriculture space. With properly designed equipment, the environmental controls variable is less volatile, enabling efficient growing conditions.

Purpose-built HVAC equipment systems will provide a more stable environment, maximize plant health and yields, minimize crop loss, minimize utility costs, save on capital equipment, and maximize sustainability. Additionally, private studies of a partner comparing purpose-built HVAC environmental controls equipment to standard commercial HVAC and dehumidification, found increased crop yields with purpose-built equipment.

VAR of Cultivation Equipment Systems

We act as an experienced VAR to our clients when selling vetted best-in-class commercial horticulture lighting solutions, rolling and automated container benching systems, specialty fans, and microbial mitigation and odor reduction systems. The acquired knowledge of how each of these systems work in combination with and in tangent to the overall ecosystem is a significant benefit that our engineers and product experts offer to our clients. Not only are many competing products reviewed in each category with the intention of vetting the best solution, we continually search out and review competing technologies to ensure that only the best-in-class equipment systems are integrated into our projects. As such, we believe it will be imperative to maintain and to continue to develop close relationships with both existing and new leading technology and manufacturing providers.

Today, we typically do not sell any cultivation equipment systems individually as a one-time sale. Virtually all equipment sales are sold as part of a larger all-encompassing project solution that spans over a 12 to 18 month period and includes engineering design and the sale of both custom complex and more standard equipment systems.

Strategic Vendor Relationships with Premier Manufacturers

We work closely with leading technology and manufacturing providers to deliver an integrated solution designed to achieve the stated objectives of our clients. Although we have numerous provider relationships, three vendors are particularly important to our solution: Fluence, Argus, and Desert Aire, LLC (“Desert Aire”).

•	Fluence’s LED-based lighting systems are designed to provide high levels of photosynthetically active radiation ideal for commercial cultivation and research applications. From sole-source indoor grow lighting to supplemental greenhouse lighting, Fluence custom tailors the light spectrum and form-factors to optimize plant growth and increase yields while consuming less energy and reducing operating costs as compared to legacy technologies.

o	After working closely together since early 2019, we have demonstrated our value to Fluence by engaging with clients, and introducing their product range, up to 18 months prior to facility start-up.

o	Building on this success, in the second quarter of 2020, we signed an exclusive two-year global System Integrator Agreement with Fluence.

•	Argus provides automated control systems for the horticulture and aquaculture industries. Argus systems provide three essential functions: (i) fully integrated equipment control; (ii) advanced monitoring and alarms; and (iii) comprehensive crop and environmental data acquisition and management information. Argus capabilities include facilities automation and specialty monitoring and control applications to support the needs of cultivators. Argus’ systems are used in horticulture and biotechnology research facilities, universities, aquaculture and aquaponics, and many other custom control applications at sites throughout the world.

o	In the fourth quarter of 2019, we renewed our multi-year strategic agreement with Argus to provide cultivators in North America with industry-leading, plant-centric solutions for environmental control, automation, and nutrient management.

o	We have worked with Argus on over 50 projects and the extended agreement demonstrates both companies’ commitment to client success through early and ongoing collaboration with cultivators throughout their project lifecycles.

•	Desert Aire manufactures commercial and industrial humidity and climate control systems, including their purpose-built GrowAire™ solution which has been designed specifically to meet the sensible and latent needs of indoor growing climates in the CEA space.

o	In the first quarter of 2020, we signed an agreement with Desert Aire to be a Systems Integration National Account within the agriculture market.

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We have not experienced any material changes in the availability of equipment systems and products from Fluence, Argus, or Desert Aire.

Sales And Marketing Strategy

Sales Overview

Our sales team is comprised of one Executive Vice President, one Director of Enterprise Solutions, three Directors of Sales, one Sales Operations Manager, and one Sales Associate. The Directors of Sales, serving as “relationship ambassadors,” are located across the United States and are tasked with cultivating leads, generating and supporting sales, and managing client relationships.

With the experience garnered from providing engineering and design services to over 300 CEA projects, and our continued research on finding best-in-class complex equipment solutions, our clients choose to work with us because our team custom tailors a solution to address the client’s unique combination of process flow, complex environmental systems, cultivation equipment solutions, and any potential sensitivities of the crop.

When potential clients express an interest in our solution, we provide them with a technical expert, referred to as a sales engineer, who can quickly and effectively explain a proposed solution to resolve the client’s specific challenges. We believe this technical sales process requires true segment expertise, which we also believe has not been readily available to indoor cultivators. Our team includes talented and experienced individuals including licensed Professional Engineers, as well as individuals with Masters Degrees in Business Administration, Plant Science, Horticulture, and post-secondary degrees in Environmental Science, Horticulture, Agricultural Engineering, and Electrical/Mechanical/Controls Engineering. We leverage these technical experts in their areas of expertise to continually find and vet what we believe are the best-in-class solutions, and then educate and inform our clients on best solution use and techniques.

In addition to leads generated from the execution of our marketing strategy, for additional new business opportunities, we focus on referrals generated from our relationships with industry partners and from contract referral agents. By offering a referral program to consultants whose primary business model is to help their clients set up cultivation facilities from the design stage through cultivation, we ensure access to a strong network of cultivators.

Sales Cycle and Average Revenues and Gross Margins

We generate revenue and profits based on selling engineering design and managed services, as well as the sale of complex environmental and cultivation equipment systems, and other service revenue products.

Sales Cycle. At the outset of a client design project, we utilize a proprietary project estimation tool that accounts for multiple variables relating to the size and complexity of the new or retrofitted facility. This tool optimizes the facility layout, taking into consideration the initial costs of all custom cultivation equipment systems as well as the ongoing operational costs associated with labor and utilities required to move the crop, in order to establish a facility that meets the objectives of the client. After the project estimate is determined, a design fee and project deposit are determined. The design fee is dependent on the desired design services and on the complexity of the overall project, including facility and canopy size, type and complexity of controls and irrigation distribution system, which is dependent on number of irrigation zones, types of nutrients, and the number of individual plants that require irrigation. We provide our solution pursuant to a contract that typically requires a project design deposit equal to 50% of the project estimate, with the remaining balance due prior to delivery of the construction documents, which collectively takes, approximately twelve months.

Following the design stage, we contract with clients to procure and sell customized equipment systems and cultivation equipment. To begin the procurement process, we charge a deposit ranging from 20% to 50% of total cost, which varies based on lead time, complexity, and the type of systems. After the procurement window, which ranges from one week to five months to allow for the manufacturing and assembly of systems, we charge a final shipment payment for the balance owed, which is due within two weeks of system readiness and prior to shipment. Following installation of the systems, we dispatch an engineering team for commissioning.

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Revenues and Gross Profit Margins by Category. Service Revenues for engineering design services contracts can be hundreds of thousands of dollars, depending on the spectrum of services desired by the client and the size of the facility. Product Revenues for customized equipment systems can be millions of dollars, depending on the size of the cultivation facilities, the complexity and types of systems purchased by the client, and the number of systems purchased by the client.

Our targeted gross profit margins on engineering design services range from thirty to sixty percent. Our targeted gross profit margins on customized equipment systems range from the mid-teens to mid-thirty percent depending on the type of system being sold. Gross profit margins on both revenue categories are heavily dependent on the complexity and size of the project.

Our Clients

We primarily market and sell our solutions to owners of CEA facilities in the United States and Canada. During 2019, we began exploring the potential demand for our solutions in countries outside the United States and Canada, including those within Europe and Latin America, and subsequently chose to focus our efforts on Europe as our secondary market. We are diversifying our client base by expanding into other segments of the market, initially targeting indoor CEA vertical farming facilities that specialize in the cultivation of leafy greens and herbs.

Marketing Strategy

We provide our clients with equipment and service solutions for their facility that empowers their success for the life of their grow — from early stage facility programming, engineering design, and the integration of complex equipment systems, through commissioning / facility start-up services. Our team of engineers and experts understand the highly regulated market, challenges, and opportunities unique to cultivators.

Marketing serves two general purposes at urban-gro – brand image and lead generation.

Brand Image

Our marketing strategy is to position urban-gro as a leading engineering and design services company that integrates complex environmental equipment systems into high-performance indoor CEA cultivation facilities for the global commercial horticulture market. Managing the clarity of our brand is a key component of supporting our organization’s growth initiatives and lead generation. We support our brand through (i) interviews, (ii) website, (iii) e-commerce, (iv) events, and (v) corporate responsibility.

Interviews. We retain a public relations firm to amplify our business objectives through earned media to support of our corporate activities and marketing functions. The focus of our publicity efforts is to engage and inform key audiences, build relationships, and provide vital feedback for analysis and action. Our spokespeople have received media training and are briefed prior to each interview.

Website. Our online experience supports our brand by being both educational and transactional. By applying an established set of key metrics, user activity on the website is used to generate Marketing Qualified Leads (“MQL”) to be passed to the sales team for engagement. With the technology advancements and market expansion into CEA, our website offers educational content for investors, managers, and cultivators to ensure they are considering key facility programming, design, and engineering aspects critical to high-performance buildings. Given our team’s early involvement with indoor cultivation, our experts are uniquely positioned to share knowledge, thereby qualifying us for future projects. As a lead-generation tool, the urban-gro website produces qualified, trackable sales leads. The leads move through the qualification and nurture process before being passed to sales and engaged by the appropriate contact for advancement through the sales funnel.

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Events. In the era of COVID-19, events and tradeshows have changed dramatically. Now virtual experiences, we participate in select events promoting thought leadership through speaking and participation on panels. Event sponsorship is carefully evaluated with clear goals and objectives established ahead of time. Participation in events must meet the following three-part qualification criteria: 1) engaging with potential clients during and after the event, 2) building a network of collaborative design and construction firms across North America, and 3) repurposing event content and delivering across our digital media platforms as curated content. According to Freeman, a top leader in event logistics, in-person events are anticipated to resume in the second quarter 2021 at the earliest. This is subject to change based upon the developments of COVID-19 in the fall and winter of 2020-2021.

Corporate Responsibility. We leverage our leadership position in the market as an opportunity to promote our corporate values of inclusion, innovation, and connection.

•	Inclusion: Internally, we hire and promote underrepresented communities in STEM (science, technology, education, mathematics). Our project design and engineering teams reflect our commitment as demonstrated by leadership positions held by women across our project design, project management, and client engagement departments.
•	Innovation: CEA is an industry that is rapidly advancing, testing, and adopting new technologies. Our corporate development team works closely with our project design and engineering teams to vet new products and ensure they align with our corporate responsibility needs.
•	Connection: Through our outreach efforts across the United States and Canada, we represent a company committed to the development and nurturing of a deeper understanding across all disciplines of CEA, food production, and being on the leading edge of emerging industry-related innovations.
o	We have been a long-time supporter of HeroGrown, an organization that provides Veterans, First Responders, and their families with free access to benefit-rich CBD. Through “Operation CBD Drop,” HeroGrown provides an alternative to those struggling with addiction to deadly drugs prescribed for service-related injuries and psychological disorders.
o	Through our Client Appreciation Events at major tradeshows across North America, we raise awareness and funds for local charities. These events serve as opportunities for non-profits to bolster career opportunities, economic development, veteran health and housing, and other causes.

Lead Generation

We generate interest in our services and equipment solutions through a strategic approach to lead generation combining owned, earned, and paid marketing activities. These lead generation campaigns include advertising, contributed articles and news stories, newsletters, referral agreements, social media, and tradeshows / webinars.

Advertising (Traditional and Digital): We advertise with traditional print media outlets, as well as digitally through targeted pay-per-click campaigns. Ad components include educational offerings as well as a clear call-to-action. Social media promotion is also leveraged as a part of the overall advertising strategy but on a very targeted basis.

Contributed Articles and News Stories: Contributed articles and news stories support and further our reputation and showcase our expertise in key areas of facility programming, engineering design, and facility operations.

Newsletters: We provide a free newsletter which provides insight into cultivation practices, product promotions, and client spotlights. These newsletters are a great opportunity to educate the audience on our full extent of services and products, as well as demonstrate how we add value through expert experience and oversight.

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Referral Agreements: Third-party endorsements are powerful referral systems for lead generation. We have developed agreements with key influencers and affiliated industry companies.

Social Media: As a part of our digital marketing efforts, we produce original and curated content across our social channels including Instagram, Facebook, LinkedIn, and TikTok.

Trade Shows, Webinars and Panel Discussions: Tradeshows in the age of COVID-19 have been transformed into virtual events. We participate in select events as speakers and panel participants.

Growth Strategy

Our employees and the application of their acquired knowledge is our most valuable asset as an organization. Our growth strategy involves leveraging this considerable strength as a basis for growth across three pillars of focus and exploration. These three pillars allow us to continue to provide value to our current and future clients:

1.	Expertise as a Service
2.	Expansion of Geographical Reach
3.	Expansion within the Commercial Horticulture Segment

1. Expertise as a Service

We have always aimed to provide the highest level of service and expertise to our clients from initial cultivation ideation to helping prior to go-live to proactively solve for issues that may arise once operations begin and continue at their facilities. Our commissioning and training services allow our clients to manage, operate and perform at the highest level throughout their entire cultivation lifecycle once they are up and running.

2. Expansion of Geographical Reach

While we will continue to establish our end-to-end solution as the industry standard for CEA indoor cultivation, we intend to continue to focus on integrating our expertise and service offerings with the best available technologies to allow our clients to achieve operational superiority and profitability. While we believe that the U.S. market will experience continued strength, and this will represent significant growth opportunities for us, we also intend to expand our reach within Europe.

European Expansion

Historically, our business has found success with clients in Canada and states within the United States. While North America presents the dominant opportunity currently for commercial indoor cultivation, the European plant-based medicines market is projected to become the largest market over the next 10 years. In fact, according to New Frontier Data (August 2020), the total EU annual spending on plant-based medicines is expected to rise from €8.3 billion in 2020 to €13.6 billion by 2025.

Based on our due diligence, we believe that the most common facilities in demand in this market will mirror that of our niche – indoor, CEA, GMP-certified operations. We first entered the European market in early 2020, through key partners who have brought us into opportunities as a value-added component to their own sales cycle. We have demonstrated the transferability of our expertise to the EU and have already closed several deals to provide value to European clients. We will look to capitalize on our current approach and expand our reach into Europe with our services and products through a staged and cost-efficient approach by first entering the market through our strong partnerships and leveraging our existing U.S.-based engineering expertise and overhead.

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Approach to Market Expansion

Due to the rapid development of the European market and the lack of established companies experienced in the design, construction, and operations of indoor cultivation facilities, we will make a strategic and staged entry into the European market to ensure a sustainable use of resources and capital. The market entry will be designed around a three-phased approach:

•	Phase One – Focus on establishing a client base and pipeline surrounding early license applicants and current license holders by providing facility and systems design for indoor projects.
•	Phase Two – Building on established vendor relationships, integrate purpose-built custom environmental equipment systems from U.S. manufacturers into our European offering.
•	Phase Three – Incorporate the development of the initial two phases combined with the partnerships, joint ventures, and domestic manufacturing of equipment to provide a turn-key project solution offering in Europe.

We believe the three-phased approach, paired with the evolution of partnerships and domestic equipment manufacturing, will establish us as an experienced leader and solution provider in the design, engineering, and turn-key systems for the European indoor CEA market.

3. Expansion within the Commercial Horticulture Segment

Utilizing our in-house engineering capabilities and synergies, we confidently believe that we can efficiently expand our diversification to include working on projects in the CEA indoor vertical farming market segment in both the North American and European markets.

Global CEA Vertical Farming Segment

CEA vertical farm facilities for cultivation are typically indoor warehouse farms and plant factories that are in purpose-built or retrofitted facilities.

According to Allied Market Research, the global vertical farming market is estimated to reach $12.8 billion by 2026, with a compounded annual growth rate of 24.6% from 2019 to 2026. The market for non-container facilities—on which we already focus and have had success—is forecasted to grow even faster. This rate of growth forecast is buttressed by the fact that more and more food will be needed closer to where population resides, and CEA eliminates many of the risks of traditional agriculture, minimizing risk and allowing localities to be closer and control their food supply more readily.

Market Entry

Our end-to-end approach, solutions, and expertise are applicable for and valuable to clients creating high performance indoor vertical farms to cultivate high value crops such as leafy greens, micro-greens, herbs, peppers, or even floriculture. After studying the opportunity over the last two quarters, we see relatively few barriers to entry as:

•	our engineers’ design expertise in indoor CEA seamlessly flows through to indoor vertical farming facilities;
•	our experts’ backgrounds are predominantly built on a commercial horticulture foundation; and
•	our acquired expertise in engineering over 300 indoor CEA projects with the highest valued crop in the world will allow us to design high performance vertical farms.

Our approach to entering this market will follow what we have done as we entered Europe – we will continue to reinforce our core strengths as we expand into new markets through our partnerships. The first phase of entering this CEA market will be as a value-add to our partners who already successfully sell to this market in North America. As we find success here, we will look to continue to partner to accelerate our reach and begin to supply much of the equipment needed to build out a facility, and finally, after identifying and solving for any potential gaps, we will look to offer turn-key, end-to-end design, engineer, and build services for indoor CEA facilities.

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Acquisition Strategy

While entering any new market can be challenging, we believe that our existing brand combined with the strength of our partnerships and expertise will allow us to capture a meaningful amount of this market through targeting the most sophisticated, well-funded producers who are in need of a partner that has a demonstrated history of success growing crops in this way.

To speed up our expansion plan, and with the intention of forming strategic relationships to assist in lead generation, we plan to place investments in; or acquire horticulture-related positive cash flow entities at discounted prices based upon the synergistic upside available for both organizations.

Our Competition

While we feel that our complex end-to-end solution places us as a leader in the CEA segment, we do face competition from companies that offer some, but not all, portions of an all-encompassing facility package. Further, these other smaller and mid-sized companies focus primarily on either engineering design services or product sales. Within the services space, there are several product- or services-specific competitors that offer similar services, such as MEP services or basic fertigation design. Currently, we view our competition to be focused on equipment sales that are predominantly commodity “off-the-shelf” items like lighting and other cultivation staple products, both pre- and post-startup. This competition comes from traditional wholesale horticulture dealers, online retailers, and some manufacturers who sell direct.

Greenhouse manufacturers and European systems integrators may increasingly seek to offer comprehensive product and service solutions to compete with our integrated solution, but they are primarily focused on the greenhouse industry, and not on indoor CEA facilities. European systems integrators, in particular, are experienced and have a strong operating history in traditional horticulture and provide specialized, intensive, and large-scale solutions that revolve around greenhouse projects. Instead of competing with these integrators, we find ourselves working with them, and combining synergies to work on projects together.

Further, although we frequently partner with direct manufacturers to deliver our customized solution, these manufacturers may seek to engage with clients directly to deliver their products. In addition, we sometimes compete with electrical contractors with respect to specific components of facility engineering and design.

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on patent, trademark, copyright and trade secret laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. As of the date of this prospectus, the following summarizes the status of our registrations, pending applications, issued U.S. patents and one published U.S. patent application:

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Trademarks

We have received the following trademark registrations:

Trademark	Jurisdiction	Registration Number	Registration Date	Status
URBAN-GRO	United States	4618322	October 7, 2014	Registered
URBAN-GRO	United Kingdom	3266415	January 19, 2018	Registered
URBAN-GRO	European Union	017391806	October 31, 2018	Registered
URBAN-GRO	WIPO	1548013	July 08, 2020	Registered
SOLEIL	United States	5209707	May 23, 2017	Registered
SOLEIL	United Kingdom	3266410	March 09, 2018	Registered
SOLEIL	Canada	1083969	October 07, 2020	Registered
SOLEIL	European Union	017391781	September 11, 2018	Registered
OPTI-DURA	United States	5770091	June 4, 2019	Registered
OPTI-DURA	Canada	TMA1070145	January 20, 2020	Registered

We have applied for and are awaiting receipt of the following trademark registrations:

Trademark	Jurisdiction	Application Number	Filing Date	Status
URBAN-GRO	Canada	1930075	November 13, 2018	Pending.
URBAN-GRO	Canada (Madrid)	A0098111	July 08, 2020	Pending.
URBAN-GRO	European Union (Madrid)	A0098111	July 08, 2020	Pending. Examination Completed.
URBAN-GRO	United Kingdom (Madrid)	A0098111	July 08, 2020	Pending.
gro-care	United States	88898692	May 03, 2020	Pending.
gro-care	WIPO	A0099548	August 24, 2020	Pending.
gro-care	Canada (Madrid)	A0099548	August 24, 2020	Pending.
gro-care	European Union (Madrid)	A0099548	August 24, 2020	Pending.
gro-care	United Kingdom (Madrid)	A0099548	August 24, 2020	Pending.
SOLEIL GIVES YOUR CROP A VOICE	United States	87671876	November 3, 2017	Allowed – Intent to Use
SOLEIL GIVES YOUR PLANTS A VOICE	United States	87671878	November 3, 2017	Allowed – Intent to Use

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Patents

Title	Jurisdiction	Application Number	Filing Date	Patent Number and Issue Date	Status
Sensor bus architecture for modular sensor systems	United States	15/626,085	June 17, 2017	10,499,123 (December 3, 2019)	Issued Expire in 2037
Modular sensor architecture for soil and water analysis at various depths from the surface	United States	15/626,079	June 17, 2017	10,405,069 (September 3, 2019)	Issued Expire in 2037
Modular sensor architecture for soil and water analysis at various depths from the surface	United States	16/519,800	July 23, 2019	n/a	Published

We rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. We believe that many elements of our design and engineering processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

Our policy is for our research and development employees to enter into confidentiality and proprietary information agreements with us to address intellectual property protection issues and require our employees to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. However, we might not have entered into such agreements with all applicable personnel, and such agreements might not be self-executing. Moreover, such individuals could breach the terms of such agreements.

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We attempt to protect our intellectual property via the deployment of non-disclosure agreements with both prospective clients and business partners as well as licensees. There are no assurances that these non-disclosure agreements will prevent a third party from infringing upon our rights.

Employees

As of the date of this prospectus, we employ 42 persons, of which 40 are full-time, and two are part-time. None of our employees are covered by collective bargaining agreements. We also utilize the services of three electrical engineers, and a number of referral agents. We require all of our employees and consultants to sign a confidentiality and non-disclosure agreement. We believe that our future success will depend, in part, on our ability to hire and retain qualified personnel.

Properties

Our principal place of business is located at 1751 Panorama Point, Unit G, Lafayette, Colorado 80026. This location consists of approximately 10,000 square feet, including approximately 3,500 square feet of office space and 6,500 square feet of warehouse space. This lease will expire on August 31, 2021, unless we elect to exercise the one-year extension, which is exercisable at our discretion.

Legal Proceedings

As of the date of this prospectus, we are not involved in any legal proceedings.

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MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board.

Name	Age	Position
Bradley J. Nattrass	48	Chief Executive Officer and Chairman of the Board
Richard A. Akright	61	Chief Financial Officer and Director
Mark Doherty	41	Executive Vice President – Operations
Daniel Droller	40	Executive Vice President – Corporate Development
Jonathan Nassar	51	Executive Vice President – Sales
Brian Zimmerman, PE	59	Executive Vice President – Engineering
James H. Dennedy	55	Director
Lance Galey	41	Director
James R. Lowe	40	Director
Lewis O. Wilks	67	Director

Executive Officers

Bradley J. Nattrass is one of our founders and has been our Chief Executive Officer and our Chairman since March 2017. Mr. Nattrass was our Managing Member from March 2014 until March 2017 when we converted to a corporation. From October 2015 to August 2016, he was the Managing Member of enviro-glo, LLC, a Colorado limited liability company engaged in the manufacturing and branding of commercial lighting products. Previously, from January 2012 through August 2016, he was the Managing Member of Bravo Lighting, LLC, a Colorado limited liability company engaged in the distribution of commercial lighting products. Mr. Nattrass received a Bachelor of Commerce degree from the University of Calgary in marketing in 1995 and a Master of Business Administration from the University of Phoenix in 2001. Mr. Nattrass brings executive leadership experience, organizational experience, and extensive experience in the industry to the Board. Mr. Nattrass is familiar with the Company’s day-to-day operations and performance and the horticulture industry in general. Mr. Nattrass’ insight into the Company’s operations and performance is critical to Board discussions.

Richard (Dick) A. Akright was appointed as our Interim Chief Financial Officer in August 2019 and was appointed as our Chief Financial Officer in December 2019. He was appointed as a director in February 2020. From August 2018 to present, Mr. Akright has been a director with Akright Group International LLC, where he performs financial consulting services for small and mid-sized businesses. From May through July 2018, he was unemployed. From July 2013 through May 2018, he served as Chief Financial Officer for LABS, Inc., a privately held company. Mr. Akright was a director and chair of the Audit Committee for Koala Corporation (Nasdaq: KARE) in 2003. He has served as Chief Financial Officer of companies owned by private equity investors and in the top financial position of corporate divisions of publicly traded companies. He received a Bachelor of Business degree in Accounting from Western Illinois University in 1980 and a Master of Science in Business Administration from Colorado State University in 1989. Mr. Akright is a former chief financial officer who brings more than 20 years of executive leadership experience across a variety of industries. In addition, he brings prior public company director experience to our Board. His prior experience and financial expertise provide the Board with important insights into business operations.

Mark Doherty joined urban-gro in March 2016 and was appointed as our Executive Vice President of Operations in December 2019. Prior to his appointment, Mark served urban-gro in the roles of Director of Sales, Director of Project Management and Vice President of Cultivation Technologies. From 2013 until joining the urban-gro team, Mark served as Managing Partner for MedCann Advisors, a consulting firm focused on license acquisition in competitive markets. Mark began his career in controlled environment agriculture in 2010 when he founded Aqua Vita Farms, a 14,000 square foot indoor aquaponic operation producing fish, lettuce, and basil. Mark earned his Bachelor of Science degree in Business Administration from SUNY Polytechnic Institute and holds a Master of Business Administration from the State University of New York.

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Daniel Droller joined urban-gro in February 2018 and was promoted to Executive Vice President of Corporate Development in August 2018. He has helped oversee our strategic partnerships and investments. Prior to joining urban-gro, he held various Business Development roles at technology startups, including MassRoots, Inc. from January 2017 to September 2017 and Chartboost from May 2013 to October 2016. Prior to that, he led management consulting engagements for Deloitte Consulting. He holds a Bachelor of Arts in Neurobiology from Harvard College and a Master of Business Administration from Yale School of Management.

Jonathan Nassar joined urban-gro in September 2018 as Executive Vice President of Sales where he oversees urban-gro’s global sales efforts and “Go to Market” strategy. From October 2016 to present, Jonathan was a founder and has served as Chief Executive Officer of Steelgenix, an advanced building systems company. From December 2014 to December 2016 Jonathan was Senior Vice President of Sales for Documoto, a cloud-based solutions company. Jonathan has over 25 years of technology leadership and sales experience and has also been a real estate developer. Jonathan received a Bachelor of Science degree in Business Management from Wesley College, Delaware.

Brian L. Zimmerman, PE was appointed as our Executive Vice President of Engineering in December 2019. Mr. Zimmerman is also President of Impact Engineering, Inc., where he has served since he formed the company in June 1997. The Company acquired Impact Engineering, Inc. in March of 2019. Mr. Zimmerman has over 30 years of experience as a designer, engineer and owner in the commercial HVAC, plumbing and electrical engineering markets. Mr. Zimmerman received a Bachelor of Science degree in Mechanical Engineering Technology from Metropolitan State University in 1989 and passed the Colorado Professional Engineering Exam in 1992. Mr. Zimmerman is a registered Professional Engineer in Colorado and has Professional Engineering reciprocity in Arizona and California.

Directors

For the principal occupation and employment experience of Mr. Nattrass and Mr. Akright during the last five years, see “—Executive Officers.”

James H. Dennedy was appointed as a director in August 2018. From March 2018 to August 2019, Mr. Dennedy served as Director and Chief Financial Officer for Interurban Capital Group, a capital investment and management services company. From May 2011 through January 2017, he was the President and Chief Executive Officer of Agilysys, Inc., a company offering software solutions to the hospitality industry. Mr. Dennedy served as a director for Agilysys, Inc. (Nasdaq: AGYS) from June 2009 to January 2017. Mr. Dennedy received a Master’s degree in Economics from the University of Colorado, Boulder, a Master of Business Administration from The Ohio State University and a Bachelor of Science degree in Economics from the U.S. Air Force Academy. Mr. Dennedy has extensive financial, executive leadership, and organizational experience. Mr. Dennedy also has experience serving as a director of a public company, which brings important insights into board oversight and corporate governance matters. Mr. Dennedy is chairman of the Company’s Audit Committee and an Audit Committee financial expert with experience in various accounting and financial roles.

Lance Galey was appointed as a director in August 2018. Since 2020, Mr. Galey has served as the Chief Software Architect of Autodesk, Inc. From July 2017 to January 2020, Mr. Galey served as Vice President, SaaS Engineering, Oracle Cloud Infrastructure at Oracle. From June 2016 to July 2017, Mr. Galey was Chief Technology Officer for MassRoots, Inc., a publicly traded company providing a technology platform. From May 2016 through June 2017, Mr. Galey was the Principal Cloud Architect at Dynamics 365 at Microsoft, Inc. From February 2014 through April 2016, he was Chief Cloud Architect at Autodesk, Inc., where he helped transform their products into strategic SaaS businesses. From June 2012 through February 2014, he was Vice President and Principal Architect at Salesforce.com, where he led the architecture and development of numerous core infrastructure services underlying a large portfolio of Salesforce SaaS applications and was selected as the executive MVP for the technology division of Salesforce.com. Prior to his time at Salesforce, Mr. Galey served as Chief Architect and Head of OpenStack Engineering of Cloud Services for WebEx, a division of Cisco and as the Director of Architecture for the Disney Connected and Advanced Technologies division of The Walt Disney Company. Mr. Galey also served as Senior Program Manager at Microsoft Inc. and began his career at Amazon and Level 3 Communications. He received a Bachelor of Science degree from Regis University in 2004. Mr. Galey is a seasoned executive with technical and management experience in the industry in which the Company operates. Mr. Galey brings vital technological expertise to the Board and provides important insights to our Board regarding the Company’s equipment and product offering and the business development of the Company.

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James R. Lowe was appointed as a director in August 2018. Mr. Lowe cofounded MJardin Group in 2014 where he served as President of Cultivation, overseeing all cultivation operations through 2017. Mr. Lowe left MJardin Group to become EVP of Operations of GrowForce, a spinout from MJardin Group based in Canada focusing on international opportunities. Mr. Lowe is no longer an officer of GrowForce. Mr. Lowe has served as a director of MJardin Group (CSE: MJAR) (OTCQX: MJARF) since March 2014. He has also been a cultivation advisor for Lightshade Labs, LLC, where he has provided guidance on cultivation operations since 2012. Mr. Lowe is also the owner of Next1 Labs, a vertically integrated extraction and concentrate business with a multi-acre outdoor farm complex and the one of the largest producers of live resin products in the state of Colorado. Lastly, Mr. Lowe entered the legal horticulture market in 2009 as the owner of Cloud9 Support LLC, a retail horticulture supplies and design company that was responsible for over 50 design projects and construction assists while laying the groundwork for future endeavors. Mr. Lowe brings to the Board significant experience in the horticulture industry and prior public company director experience within the industry. Mr. Lowe’s extensive knowledge of the industry brings valuable insights to the Board regarding client demand and product offerings. These views add important insights within discussions of the Board.

Lewis O. Wilks was appointed as a director in August 2018. Since 2004, Mr. Wilks has been the Senior Managing Partner at Bright Peaks Venture Capital LLC, where he oversees the company’s investments. In addition, since November 2015, he has been the Executive Chairman of NCS Analytics, a Denver based company that is implementing its patent pending, predictive analytics engine to provide financial, regulatory, and audit service to clients with real-time alerts for cash intensive businesses. Since June 2017, he has also been Chairman of FuseIntel, a company doing intelligence sector analytics. From September 1997 to September 2001, he served as the Chief Strategy Officer for Qwest Communications. Mr. Wilks received a Bachelor of Science degree in Computer Science from the University of Central Missouri in 1979. Mr. Wilks brings valuable experience to the Board through his prior management and technical experience. His business understanding and technological background provide the Board with important insights regarding the Company’s operations, product offering and business development.

Corporate Governance

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board. The number of directors will be fixed by our Board, subject to the terms of our certificate of incorporation and bylaws, which will include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Our Board currently consists of six directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Corporate Governance Profile

We intend to structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure will include the following:

•	our Board will not be classified, with each of our directors subject to re-election annually;
•	we expect that a majority of our directors will satisfy the Nasdaq listing standards for independence;
•	generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
•	we intend to comply with the requirements of the Nasdaq marketplace rules, including having committees comprised solely of independent directors; and
•	we do not have a stockholder rights plan.

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Our directors will stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee assists the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about the risks.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of this offering, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Dennedy, Galey, Lowe and Wilks qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.

Board Leadership

The offices of the chairman of the Board and chief executive officer are currently combined. Mr. Nattrass serves as the Company’s chairman and chief executive officer. The Board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Nattrass is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of Board discussions, Mr. Nattrass is the director best qualified to chair those discussions. In addition, Mr. Nattrass’ experience and knowledge of the Company and the industry are critical to Board discussions and the Company’s success. The Board believes that Mr. Nattrass is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Nattrass’ interests are sufficiently aligned with the stockholders he represents.

The Board does not have a lead independent director. To help ensure the independence of the Company’s Board, the independent directors of the Board generally meet without members of management at various times during the year.

Board Committees and Meetings

The Board has established three standing committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, to assist it with the performance of its responsibilities. The Board designates the members of these committees and the committee chairs based on the recommendation of the Corporate Governance and Nominating Committee. The Board has adopted written charters for each of these committees, which can be found at the investor relations section of our website at http://urban-gro.com. Copies are also available in print to any stockholder upon written request to urban-gro, Inc., 1751 Panorama Point, Unit G, Lafayette, Colorado 80026, Attention: Corporate Secretary. The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

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The Board held five meetings during 2020. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2020, each director attended 75% or more of the aggregate of the total number of meetings of the Board. During 2020, each director attended 75% or more of the aggregate of the total number of meetings held by all committees of the Board on which such director then served. Every director then serving attended the 2020 Annual Meeting of Stockholders.

Audit Committee

Our Board has established an Audit Committee, which as of the date of this prospectus consists of three independent directors, Mr. Dennedy (Chairperson), Mr. Wilks and Mr. Galey. The Audit Committee held two meetings during 2020. The committee’s primary duties are to:

•	review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;
•	review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;
•	oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;
•	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;
•	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;
•	prepare the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings;
•	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters; and
•	approve all audit and permissible non-audit services conducted by our independent registered public accounting firm.

The Board has determined that each of our Audit Committee members are independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Mr. Dennedy is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each of the members of the Audit Committee shall be financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

Our Board has established a Compensation Committee, which as of the date of this prospectus consists of three independent directors (as defined under the general independence standards of the Nasdaq listing standards and our Corporate Governance Guidelines): Mr. Wilks (Chairperson), Mr. Dennedy and Mr. Galey. Messrs. Wilks, Dennedy and Galey are each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). The Compensation Committee held two meetings during 2020. The committee’s primary duties are to:

•	approve corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;
•	determine and approve executive officer compensation, including base salary and incentive awards;
•	make recommendations to the Board regarding compensation plans; and
•	administer our stock plan.

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Our Compensation Committee determines and approves all elements of executive officer compensation. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Corporate Governance and Nominating Committee

Our Board has also established a Corporate Governance and Nominating Committee, which consists of Mr. Lowe (Chairperson) and Messrs. Dennedy and Wilks. The Corporate Governance and Nominating Committee held two meetings during 2020. The committee’s primary duties are to:

•	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;
•	review the size and composition of our Board and committees;
•	oversee the evaluation of the Board;
•	recommend actions to increase the Board’s effectiveness; and
•	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Code of Business Conduct and Ethics

We have adopted a written code of business ethics and conduct (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The objective of the Code of Conduct is to provide guidelines for maintaining our and our subsidiaries integrity, reputation, honesty, objectivity and impartiality. The Code of Conduct addresses conflicts of interest, protection of our assets, confidentiality, fair dealing with stockholders, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behavior. As part of the Code of Conduct, any person subject to the Code of Conduct is required to avoid or fully disclose interests or relationships that are harmful or detrimental to our best interests or that may give rise to real, potential or the appearance of conflicts of interest. Our Board will have ultimate responsibility for the stewardship of the Code of Conduct, and it will monitor compliance through our Corporate Governance and Nominating Committee. Directors, officers and employees will be required to annually certify that they have not violated the Code of Conduct. Our Code of Business Conduct and Ethics reflects the foregoing principles. The full text of our Code of Business Conduct and Ethics is published on our website at https://ir.urban-gro.com/investors/.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer and Chief Financial Officer by posting such information on our website http://urban-gro.com.

Legal Proceedings

Other than as set forth below, to our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Bradley J. Nattrass was a managing member of N.R.G. Exports, LLC (“NRG”) from 2004 to 2011. Due to a lack of financial resources incurred in the defense of an infringement lawsuit, NRG defaulted on certain loans, and NRG’s largest debtholder enforced such security, thus triggering a bankruptcy proceeding which was subsequently discharged on September 27, 2011.

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EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2020, consisting of Bradley J. Nattrass, our Chief Executive Officer and Chairman of the Board, and our two other most highly compensated executive officers as of December 31, 2020, Richard Akright, Chief Financial Officer and Director, and Jonathan Nassar, Executive Vice President – Sales.

We have a Compensation Committee comprised of Messrs. Wilks, Dennedy and Galey. Under our Compensation Committee charter, our Compensation Committee determines and approves all elements of executive officer compensation. The Compensation Committee’s primary objectives in determining executive officer compensation are (i) developing an overall compensation package that is at market levels and thus fosters executive officer retention and (ii) aligning the interests of our executive officers with our stockholders by linking a significant portion of the compensation package to performance.

Fiscal Year 2020 and 2019 Summary Compensation Table

The following Fiscal Year 2020 and 2019 Summary Compensation Table contains information regarding compensation for 2020 and 2019 that we paid to Mr. Nattrass and our two other most highly compensated executive officers as of December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Bradley J. Nattrass	2020	248,000	–	–	–	–	–	19,847	(2)	267,847
Chief Executive Officer and Chairman of the Board	2019	240,962	–	–	–	–	–	19,950	(2)	260,912

Richard Akright(3)	2020	214,615	–	300,000	–	–	–	13,895	(2)	528,510
Chief Financial Officer	2019	8,654	–	–	4,456	–	–	155,097		168,207

Jonathan Nassar(4)	2020	333,971	–	–	179,743	–	–	–		513,714
Executive Vice President - Sales	2019	212,000	–	–	–	–	–	6,000		218,000

(1)	Amounts shown in the columns captioned “Stock awards” and “Option awards” represent the aggregate grant date fair value of the awards computed in accordance with ASC 718. For a description of the assumptions used by the Company to value these awards, see Note 13 to our financial statements included in the Annual Report.
(2)	Represents amounts paid to Mr. Nattrass and Mr. Akright pursuant to a car allowance and health insurance premiums paid on their behalf.
(3)	Mr. Akright received a stock grant of 50,000 shares on January 1, 2020 and a stock option to purchase 833 shares of common stock at an exercise price of $6.60 per share on March 31, 2019.
(4)	Mr. Nassar received a stock option to purchase 40,000 shares of common stock at an exercise price of $6.60 per share on January 1, 2020.

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Employment Agreements

The following discussion relates to compensation arrangements on behalf of, and compensation paid by us to, Messrs. Nattrass and Akright. We do not have an employment agreement with Mr. Nassar.

Bradley Nattrass

We are a party to an employment agreement with Mr. Nattrass (the “Nattrass Agreement”), whereby he serves as our President and Chief Executive Officer. Pursuant to the Nattrass Agreement, he receives compensation pursuant to our standard programs in effect from time to time, and is eligible to receive stock options, restricted stock, stock units or other equity awards from time to time at the sole discretion of the Board in accordance with our 2019 Incentive Stock Option Plan or other equity plans that we may adopt. He is also entitled to participate in our group benefit plans. The term of the Nattrass Agreement is three years, however, if a change in control occurs during the term, the term shall expire no earlier than the first anniversary of the change in control.

Under certain circumstances, the Nattrass Agreement also provides for severance benefits following a termination without “cause” or related to a “change of control” (as such terms are defined in the Nattrass Agreement). In the event of a termination without “cause,” Mr. Nattrass is entitled to severance payments equal to 12 months of regular base salary and target annual incentive pay and a lump sum payment for 12 months of COBRA premiums. In addition, in the event of a termination without “cause,” if Mr. Nattrass’ personal guarantee of the Credit Facilities has not been released after 12 months, then he is entitled to $15,000 per month until the personal guarantee is released. In the event of termination in connection with a “change in control,” Mr. Nattrass is entitled to a lump sum payment equal to twice the sum of his annual salary and his target annual incentive pay, and a lump sum payment for 12 months of COBRA premiums. All other additional benefits and stock incentive rights (if any) would cease and expire upon termination of employment, unless otherwise provided in the Nattrass Agreement or by the separate written terms of such benefits or incentives. The Nattrass Agreement includes indemnification, confidentiality and non-compete provisions.

Richard Akright

We are a party to an employment agreement with Mr. Akright (the “Akright Agreement”), whereby he serves as our Chief Financial Officer. Pursuant to the Akright Agreement, he receives compensation pursuant to our standard programs in effect from time to time, and is eligible to receive stock options, restricted stock, stock units or other equity awards from time to time at the sole discretion of the Board in accordance with our 2019 Incentive Stock Option Plan or other equity plans that we may adopt. He is also entitled to participate in our group benefit plans. The term of the Akright Agreement is three years, however, if a change in control occurs during the term, the term shall expire no earlier than the first anniversary of the change in control.

Under certain circumstances, the Akright Agreement also provides for severance benefits following a termination without “cause” or related to a “change of control” (as such terms are defined in the Akright Agreement). In the event of a termination without “cause,” Mr. Akright is entitled to severance payments equal to six months of regular base salary and a lump sum payment for six months of COBRA premiums. In the event of termination in connection with a “change in control,” Mr. Akright is entitled to a lump sum payment equal to his annual salary and his target annual incentive pay, and a lump sum payment for 12 months of COBRA premiums. All other additional benefits and stock incentive rights (if any) would cease and expire upon termination of employment, unless otherwise provided in the Akright Agreement or by the separate written terms of such benefits or incentives. The Akright Agreement includes confidentiality and non-compete provisions.

Equity Incentive Awards

Mr. Nattrass has not received any equity incentive awards.

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Mr. Akright received a restricted common stock grant of 50,000 shares on January 1, 2020 that vests proportionately on each January 1 over a 3-year period beginning on January 1, 2021. Mr. Akright received a stock option grant to purchase 833 shares of common stock at an exercise price of $6.60 per share on March 31, 2019 that vests proportionately over a 3 year period on each quarter-end beginning June 30, 2019 ending March 31, 2021.

Mr. Nassar received a stock option grant to purchase 40,000 shares of common stock at an exercise price of $6.00 per share on January 1, 2020 that vests proportionately on each December 31 over a 3-year period beginning on December 31, 2020.

Retirement Benefits

We provide all qualifying employees with the opportunity to participate in our tax-qualified 401(k) plan. The plan allows employees to defer receipt of earned salary, up to tax law limits, on a pre-tax basis. Accounts may be invested in a wide range of mutual funds. The Company has not provided any employer contributions to the plan.

Fiscal Year 2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists all of the outstanding equity awards held on December 31, 2020 by each of the Company’s named executive officers.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Bradley J. Nattrass	–	–	–	–	–	–	–	–	–
Richard Akright	730	105	–	$7.20	March 2029	50,000(1)	300,000	–	–
Jonathan Nassar	30,000(2)	35,000(2)	–	$6.48	August 18, 2028	5,556	33,336	–	–

(1)	Mr. Akright received a stock grant of 50,000 shares on January 1, 2020.
(2)	Mr. Nassar received a stock option to purchase 40,000 shares of common stock at an exercise price of $6.00 per share on January 1, 2020. Such options vest proportionately over three years, commencing on December 31, 2020.

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Equity Incentive Plans

The following table summarizes information about our equity compensation plans as of December 31, 2020. All outstanding awards relate to our common stock.

Plan category	Number of securities to be issued upon vesting of grants and exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan approved by stockholders(1)	518,500	$6.07	39,482
Equity compensation plan not approved by stockholders(2)	237,472	$6.88	–
Total	958,724	$7.80	39,482

(1)	The Company’s 2019 Equity Incentive Plan was adopted in March 2019 and approved by stockholders in April 2019.
(2)	The Company’s 2018 Equity Incentive Plan was adopted in January 2018.

Director Compensation

Prior to January 2020, non-employee directors were provided with a stock option to purchase 16,667 shares of common stock upon their appointment to the Board. All such stock options are subject to vesting proportionately over a 3-year period, commencing on April 30th of each year following the year of the grant. In addition, each director who serves as a member of a standing committee of the Board was entitled to receive an additional stock option to purchase 1,667 shares of common stock for each committee on which he or she serves, which options vested at the end of each year of service on the applicable committee. The exercise price for any stock options issued to our non-employee directors will be at least equal to the fair market value on the applicable date of grant. Beginning in January 2020, non-employee directors were granted restricted shares of common stock as an annual retainer and for serving as a member of a standing committee. Each director will be required to attend a minimum of 75% of all Board meetings per year in person or telephonically. Directors are reimbursed for travel and other expenses directly associated with Company business. Directors that are also employees of the Company do not receive any additional compensation for their role as a director at this time.

Fiscal Year 2020 Director Compensation Table

The following table provides information regarding director compensation during 2020. Mr. Nattrass’ and Mr. Akright’s compensation is reported in the Fiscal Year 2020 and 2019 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Dennedy(3)	–	133,333	–	–	–	–	133,333
Lance Galey(4)	–	113,333	–	–	–	–	113,333
James R. Lowe(5)	–	113,333	–	–	–	–	113,333
Lewis O. Wilks(6)	–	126,667	–	–	–	–	126,667

(1)	The amounts in this column represent the aggregate grant date fair value of stock options computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). The fair value of stock options is calculated using the Black-Scholes option-pricing model.

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(2)	The chart below shows the aggregate number of outstanding stock options held by each non-employee director as of December 31, 2020.

Director	Stock Options
Dennedy	20,000
Galey	20,000
Lowe	18,334
Wilks	21,667

(3)	Mr. Dennedy received a stock grant of 22,222 shares for being Chair of the Audit Committee and a member of the Compensation Committee and Corporate Governance and Nominating Committee.

(4)	Mr. Galey received a stock grant of 18,889 shares for being a member of the Audit Committee and Compensation Committee.

(5)	Mr. Lowe received a stock grant of 18,889 shares for being Chair of the Corporate Governance and Nominating Committee.

(6)	Mr. Wilks received a stock grant of 21,111 shares for being Chair of the Compensation Committee and a member of the Audit Committee and Corporate Governance and Nominating Committee.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following is a description of transactions since January 1, 2017, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5.0% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type. Our policy requires that any transactions with related parties requires a formal agreement to be entered into and the approval of the Board.

We purchase certain cultivation products from Bravo Lighting, LLC d/b/a Bravo Enterprises (“Bravo”), Bravo Aviation, and Enviro-Glo, LLC (“Enviro-Glo”), distributors of commercial building lighting and other product solutions, which are each controlled by Bradley Nattrass, our Chief Executive Officer, and Octavio Gutierrez. Purchases from Bravo, Bravo Aviation and Enviro-Glo for the year ended December 31, 2019 totaled $45,129. Purchases for the years ended December 31, 2018 and 2017 were $276,443 and $526,002, respectively. Outstanding receivables from Bravo and Enviro-Glo as of December 31, 2019 totaled $0. Outstanding receivables as of December 31, 2018 and 2017 totaled $43,120 and $13,540, respectively. Net outstanding payables incurred for purchases of inventory and other services to Bravo and Enviro-Glo as of December 31, 2019 totaled $8,570. Net outstanding payables as of December 31, 2018 and 2017 totaled $5,562 and $93,394, respectively.

We entered into a lease agreement with Bravo to sublease office space for 12 months commencing in September 2017, which was renewed in September 2018. We made lease payments totaling $24,000 in 2019.

We have worked with Cloud9 Support, LLC, a company owned by James Lowe, a director of the Company. Cost of revenues provided by Cloud9 Support, LLC during 2019 totaled $97,329. Cost of revenues during the years ended December 31, 2018 and 2017 were 84,746 and $58,196, respectively. Cloud9 Support, LLC also purchases materials from us. Total purchases by Cloud9 Support, LLC from us during the year ended December 31, 2019 was $392,963. Total purchases during the years ended December 31, 2018 and 2017 were $370,948 and $312,041, respectively. Outstanding receivables from Cloud9 Support, LLC as of December 31, 2019 was $49,659. Outstanding receivables as of December 31, 2018 and 2017 totaled $79,235 and $42,237, respectively. Net outstanding payables incurred for purchases of inventory and other services to Cloud9 Support, LLC as of December 31, 2019 totaled $16,402. Net outstanding payables incurred for purchases of inventory and other services as of December 31, 2018 and 2017 totaled $13,240 and $7,168, respectively.

In October 2018, we issued a $1 million unsecured note payable to Cloud9 Support Inc. (“Cloud9 Support”), an entity owned by James R. Lowe, a director of the Company, which originally became due April 30, 2019 (the “James Lowe Note”). The James Lowe Note is personally guaranteed by Bradley Nattrass, our Chief Executive Officer, and Octavio Gutierrez. The loan had a one-time origination fee of $12,500. Interest accrued at the rate of 12% per annum and was paid monthly. As additional consideration for the James Lowe Note, we granted Mr. Lowe (as designee of Cloud9 Support) an option to purchase 5,000 shares of our common stock at an exercise price of $7.20 per share, which option is exercisable for a period of five years. The due date for the James Lowe Note was extended in May 2019 to December 31, 2019 and the interest rate was decreased to 9% per year. In consideration for Cloud9 Support extending the maturity date of the note and reducing the interest rate, we issued 1,667 shares of our common stock to Mr. Lowe (as designee of Cloud9 Support).

On February 21, 2020, we entered into an agreement to amend the James Lowe Note to extend the maturity date of therein from December 31, 2019 to the date which is the earlier of 60 days following the date: (a) on which demand for repayment is made by the lenders under the Credit Agreement (which is now only applicable in the case of an event of default under the Credit Agreement because of the removal of the demand feature pursuant to the First Amendment to the Credit Agreement); or (b) which is the maturity date under the Credit Agreement.

In addition, on February 25, 2020, the Company entered into a subordination, postponement and standstill agreement with Cloud9 Support (the “Subordination Agreement”) pursuant to which Cloud9 Support agreed to postpone and subordinate all payments due under the promissory note until the facilities under the Credit Agreement have been fully and finally repaid. The term for the Subordination Agreement will continue in force as long as the Company is indebted to the agent or lenders under the Credit Agreement. In consideration for Cloud9 Support’s agreement to extend the maturity date of the promissory note and to enter into the Subordination Agreement, we issued 16,667 shares of common stock to Mr. Lowe (as designee of Cloud9 Support). The largest aggregate amount of principal outstanding during 2019 was $1,000,000. As of September 9, 2020, $1,000,000 was outstanding under the note. The amount of principal and interest paid on the note during 2019 was $0 and $136,094, respectively.

On December 15, 2020, we signed a $1,854,500 convertible note bridge financing (the “Bridge Financing”). In connection with the Bridge Financing, the James Lowe Note was converted into a Bridge Financing note (the “New James Lowe Note”). The New James Lowe Note carries interest at the rate of 12% and matures on December 31, 2021. The New James Lowe Note will be mandatorily converted into shares of our common stock upon the closing of this offering, at 75% of the per share price paid by investors in this offering, equivalent to 126,903 shares at an assumed offering price of $10.50 per share, excluding accrued interest

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PRINCIPAL STOCKHOLDERS

Our only outstanding class of voting securities is our common stock. The following table sets forth information known to us about the beneficial ownership of our common stock on January 20, 2021 by (i) each current director; (ii) each named executive officer; and (iii) all of our executive officers and directors as a group. Other than as set forth below, no person known to us beneficially owns 5% or more of the outstanding common stock as of January 20, 2021.

Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the common stock listed as beneficially owned by that person. The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering and are based on 4,712,047 shares of our common stock outstanding as of January 20, 2021 and 7,092,999 shares of our common stock outstanding after the completion of this offering. The percentages assume the underwriters do not exercise their option to purchase any additional shares. Unless otherwise indicated in the footnotes, the address for each listed person is urban-gro, Inc., 1751 Panorama Point, Unit G, Lafayette, Colorado 80026.

			After this Offering
	Prior to this Offering		If Underwriters’ Option is Not Exercised		If Underwriters’ Option is Exercised in Full
	Shares Beneficially Owned(1)		Shares Beneficially Owned		Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
5% Stockholders:
Octavio Gutierrez	1,014,505	21.5%	1,014,505	14.3%	1,014,505	13.6%
Named executive officers and directors:
Bradley J. Nattrass(2)	1,594,947	33.8%	1,594,947	22.5%	1,594,947	21.4%
Richard (Dick) A. Akright	17,395	0.4%	17,395	0.2%	17,395	0.2%
Jonathan Nassar	91,944	2.0%	91,944	1.3%	91,944	1.2%
Mark Doherty	56,873	1.2%	56,873	0.8%	56,873	0.8%
James H. Dennedy(3)	365,832	7.8%	365,832	5.2%	365,832	4.9%
Lance Galey	19,166	0.4%	19,166	0.3%	19,166	0.3%
James R. Lowe(4)	238,148	5.1%	238,148	3.4%	238,148	3.2%
Lewis O. Wilks	21,388	0.5%	21,388	0.3%	21,388	0.3%
All executive officers and directors as a group (10 persons)	2,585,692	54.9%	2,585,692	36.5%	2,585,692	34.7%

(1)	Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock which may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of shares of common stock shown as beneficially owned includes shares of common stock subject to stock options exercisable and restricted stock units that were outstanding on January 20, 2021 and that will vest within 60 days of January 20, 2021. Shares of common stock subject to stock options exercisable and restricted stock units that will vest within 60 days after January 20, 2021 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.
(2)	Mr. Nattrass pledged his 1,594,947 shares of common stock to Bridging Finance Inc. as security for loans provided by Bridging Finance Inc. to the Company under a term loan facility and revolving credit facility as further described in Note 17 to the consolidated financial statements included in this prospectus.
(3)	Includes 345,833 shares owned by HMG MRB Partners of which Mr. Dennedy is a partner and may be deemed to be the beneficial owner.
(4)	Mr. Lowe is the sole equity holder of Cloud9 Support, LLC and as such may be deemed to beneficially own 107,462 shares held by Cloud9 Support, LLC.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 4,712,047 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.10 par value per share, of which no shares are issued or outstanding, as of January 20, 2021. Upon completion of this offering, there will be 7,092,999 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

As of January 20, 2021, there were 4,712,047 shares of our common stock outstanding held by approximately 156 stockholders of record. Holders of common stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. The payment of dividends, if any, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none. Upon our liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

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Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

•	persons who are directors and also officers, and

•	employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Special meeting of stockholders

Our bylaws further provide that special meetings of our stockholders may be only called by our Board with a majority vote of our Board, by our chief executive officer or our chairman.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to the secretary at our principal executive offices not later than the close of business on the 45th day nor earlier than the close of business on the 75th day prior to the first anniversary of the date on which we first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if no proxy materials were mailed by us in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our certificate of incorporation provides that a member of our Board may be removed from service as a director, with or without cause, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding and entitled to vote in an election of directors.

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Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for liability (i) for any appropriation by a director, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) with respect to illegal dividends or redemptions, or (iv) for any transaction from which the director received an improper personal benefit. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “UGRO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company (f/k/a Corporate Stock Transfer), 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, phone (303) 282-4800.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Overview

We are offering 2,380,952 shares of our common stock, assuming no exercise of the over-allotment option.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” in this prospectus for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants in connection with the closing of this offering.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol “UGROD” (previously “UGRO”). Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, 7,092,999 shares of common stock will be outstanding. Of these shares, 2,380,952 shares of our common stock (or 2,738,095 shares if the underwriters exercise in full their option to purchase additional shares) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining shares of common stock that will be outstanding, 234,856 shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the 180-day lock-up period described below, the shares subject to lock-up arrangements will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 70,930 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders, have agreed not to or are otherwise restricted in their ability to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company for a period of 90 days after the date of this prospectus, and in the case of our directors and executive officers and our 5% and greater stockholders for a period of 180 days after the date of this prospectus, without the prior written consent of ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the underwriters. See “Underwriting—Lock-up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up arrangements prior to the expiration of the 90- or 180-day lock-up period.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a ”non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Disposition of Our Common Stock” below.

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Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

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U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that has certain connections with the United States.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

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UNDERWRITING

We have entered into an underwriting agreement, dated               , 2021, with ThinkEquity, a division of Fordham Financial Management, Inc., acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below have agreed to purchase, and we have agreed to sell to it, the number of shares of common stock listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.

We have agreed to indemnify the underwriters and certain of their affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discounts and Commissions

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.0% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received at the closing of the offering. We have paid a $35,000 advance to the Representative, which shall be applied against actual out-of-pocket-accountable expenses, and which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

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We have also agreed to pay certain of the Representative’s expenses relating to the offering, including the fees and expenses of the Representative’s legal counsel and for the Representative’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering, totaling $100,000.

Our total estimated expenses of the offering, including the non-accountable expense allowance, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, commissions and non-accountable expenses, are approximately $380,000.

Over-Allotment Option

We have granted a 45-day option to the Representative to purchase up to 357,142 additional shares of common stock from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative, or its designees, as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, our executive officers and directors, and our 5% and greater stockholders, have agreed pursuant to “lock-up” agreements not to, or are subject to other restrictions so that they may not, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of 90 days from the date of this prospectus, and with respect to our executive officers and directors and our 5% and greater stockholders, a period of 180 days from the date of this prospectus.

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Right of First Refusal

We have granted the Representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the Representative for such Subject Transactions.

Nasdaq Capital Market

We have applied to have our shares of common stock listed on the Nasdaq Capital Market under the symbol “UGRO”. Our application might not be approved and the consummation of this offering is contingent upon such approval.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

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Other Relationships

From time to time, the underwriters and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters or any of their affiliates for any further services.

Pricing of the Offering

The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

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Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. Dentons US LLP, New York, New York, is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of urban-gro, Inc. as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the reports of BF Borgers CPA PC, an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.urban-gro.com. You may access our annual reports on Form 10-K, quarterly reports on Form10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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F-1

urban-gro, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash	$213,392	$448,703
Accounts receivable, net	853,585	1,564,969
Inventories	775,064	676,175
Related party receivable	9,772	49,658
Prepayments and other assets	2,734,382	1,278,728
Total current assets	4,586,195	4,018,233

Non-current assets:
Property and equipment, net	152,577	165,035
Operating lease right of use assets, net	114,017	215,848
Investments	1,710,358	2,020,358
Goodwill	902,067	902,067
Intangible assets, net	84,924	86,151
Total non-current assets	2,963,943	3,389,459

Total assets	$7,550,138	$7,407,692

Liabilities
Current liabilities:
Accounts payable	$1,132,020	$3,753,862
Accrued expenses	1,863,096	1,686,841
Related party payable	–	24,972
Deposits	4,087,592	2,915,406
Related party note payable	–	1,000,000
Notes payable	60,000	2,812,709
Revolving Facility	600,000	–
Term Loan, net	1,596,280	–
Operating lease liabilities	80,339	123,395
Total current liabilities	9,419,327	12,317,185

Non-current liabilities:
Revolving Facility	2,676,493	–
Term Loan, net	88,318	–
Related Party note payable	1,000,000	–
Notes payable	1,020,600	–
Operating lease liabilities	49,347	98,841
Total non-current liabilities	4,834,758	98,841

Total liabilities	14,254,085	12,416,026

Shareholders’ deficit:
Preferred stock, $0.10 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 28,272,285 and 28,209,312 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	28,272	28,209
Additional paid in capital	14,118,289	11,854,083
Accumulated deficit	(20,850,508)	(16,890,626)
Total shareholders’ deficit	(6,703,947)	(5,008,334)

Total liabilities and shareholders’ deficit	$7,550,138	$7,407,692

See accompanying notes to condensed consolidated financial statements

F-2

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Product sales	$7,910,540	$4,633,974	$15,135,472	$14,469,616
Services	448,882	949,090	1,490,216	2,587,121
Total Revenue	8,359,422	5,583,064	16,625,688	17,056,737

Cost of Revenue	6,654,134	3,650,965	12,613,461	11,529,448
Gross profit	1,705,288	1,932,099	4,012,227	5,527,289

Operating expenses:
Marketing	42,749	263,948	236,093	914,563
General and administrative	1,411,821	2,383,920	4,874,383	6,892,623
General and administrative - amortization of broker issuing costs and broker warrants associated with convertible debentures	–	167,834	–	167,834
Stock-based compensation	399,258	509,219	1,391,807	1,606,355
Total operating expenses	1,853,828	3,324,921	6,502,283	9,581,375

Loss from operations	(148,540)	(1,392,822)	(2,490,056)	(4,054,086)

Non-operating income (expenses):
Interest expense	(393,158)	(125,733)	(1,057,501)	(374,850)
Interest expense – amortization of convertible debentures	–	(796,233)	–	(796,233)
Contingent consideration	(155,000)	–	(155,000)	–
Impairment of investment	–	(506,000)	(310,000)	(506,000)
Other income	2,417	11,258	52,675	11,765
Total non-operating income (expenses), net	(545,741)	(1,416,708)	(1,469,826)	(1,665,318)

Income (loss) before income taxes	(694,281)	(2,809,530)	(3,959,882)	(5,719,404)

Income tax expense (benefit)	–	–	–	–
Net income (loss)	$(649,281)	$(2,809,530)	$(3,959,882)	$(5,719,404)

Comprehensive income (loss)	$(694,281)	$(2,809,530)	$(3,959,882)	$(5,719,404)

Earnings (loss) per share:
Net loss per share - basic and diluted	$(0.02)	$(0.11)	$(0.14)	$(0.22)

Weighted average shares used in computation	28,888,194	26,175,098	28,706,905	25,772,134

See accompanying notes to condensed consolidated financial statements

F-3

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(unaudited)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, June 30, 2020	28,830,978	$28,830	$13,522,833	$(20,156,227)	$(6,604,564)
Stock-based compensation	–	–	399,258	–	399,258
Stock grant to satisfy accounts payable	9,640	10	9,630	–	9,640
Stock grant program vesting	131,667	132	(132)	–	–
Stock issuance related to acquisition	250,000	250	154,750	–	155,000
Clawback of stock granted	(1,000,000)	(1,000)	1,000	–	–
Stock issued for lease revision	50,000	50	30,950	–	31,000
Net income (loss) for period ended September 30, 2020	–	–	–	(694,281)	(694,281)
Balance, September 30, 2020	28,272,285	$28,272	$14,118,289	$(20,850,508)	$(6,703,947)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, June 30, 2019	25,820,633	$25,821	$8,438,943	$(11,449,927)	$(2,985,163)
Stock-based compensation	–	–	509,219	–	509,219
Stock options issued for loan term revisions	–	–	20,002	–	20,002
Stock grant program vesting	1,160,833	1,160	(1,160)	–	–
Net income (loss) for period ended September 30, 2019	–	–	–	(2,809,530)	(2,809,530)
Balance, September 30, 2019	26,981,466	$26,981	$8,967,004	$(14,259,457)	$(5,265,472)

See accompanying notes to condensed consolidated financial statements

F-4

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (Continued)

(unaudited)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	28,209,312	$28,209	$11,854,083	$(16,890,626)	$(5,008,334)
Stock-based compensation	–	–	1,391,807	–	1,391,807
Stock grant to satisfy accounts payable	9,640	10	9,630		9,640
Stock issuance related to loan term revisions	100,000	100	99,900	–	100,000
Stock grant program vesting	253,333	253	(253)	–	–
Clawback of stock granted	(1,100,000)	(1,100)	1,100	–	–
Stock issuance related to debt	500,000	500	499,500	–	500,000
Stock issuance related to acquisition	250,000	250	154,750		155,000
Warrant issuance related to debt	–	–	76,822	–	76,822
Stock issued for lease revision	50,000	50	30,950		31,000
Net income (loss) for period ended September 30, 2020	–	–	–	(3,959,882)	(3,959,882)
Balance, September 30, 2020	28,272,285	$28,272	$14,118,289	$(20,850,508)	$(6,703,947)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	25,229,833	$25,230	$4,688,272	$(8,540,053)	$(3,826,551)
Stock-based compensation	–	–	1,606,355	–	1,606,355
Stock options issued for loan term revisions	–	–	37,830	–	37,830
Stock grants issued for loan term revisions	10,000	10	24,090	–	24,100
Stock grant program vesting	1,241,633	1,241	(1,241)	–	–
Stock issuance related to acquisition	500,000	500	999,500	–	1,000,000
Warrant issuance related to convertible debentures	–	–	614,041	–	614,041
Equity value of exercise price associated with convertible debentures	–	–	719,479	–	719,479
Broker warrants associated with issuance of convertible debentures	–	–	278,678	–	278,678
Net income (loss) for period ended September 30, 2019	–	–	–	(5,719,404)	(5,719,404)
Balance, September 30, 2019	26,981,466	$26,981	$8,967,004	$(14,259,547)	$(5,265,472)

See accompanying notes to condensed consolidated financial statements

F-5

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(3,959,882)	$(5,719,404)
Adjustments to reconcile net income (loss) from operations:
Depreciation and amortization	181,750	193,956
Amortization of deferred financing costs	368,661	–
Amortization of convertible debenture components	–	810,166
Stock-based compensation expense	1,391,807	1,606,355
Contingent consideration expense	155,000	–
Impairment of investment	310,000	506,000
Gain on disposal of assets	3,468	(9,572)
Inventory write-offs	72,258	57,352
Bad debt expense	43,849	12,252
Changes in operating assets and liabilities (excluding effects of acquisitions):
Accounts receivable	658,706	(899,859)
Inventories	(171,147)	142,745
Prepayments and other assets	(784,210)	123,376
Accounts payable and accrued expenses	(2,470,559)	2,164,412
Deposits	1,172,186	925,922
Net Cash Used In Operating Activities	(3,028,113)	(86,299)

Cash Flows from Investing Activities
Purchase of investment	–	(572,250)
Purchase of intangible assets	–	(25,000)
Purchases of property and equipment	(122,817)	(387,160)
Proceeds from sale of assets	–	40,500
Cash acquired in acquisition	–	49,742
Net Cash Used In Investing Activities	(122,817)	(894,168)

Cash Flows from Financing Activities
Proceeds from issuance of Revolving Facility	2,207,432	–
Proceeds from issuance of Term Loan	2,000,000	–
Proceeds from Revolving Facility advances	1,069,061	–
Issuance of convertible debentures	–	2,565,000
Proceeds from notes payable	1,020,600	970,000
Debt financing costs	(638,046)	–
Repayment of notes payable	(2,743,428)	(227,749)
Net Cash Provided by Financing Activities	2,915,619	3,307,251

Net Increase (Decrease) in Cash	(235,311)	2,326,784
Cash at Beginning of Period	448,703	1,178,852
Cash at End of Period	$213,392	$3,505,636

Supplemental Cash Flow Information:
Interest Paid	$670,165	$291,441
Income Taxes Paid	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Operating lease right of use asset set-up effective January 1, 2019	$–	$326,095
Debt financing costs booked in equity	$676,822	$–
Stock issued for acquisitions	$155,000	$1,020,003

See Note 1 regarding the acquisition of Impact Engineering, Inc.

See accompanying notes to condensed consolidated financial statements

F-6

urban-gro, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – ORGANIZATION AND ACQUISITIONS, LIQUIDITY AND GOING CONCERN

Organization and Acquisitions

urban-gro, Inc. (“we,” “us,” “our,” the “Company,” or “urban-gro”) is a leading engineering and design services company focused on the commercial indoor horticulture market. We engineer and design indoor controlled environment agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into those facilities. Through this work, we create high-performance indoor cultivation facilities for our clients to grow specialty crops, including leafy greens, vegetables, herbs, and plant-based medicines like cannabis and hemp. Our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of indoor growing operations. We also help our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health which allows clients to manage their entire cultivation lifecycle, establishing facilities that operate and perform at the highest level.

Our indoor commercial cultivation solution offers an integrated suite of services and equipment systems that generally fall within the following categories:

•	Service Solutions:
•	Engineering Design Services – A comprehensive triad of services including:
i.	Cultivation Space Programming (“CSP”)
ii.	Integrated Cultivation Design (“ICD”)
iii.	Full-Facility Mechanical, Electrical, and Plumbing (“MEP”)
•	gro-care® - A recurring revenue subscription-based managed service offering including:
i.	Remote Monitoring, Reporting, Support, and Training Services
ii.	Facility and Equipment Commissioning & Audit Services
iii.	Environmental Sciences Groups’ (“ESG”) Compliance and Program Services
•	Integrated Equipment Solutions:
•	Design, Source, and Integration of Complex Environmental Equipment Systems Including Purpose-Built Heating, Ventilation, and Air Conditioning (“HVAC”) solutions, Environmental Controls, Fertigation, and Irrigation Distribution.
•	Value-Added Reselling (“VAR”) of Cultivation Equipment including a Complete line of Lighting and Rolling Benching Systems
•	Strategic Vendor Relationships with Premier Manufacturers

Since commencing business in March 2014, we have introduced new equipment solutions, products and services to the CEA market, expanded our ongoing operations across North America, and most recently, we have entered into several engagements in Europe. In June 2018, the Company formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary, which it utilizes for its Canadian sales operations.

F-7

Effective March 7, 2019, the Company acquired 100% of the stock of Impact Engineering, Inc. (d/b/a Grow2Guys) (“Impact”), a provider of mechanical electrical and plumbing (“MEP”) engineering services predominantly focused on the indoor commercial horticulture industry. The Company believes the acquisition of Impact will improve the Company’s ability to better serve its current and future client base by expanding on the fully integrated products and services offered by the Company. The Company initially issued 500,000 shares of Common Stock valued at $2.00 per share to effect the acquisition of Impact. The Company accounted for the initial acquisition of Impact as follows:

Purchase Price	$1,000,000

Allocation of Purchase Price:
Cash	$49,742
Accounts receivable, net	$93,811
Goodwill	$902,067
Accrued expenses	$45,620

Under the terms of the agreement to acquire Impact, the Company was required to issue additional shares of Common Stock to the former Impact owner if the average closing price per share of the Company’s Common Stock was less than or equal to $2.00 per share for the 30-day period beginning on the date that was 150 days after the initial date of the listing of the Company’s Common Stock on a national securities exchange or quotation on the OTCQB or OTCQX (the “Valuation Period”). The Company’s Common Stock price was lower than $2.00 per share during the Valuation Period and the Company was required to issue additional shares of the Company’s Common Stock to the former Impact owner. In September 2020, however, the Company and the former Impact owner agreed to satisfy this provision of the agreement by the Company issuing 250,000 additional shares of Common Stock to the former Impact owner. The Company valued the issuance of these additional 250,000 shares at $0.62 per share of Common Stock based on the market price of our shares on the date of the agreement and recorded the additional issuance of shares as contingent consideration in the statements of operations and comprehensive income (loss).

Liquidity and Going Concern

Since inception, the Company has incurred significant operating losses and has funded its operations primarily through the issuance of equity securities, debt, and operating revenue. As of September 30, 2020, the Company had an accumulated deficit of $20,850,508, a working capital deficit of $4,833,132, and negative stockholders’ equity of $6,703,947. These facts and conditions raise substantial doubt about the Company’s ability to continue as a going concern, within one year after the date that these financial statements are issued. The Company continually evaluates opportunities to raise equity and debt financing and has also sought to implement cost reduction and revenue enhancing measures to help achieve profitability and continue operations. There can, however, be no assurances that the Company will be able to raise equity or debt financing in sufficient amounts, when and if needed, on acceptable terms or at all, nor can there be any assurances that the Company will be able to implement cost reduction and revenue enhancing measures that will enable the Company to achieve profitable operations going forward. The accompanying financial statements have been prepared on a going concern basis.

Pursuant to Accounting Standards Codification (“ASC”) 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we assess going concern uncertainty for our condensed consolidated financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the condensed consolidated financial statements are issued or are available to be issued. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary. We believe it is probable that management’s plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

F-8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Condensed Consolidated Financial Statements

The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the SEC for condensed financial reporting. The condensed consolidated financial statements are unaudited and, in the Company’s opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of the Company’s condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of shareholders’ deficit and condensed consolidated statements of cash flows for the periods presented. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with regulations of the SEC. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, refer to Note 2 — “Summary of Significant Accounting Policies,” in the Company’s consolidated financial statements included in the Company’s 2019 Form 10-K. During the nine months ended September 30, 2020, there were no material changes made to the Company’s significant accounting policies.

Use of Estimates

In preparing condensed consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of long-lived assets and goodwill, inventory write offs, allowance for deferred tax assets, and allowance for bad debt.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Recently Issued Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (the “FASB”) or other standards setting bodies issue new accounting pronouncements. The FASB issues updates to new accounting pronouncements through the issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, the Company believes that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on the Company’s financial statements upon adoption.

F-9

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company previously purchased certain cultivation products from Bravo Lighting, LLC (d/b/a Bravo Enterprises) (“Bravo”) and Enviro-Glo, LLC (“Enviro-Glo”), manufacturers and distributors of commercial building lighting and other product solutions with common control by the Company’s two major shareholders, Bradley Nattrass and Octavio Gutierrez. Purchases from Bravo and Enviro-Glo totaled $0 and $43,912 for the nine months ended September 30, 2020 and 2019, respectively, and $0 and $7,442 for the three months ended September 30, 2020 and 2019, respectively. There were no outstanding receivables from Bravo and Enviro-Glo as of September 30, 2020 and December 31, 2019. Net outstanding payables incurred for purchases of inventory and other services to Bravo and Enviro-Glo as of September 30, 2020 and December 31, 2019 were $0 and $8,570, respectively.

The Company has made payments to Cloud 9 Support, LLC (“Cloud 9”), a company owned by James Lowe, a director, shareholder, and debt holder. Payments to Cloud 9 were $0 and $75,617 during the nine months ended September 30, 2020 and 2019, respectively, and $0 and $24,368 during the three months ended September 30, 2020 and 2019, respectively. Cloud 9 also purchases materials from the Company. Total sales to Cloud 9 from the Company were $359,562 and $229,688 during the nine months ended September 30, 2020 and 2019, respectively, and $112,405 and $103,088 during the three months ended September 30, 2020 and 2019, respectively. Outstanding receivables from Cloud 9 as of September 30, 2020 and December 31, 2019 totaled $9,772 and $49,659, respectively. Net outstanding payables to Cloud 9 as of September 30, 2020 and December 31, 2019 were $0 and $16,402, respectively.

In October 2018, the Company received a $1,000,000, unsecured, interest only, promissory note (the “Promissory Note”) from Cloud 9. The Promissory Note was originally due April 30, 2019. The Promissory Note is personally guaranteed by the Company’s largest shareholders, Bradley Nattrass, who is the Company’s Chairman and Chief Executive Officer, and Octavio Gutierrez, a former officer and director of the Company. The Promissory Note includes additional consideration of 30,000 options at an exercise price of $1.20 per share. Under the initial terms of the Promissory Note, the interest rate was 12.0% per year with interest payable monthly. In May 2019, the due date of the Promissory Note was extended to December 31, 2019 and the interest rate was decreased to 9.0% per year payable monthly. In connection with the execution of the Credit Agreement (see Note 9 – Debt) on February 21, 2020, the Company entered into an agreement to amend the Promissory Note (the “Amending Agreement”). Pursuant to the Amending Agreement, Cloud 9 agreed to extend the maturity date of the Promissory Note from December 31, 2019 to the date which is the earlier of 60 days following the date: (a) on which demand for repayment is made by the Lender under the Credit Agreement; or (b) which is the maturity date of the Credit Agreement. As part of the Amending Agreement, the Company issued 100,000 shares of Common Stock to James Lowe as designee of Cloud 9.

NOTE 4 – PREPAYMENTS AND OTHER ASSETS

Prepayments and other assets are comprised of prepayments paid to vendors to initiate orders and prepaid services and fees. The prepaid balances are summarized as follows:

	September 30,	December 31,
	2020	2019
Vendor prepayments	$1,828,531	$1,070,788
Prepaid services and fees	268,655	187,912
Deferred financing asset (See Note 9 - Debt)	630,805	–
Other assets	6,391	20,028
Prepayments and other assets	$2,734,382	$1,278,728

F-10

NOTE 5 – INVESTMENTS

The components of investments are summarized as follows:

	September 30, 2020	December 31, 2019
Investment in Edyza	$1,710,358	$1,710,358
Investment in TGH	–	310,000
	$1,710,358	$2,020,358

On January 24, 2020, the Company entered into a Membership Interest Redemption Agreement (the “Redemption Agreement”) with Total Grow Holdings LLC (d/b/a Total Grow Control, LLC) (“TGH”), whereby the Company agreed to sell the Company’s 24.4% membership interests in TGH back to TGH for total consideration of $370,000. As a result of TGH’s failure to perform its obligations under the Redemption Agreement, the Company initiated a lawsuit against TGH seeking damages (the “Lawsuit”), and subsequently fully impaired the remaining investment in TGH during the three months ended June 30, 2020.

On September 24, 2020, the Company and TGH entered into a Settlement Agreement (the “Settlement Agreement”), pursuant to which the parties agreed to settle all claims brought in the Lawsuit. Pursuant to the Settlement Agreement, TGH agreed to pay the Company a total of $61,919 in six equal installments. TGH’s first payment was due by October 4, 2020. TGH also agreed to reimburse the Company for up to $25,000 of its attorney’s fees related to the Lawsuit and the Settlement Agreement. In consideration of the foregoing and subject to TGH satisfying its payment obligations, the Company agreed to release any and all claims related to the Lawsuit. The Settlement Agreement also provides for a mutual release between the parties.

On September 24, 2020, in connection with the Settlement Agreement, the Company also entered into an agreement (the “Pullar Agreement”) by and between the Company and George R. Pullar, a former director of the Company and the Company’s former chief financial officer and the current chief financial officer of TGH. Pursuant to the Pullar Agreement, in exchange for Mr. Pullar relinquishing all right, title and interest in and to 1,000,000 shares of the Company’s common stock, the Company agreed to (i) execute the Settlement Agreement, (ii) transfer, sell and assign to Mr. Pullar the Company’s 24.4% membership interest in TGH pursuant to the Settlement Agreement and (iii) issue Mr. Pullar a fully vested warrant, to purchase 400,000 shares of Common Stock at an exercise price of $1.00 per share which expires five years from the date of issuance. The Pullar Agreement also provides for a mutual release between the Company and Mr. Pullar.

NOTE 6 – GOODWILL

The Company recorded goodwill in conjunction with the initial acquisition of Impact on March 7, 2019. The goodwill balance as of September 30, 2020 and December 31, 2019 was $902,067. Goodwill is not amortized. There is no goodwill for income tax purposes. The Company did not record any impairment charges related to goodwill for the periods ended September 30, 2020 and 2019.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	September 30,	December 31,
	2020	2019
Accrued operating expenses	$798,752	$854,056
Accrued wages and related expenses	402,710	487,327
Accrued interest expense	44,635	–
Accrued sales tax payable	616,999	345,458
	$1,863,096	$1,686,841

F-11

Accrued sales tax payable is comprised of amounts due to various states and Canadian provinces for 2015 through 2020.

NOTE 8 – NOTES PAYABLE

The following is a summary of notes payable excluding related party notes payable:

	September 30,	December 31,
	2020	2019

Unsecured, interest only, note payable with Chris Parkes originally due December 31, 2018. Initial interest payments due monthly at an annual rate of 20.4%. Note payable revised in December 2018 extending the maturity date to March 31, 2019. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the note and reducing the interest rate, the Company issued the holder 3,000 shares of Common Stock. Beginning in April 2020, the Company is making monthly principal payments in the amount of $10,000.	$20,000	$80,000

Unsecured, interest only, note payable with David Parkes originally due December 31, 2018. Initial interest payments due monthly at an annual rate of 18.0%. Note payable revised in December 2018 extending the maturity date to March 31, 2019. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the note and reducing the interest rate, the Company issued the holder 3,000 shares of Common Stock. Beginning in April 2020, the Company is making monthly principal payments in the amount of $10,000.	40,000	100,000

Note payable with Hydrofarm Holdings Group, Inc. (“Hydrofarm”), secured by all currently existing and future assets. Interest accrues at 8.0% per year and is paid quarterly. The note matures on the earlier of: (a) 90 days’ notice from Hydrofarm; (b) acceleration of the note payable due to the Company being in default; or (c) December 2023. The note was repaid in full on February 27, 2020.	–	2,000,000

Secured agreement to sell future receivables to GCF Resources, LLC, net of $30,000 in closing fees. The agreement requires 32 weekly payments of $42,190 totaling $1,350,000. The agreement matured on May 7, 2020 but is repayable prior to maturity for less than the $1,350,000 in total payments. The note was repaid in full on February 27, 2020.	–	632,709

Paycheck Protection Program (“PPP”) loan entered into on April 16, 2020. Interest rate of 1.0% per annum. Payments of principal and interest are deferred until August 1, 2021 (the “Deferral Period”). The PPP loan may be forgiven in part or fully depending on the Company meeting certain PPP loan forgiveness guidelines. The Company has not yet determined if any of the PPP loan is subject to forgiveness and has therefore continued to present the entire PPP loan as an obligation on its financial statements. Any unforgiven portion of the PPP loan is payable over a two-year term, with payments deferred during the Deferral Period. The Company may prepay the unforgiven loan balance at any time without payment of any premium.	1,020,600	–

Total	1,080,600	2,812,709
Less current maturities	(60,000)	(2,812,709)
Long Term	$1,020,600	$–

F-12

NOTE 9 – DEBT

The Company's borrowings as of September 30, 2020 and December 31, 2019 consisted of the following:

	September 30,	December 31,
	2020	2019
Revolving Facility	$3,276,493	$–
Term Loan, net of $315,402 unamortized debt issuance costs	1,684,598	–
Total	4,961,091	–
Less current debt due within one year	(2,196,280)	–
Total long-term debt	$2,764,811	$–

On February 21, 2020, we entered into a letter agreement (the “Credit Agreement”) by and among the Company, as borrower, urban-gro Canada Technologies Inc. and Impact., as guarantors, the lenders party thereto (the “Lenders”), and Bridging Finance Inc., as administrative agent for the Lenders (the “Agent”). The Credit Agreement, which is denominated in Canadian dollars (C$), is comprised of (i) a 12-month senior secured demand term loan facility in the amount of C$2.7 million ($2.0 million), which was funded in its entirety on the closing date (the “Term Loan”); and (ii) a 12-month demand revolving credit facility of up to C$5.4 million ($4.0 million), which may be drawn from time to time, subject to the terms and conditions set forth in the Credit Agreement and described further below (the “Revolving Facility,” and together with the Term Loan, the “Facilities”). The Credit Agreement is personally guaranteed by the Company’s CEO and Chairman, Brad Nattrass, and was to be in place for the original term of the Credit Agreement (1 year) plus a 1-year extension period at the discretion of the Lender as provided in the Credit Agreement.

The final maturity date of the Facilities was initially stipulated in the Credit Agreement as the earlier of (i) demand, and (ii) the date that is 12 months after the closing date, with a potential extension to the date that is 24 months after the closing date (the “Initial Maturity Date”). The Facilities bore interest at the annual rate established and designated by the Bank of Nova Scotia as the prime rate, plus 11% per annum. Accrued interest on the outstanding principal amount of the Facilities is due and payable monthly in arrears, on the last business day of each month, and on the Initial Maturity Date.

The Revolving Facility could initially be borrowed and re-borrowed on a revolving basis by the Company during the term of the Facilities, provided that borrowings under the Revolving Facility were limited by a loan availability formula equal to the sum of (i) 90% of insured accounts receivable, (ii) 85% of investment grade receivables, (iii) 75% of other accounts receivable, (iv) 50% of eligible inventory, and (v) the lesser of C$4.05 million ($3.0 million) and (A) 75% of uncollected amounts on eligible signed equipment orders for equipment systems contracts and (B) 85% of uncollected amounts on eligible signed professional services order forms for design contracts. The Revolving Facility may be prepaid in part or in full without a penalty at any time during the term of the Facilities, and the Term Loan may be prepaid in full or in part without penalty subject to 60 days prior notice in each case subject to certain customary conditions.

F-13

On September 4, 2020, the Company executed an amendment to the Credit Agreement (the “First Amendment”) whereas the Facilities described above are now due on December 31, 2021 (the “Revised Maturity Date”). The First Amendment also increased the rate at which the Facilities will bear interest to the annual rate established and designated by the Bank of Nova Scotia as the prime rate, plus 12% per annum (14.5% as of September 30, 2020).

As a result of the First Amendment, the Company is required to prepay, on or before January 31, 2021, $1,000,000 of the balance of the Term Loan and begin making monthly payments of $100,000 on the balance on the Term Loan starting on March 1, 2021. Additionally, the Company is required to make monthly payments of $50,000 on the balance under the Revolving Facility beginning October 1, 2020 and can make no more draws under the Revolving Facility.

The Company incurred $1,314,868 of debt issuance costs in connection with these Facilities, of which $676,822 was non-cash in the form of Common Stock and warrant issuances. The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option pricing based on the market value of the underlying Common Stock at the valuation measurement date of $1.00, the remaining contractual terms of the warrants of 5 years, risk free interest rate of 1.14% an expected volatility of the price of the underlying Common Stock of 100%. The Company recorded the debt issuance costs as either a deferred financing asset or a direct reduction of the loan obligation based on the pro-rata value of the Revolving Facility and Term Loan, respectively, on the closing date. The debt issuance costs are amortized as interest expense over the life of the Facilities, until the Revised Maturity Date. As of September 30, 2020, there were $630,805 and $315,402 of unamortized debt issuance costs remaining related to the Revolving Facility and Term Loan, respectively.

The Company recorded interest expense of $1,057,501 in the nine months ended September 30, 2020, of which $368,661 related to the amortization of debt issuance costs on the Credit Agreement. Excluding interest expense related to the amortization of convertible debentures of $796,233, the Company recorded interest expense of $374,850 in the nine months ended September 30, 2019. The Company recorded interest expense of $393,158 in the three months ended September 30, 2020, of which $164,941 related to the amortization of debt issuance costs on the Credit Agreement. Excluding interest expense related to the amortization of convertible debentures of $796,233, the Company recorded interest expense of $125,733 in the three months ended September 30, 2019.

NOTE 10 – UNIT OFFERING

Effective January 9, 2019, the Company executed a letter agreement with an exclusive placement agent in connection with a private placement offering. Beginning in March 2019, the placement agent initiated an offering (the “Offering”) of up to $6,000,000 from the sale of Units, with each Unit consisting of a $1,000 Convertible Debenture (the “Debentures” or a “Debenture”) and Common Stock Purchase Warrants (the “Warrants”) exercisable to purchase 207.46 shares of Common Stock at $3.00 per share for a period of two years from the purchase date. The Debentures were due May 31, 2021 and bore interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus any accrued but unpaid interest, were to automatically convert for no additional consideration into Common Shares at a conversion price of $2.41 per share upon the occurrence of a liquidity event. A liquidity event was defined as: (a) the date on which the Company’s Common Stock is listed for trading on a recognized stock exchange in either Canada or the United States; and (b) securities issued pursuant to the Offering, including the Common Stock underlying both the conversion right included in the Debentures and underlying the Warrants, have been duly qualified by a registration statement in the United States, allowing the securities to be freely tradeable pursuant to the U.S. securities laws, or a prospectus in Canada. The Company filed a registration statement with the SEC on September 17, 2019, to register the securities in connection with the Offering. That registration statement was declared effective October 16, 2019, triggering the liquidity event indicated above and the $2,565,000 in Debentures plus $92,037 in accrued interest were converted into 1,102,513 Common Shares at $2.41 per share. The Warrants contain a mandatory exercise provision if the weighted average share price of the Company’s Common Stock exceeds $5.00 per share for a period of five consecutive days. As of September 30, 2020, no Warrants had been exercised.

NOTE 11 – RISKS AND UNCERTAINTIES

Concentration Risk

During the nine months ended September 30, 2020 and 2019, one client represented 26% and 15% of total revenue, respectively. During the three months ended September 30, 2020 and 2019, one client represented 51% and 17% of total revenue, respectively. At September 30, 2020 one client represented 26% of total outstanding receivables. At December 31, 2019, one client represented 15% and another represented 11% of total outstanding accounts receivables.

During the nine months ended September 30, 2020, 27% of the Company’s total purchases were from one vendor. During the nine months ended September 30, 2019, 15% of the Company’s total purchases were from one vendor. During the three months ended September 30, 2020, 48% of the Company’s total purchases were from one vendor. During the three months ended September 30, 2019, 20% of the Company’s total purchases were from one vendor.

F-14

Coronavirus Pandemic

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. The response to this coronavirus by federal, state and local governments in the U.S. has resulted in significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of an unknown duration, they could have an adverse effect on our liquidity and profitability.

As a result of these events, we assessed our near-term operations, working capital, finances and capital formation opportunities, and implemented, in late March 2020, a downsizing of our operations and workforce to preserve cash resources and focus our operations on client-centric sales and project management activities. The duration and likelihood of success of this workforce reduction are uncertain; however, we have since rehired several employees who were impacted by the downsizing effort. If this downsizing effort does not meet our expectations, or additional capital is not available, we may not be able to continue our operations. The pandemic and its effects resulted in temporary delays in our projects, however, work on all such projects has resumed. Other factors that will affect our ability to continue operations include the market demand for our products and services, our ability to service the needs of our clients and prospects with a reduced workforce, potential contract cancellations, project scope reductions and project delays, our ability to fulfill our current backlog, management of our working capital, the availability of cash to fund our operations, and the continuation of normal payment terms and conditions for purchase of our products. In light of these extenuating circumstances, there is no assurance that we will be successful in growing and maintaining our business with our clients. If our clients or prospects are unable to obtain project financing and we are unable to increase revenues, or otherwise generate cash flows from operations, we will not be able to successfully execute on the various strategies and initiatives we have set forth in this Report to grow our business.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within this Report.

NOTE 12 – STOCK-BASED COMPENSATION

Stock-based compensation expense for the nine months ended September 30, 2020 and 2019 was $1,391,807 and $1,606,355, respectively, based on the vesting schedule of the stock grants and options. Stock based compensation expense for the three months ended September 30, 2020 and 2019 was $399,258 and $509,219, respectively, based on the vesting schedule of the stock grants and options. No cash flow effects are anticipated for stock grants.

In January 2017, the Company began granting Common Stock to attract, retain, and reward employees. In January 2018, the Company implemented an equity incentive plan to reward and attract employees and directors and compensate vendors for services when applicable. In May 2019, the Company adopted a new equity incentive plan, authorizing an aggregate of 3,500,000 shares of Common Stock for issuance thereunder. This equity incentive plan was approved by the Company’s shareholders on May 23, 2019.

Stock grants under the equity incentive plans are valued at the price of the stock on the date of grant. The fair value of stock options granted under the equity incentive plans is calculated using the Black-Scholes pricing model based on the estimated market value of the underlying stock at the valuation measurement date, the remaining contractual term of the stock options, risk-free interest rate, and expected volatility of the underlying Common Stock. There is a moderate degree of subjectivity involved when estimating the value of stock options with the Black-Scholes option pricing model as the assumptions used are moderately judgmental. Stock grants and stock options are sometimes offered as part of an employment offer package, to ensure continuity of service or as a reward for performance. Stock grants and stock options typically require a 1 to 3 year period of continued employment or service performance before the stock grant or stock option vests.

F-15

Stock Grants:

The following table shows stock grant activity for the nine months ended September 30, 2020:

Grants outstanding as of December 31, 2019	412,501
Grants awarded	794,166
Forfeiture/Cancelled	(200,000)
Grants vested	(253,333)
Grants outstanding as of September 30, 2020	753,334

As of September 30, 2020, the Company has $393,215 in unrecognized share-based compensation expense related to these stock grants.

Stock Options:

The following table shows stock option activity for the nine months ended September 30, 2020:

	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Stock options outstanding as of December 31, 2019	1,702,167	9.21	$1.21
Issued	2,425,000	9.49	$1.00
Exercised	–	–	–
Expired	(297,501)	9.19	$1.21
Stock options outstanding at September 30, 2020	3,829,666	9.35	$1.05
Stock options exercisable at September 30, 2020	1,437,578	8.88	$1.12

As of September 30, 2020, the Company has $1,919,523 in unrecognized share-based compensation expense related to these stock options.

NOTE 13 – SHAREHOLDERS’ EQUITY

In March 2020, an executive left the Company and returned 100,000 common shares as part of the related separation agreement. The Company retired the shares and reduced its issued and outstanding stock by 100,000 shares.

In September 2020, a former executive who had the right to receive 1,000,000 shares of Common Stock per the terms of his separation agreement that was reached in September 2019, entered into an agreement with the Company to exchange the right to receive those 1,000,000 shares of Common Stock for the Company’s ownership interest in TGH (see Note 5 – Investments) and a warrant to purchase 400,000 shares of the Company’s Common Stock at $1.00 per share. The Company retired the shares and reduced its issued and outstanding stock by 1,000,000 shares.

F-16

NOTE 14 – WARRANTS

Warrants are immediately exercisable upon issuance. The following table shows warrant activity for the nine months ended September 30, 2020.

	Number of shares	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2019	692,034	$2.88
Issued in conjunction with debt	124,481	$2.41
Issued in conjunction with agreement with former executive (see Note 13 – Shareholders’ Equity)	400,000	$1.00
Warrants outstanding as of September 30, 2020	1,216,515	$2.21
Warrants exercisable as of September 30, 2020	1,216,515	$2.21

The weighted-average life of the warrants is 2.5 years. The aggregate intrinsic value of the warrants outstanding and exercisable at September 30, 2020 is $0.

NOTE 15 – SUBSEQUENT EVENTS

Management has assessed and determined that no significant subsequent events are to be disclosed according to ASC 855.

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of urban-gro, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of urban-gro, Inc. (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

We have served as the Company's auditor since 2017.

Lakewood, CO

May 18, 2020

F-18

urban-gro Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

Assets
Current Assets
Cash	$448,703	$1,178,852
Accounts receivable, net	1,564,969	501,191
Inventories, net	676,175	1,214,224
Related party receivable	49,658	122,356
Prepayments and advances	1,258,700	928,682
Total current assets	3,998,205	3,945,305

Non-current assets
Property, plant, and equipment, net	165,035	441,141
Operating lease right of use assets, net	215,848	–
Investments	2,020,358	1,261,649
Goodwill	902,067	–
Other assets	106,179	96,669
Total non-current assets	3,409,487	1,799,459

Total assets	$7,407,692	$5,744,764

Liabilities
Current liabilities
Accounts payable	$3,753,862	$1,630,893
Accrued expenses	1,686,841	1,144,142
Related party payable	24,972	18,802
Customer deposits	2,915,406	3,298,609
Related party note payable	1,000,000	1,000,000
Notes payable	2,812,709	2,478,869
Operating lease liabilities	123,395	–
Total current liabilities	12,317,185	9,571,315

Non-current liabilities
Operating lease liabilities	98,841	–
Total non-current liabilities	98,841	–

Total liabilities	12,416,026	9,571,315

Commitments and contingencies, Note 11

Equity
Preferred stock, $0.10 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 28,209,312 and 25,229,833 shares issued and outstanding as of December 31, 2019, and December 31, 2018 respectively	28,209	25,230
Additional Paid in Capital	11,854,083	4,688,272
Accumulated deficit	(16,890,626)	(8,540,053)
Total shareholders’ deficit	(5,008,334)	(3,826,551)

Total liabilities and shareholders’ deficit	$7,407,692	$5,744,764

See accompanying notes to financial statements

F-19

urban-gro Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED December 31, 2019 and 2018

	For the Years Ended
	December 31,	December 31,
	2019	2018

Revenue	$24,189,803	$20,050,776

Cost of revenue	17,563,594	13,892,025
Gross profit	6,626,209	6,158,751

Operating expenses
Marketing	1,016,073	992,288
General and administrative	9,207,737	7,721,221
General and administrative – amortization of broker issuing costs and broker warrants associated with convertible debentures	432,578	–
Stock-based compensation	1,830,426	1,245,826
Total operating expenses	12,486,814	9,959,335

Loss from operations	(5,860,605)	(3,800,584)

Non-operating expenses:
Interest expense	(704,230)	(119,961)
Interest expense – amortization of warrants and conversion price associated with convertible debentures	(1,333,520)	–
Write-down of investment	(505,766)	–
Other income, net	53,548	24,672
Total non-operating expenses	(2,489,968)	(95,289)

Loss before income taxes	(8,350,573)	(3,895,873)

Income Tax benefit	–	–

Net income (loss)	$(8,350,573)	$(3,895,873)

Comprehensive income (loss)	$(8,350,573)	$(3,895,873)

Earnings (loss) per share
Net loss per share - basic and diluted	$(0.32)	$(0.16)

Weighted average outstanding shares for the years ended December 31, 2019 and December 31, 2018 - basic and diluted	26,318,059	24,848,239

See accompanying notes to financial statements

F-20

urban-gro Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED December 31, 2019 and 2018

			Additional	Retained	Total
	Common Stock		Paid in	Earnings	Shareholders'
	Shares	Amount	Capital	(deficits)	Deficit
Balance, December 31, 2017	25,046,000	$25,036	$3,258,116	$(4,644,180)	$(1,361,028)
Clawback of stock granted	(375,000)	(375)	375	–	–
Payment of outstanding balance for PPM	–	–	80,000	–	80,000
Stock based compensation	–	–	1,345,825	–	1,345,825
Stock Grant Program Vesting	558,833	568	(568)	–	–
Warrants	–	–	4,525	–	4,525
Net loss for year ended December 31, 2018	–	–	–	(3,895,873)	(3,895,873)
Balance, December 31, 2018	25,229,833	$25,230	$4,688,272	$(8,540,053)	$(3,826,551)

			Additional	Retained	Total
	Common Stock		Paid in	Earnings	Shareholders'
	Shares	Amount	Capital	(deficits)	Deficit
Balance, December 31, 2018	25,229,833	$25,230	$4,688,272	$(8,540,053)	$(3,826,551)
Stock based compensation	–	–	1,830,426	–	1,830,426
Stock options issued for loan term revisions	–	–	37,829	–	37,829
Stock grants issued for loan term revisions	16,000	16	31,284	–	31,300
Stock Grant Program Vesting	1,360,966	1,360	(1,360)	–	–
Stock issuance related to conversion of convertible debentures	1,102,513	1,103	2,655,934	–	2,657,037
Stock issuance related to acquisition	500,000	500	999,500	–	1,000,000
Warrants issued related to convertible debentures	–		614,041	–	614,041
Equity value of exercise price associated with convertible debentures	–		719,479	–	719,479
Broker warrants associated with issuance of convertible debentures	–		278,678	–	278,678
Net loss for year ended December 31, 2019	–	–	–	(8,350,573)	(8,350,573)
Balance, December 31, 2019	28,209,312	$28,209	$11,854,083	$(16,890,626)	$(5,008,334)

See accompanying notes to financial statements

F-21

urban-gro Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,	December 31,
	2019	2018

Cash Flows from Operating Activities
Net Loss	$(8,350,573)	$(3,895,873)
Adjustment to reconcile net loss from operations:
Depreciation and amortization	266,476	154,136
Amortization of convertible debenture components	1,612,197	–
Stock-based compensation expense	1,830,426	1,245,826
Impairment of investment	505,766	–
Warrant Expense	–	3,394
Inventory write-offs	94,727	77,531
Bad debt expense	67,633	106,464
Gain on disposal of assets	(72,416)	–
Changes in Operating Assets and Liabilities:
Accounts receivable	(849,355)	(73,917)
Inventory	443,322	(167,040)
Prepayments and other assets	(324,273)	(88,684)
Accounts payable and accrued expenses	2,671,838	205,667
Customer deposits	(383,203)	147,360
Net Cash Provided by (Used in) Operating Activities	(2,487,435)	(2,285,136)

Cash Flows from Investing Activities
Purchases of investments	(1,085,975)	(861,649)
Purchases of property and equipment	(192,954)	(369,480)
Proceeds from sale of assets	121,500	–
Cash acquired in acquisition	49,742	–
Purchases of intangible assets	(40,255)	(33,674)
Net Cash Used Provided By (Used In) Investing Activities	(1,147,942)	(1,264,803)

Cash Flows from Financing Activities
Issuance of convertible debentures	2,565,000	–
Issuance of capital stock	–	80,000
Proceeds from notes payable	970,000	1,992,000
Repayment of notes payable	(629,772)	–
Proceeds from related party loan	–	1,000,000
Net Cash Provided by (Used In) Financing Activities	2,905,228	3,072,000

Net Increase (Decrease) in Cash	(730,149)	(477,939)
Cash at Beginning of Period	1,178,852	1,656,791
Cash at End of Period	448,703	1,178,852

Supplemental Cash Flow Information:
Interest Paid	612,138	119,961
Income Tax Paid	–	–

Supplemental disclosure of non-cash investing and financing activities:
Convertible debentures and accrued interest converted into common stock	2,657,037	–
Stock issuance related to acquisition	1,000,000	–
Common stock retired	–	375
Operating lease right of use asset	326,092	–

See accompanying notes to financial statements

F-22

urban-gro, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND ACQUISITIONS, BUSINESS PLAN, AND LIQUIDITY

Organization and Acquisitions

urban-gro, Inc. (“we,” “us,” our” or the “Company”) is a leading engineering design services company that integrates complex environmental equipment systems to create high performance indoor cultivation facilities for the global commercial horticulture market. Our custom tailored, plant-centric approach to design, procurement, and integration provides a single point of accountability across all aspects of indoor cultivation operations. Our solution offers functionality that helps customers manage the entire cultivation lifecycle, from facility engineering and design to operation and day-to-day management. We offer a full range of custom services that are integrated with select cultivation equipment and product solutions, which we primarily source from third party technology and manufacturing partners but also develop in-house.

Our service offerings include full facility programming, engineering and design services, start-up commissioning services, facility optimization services and IPM planning and strategy services. Complementing these services, we work with customers to source an integrated suite of select cultivation equipment systems and crop management products, which include: (1) environmental controls, fertigation, and irrigation distribution systems; (2) freshwater, wastewater, and condensation treatment systems; (3) light emitting diode (“LED”), high-pressure sodium (“HPS”) and ceramic metal halide (“CMH”) lighting systems; (4) rolltop, multi-tier, and automated container benching systems; (5) odor mitigation & microbial reduction systems; (6) air flow systems; (7) industrial spray applicators; (8) pesticides and bio-controls; (9) plant nutrition products; (10) substrate and coco bag solutions; and (11) our Soleil® technology data analytics platform that includes wireless environmental & substrate sensing and remote monitoring and support.

In June 2018, the Company formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary which it currently utilizes for its Canadian sales operations.

Effective March 7, 2019, the Company acquired 100% of the stock of Impact Engineering, Inc. (d/b/a Grow2Guys) (“Impact”), a provider of mechanical electrical and plumbing (“MEP”) engineering services predominantly focused on the cannabis industry. Management believes the acquisition of Impact will improve the Company’s ability to better serve its current and future customer base by expanding on the fully integrated products and services offered by the Company. The Company issued 500,000 shares of Common Stock (“Common Stock”) valued at $2.00 per share to effect the acquisition of Impact. The Company has initially accounted for the acquisition of Impact as follows:

Purchase Price	$1,000,000

Allocation of Purchase Price:
Cash	$49,742
Accounts receivable, net	$93,811
Goodwill	$902,067
Accrued expenses	$45,620

Basis of Presentation

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

F-23

Liquidity and Going Concern

Since inception, the Company has incurred significant operating losses and has funded its operations primarily through issuance of equity securities, debt, and operating revenue. As of December 31, 2019, the Company had an accumulated deficit of $16,890,626, a working capital deficit of $7,318,980, and negative stockholders’ equity of $5,008,334. These facts and conditions raise substantial doubt about the Company’s ability to continue as a going concern, within one year after the date that the financial statements are issued. The Company continually evaluates opportunities to raise equity and debt financing as well as implementing cost reduction and revenue enhancing measures that will allow it to increase profitability and continue operations. There can, however, be no assurances that the Company will be able to raise equity or debt financing in sufficient amounts, when and if needed, on acceptable terms or at all, nor can there be any assurances that the Company will be able to implement cost reduction and revenue enhancing measures that will enable the Company to achieve profitable operations going forward. The accompanying financial statements have been prepared on a going concern basis.

Pursuant to Accounting Standards Codification (“ASC”) 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we assess going concern uncertainty for our consolidated financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the consolidated financial statements are issued or are available to be issued. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary. It is probable that management’s plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of long-lived assets and goodwill, inventory write offs, allowance for deferred tax assets, and allowance for bad debt.

Basis of Presentation and Principles of Consolidation

These consolidated financial statements are presented in United States dollars and they include the accounts of urban-gro, Inc. and its wholly-owned subsidiaries. The financial results of Impact have been included in the Company’s consolidated financial statements from the date of acquisition on March 7, 2019 and all intercompany transactions have been eliminated.

Recently Issued Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (the “FASB”) or other standards setting bodies issue new accounting pronouncements. The FASB issues updates to new accounting pronouncements through the issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, the Company believes that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on the Company’s financial statements upon adoption.

Functional and reporting currency and foreign currency translation

The functional and reporting currency of the Company and its subsidiaries is US dollars. All transactions in currencies other than US dollars are translated into US dollars on the date of the transaction. Any exchange gains and losses related to these transactions are recognized in the current period’s earnings as other income (expense).

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Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2019 and December 31, 2018 approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the years ended December 31, 2019 and 2018.

Cash and Cash Equivalents

The Company considers all highly liquid short-term cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2019 and 2018, the Company did not maintain any cash equivalents. The Company maintains cash with financial institutions that may from time to time exceed federally-insured limits. The Company has not experienced any losses related to these balances and believes the risk to be minimal. There are no restricted or compensating cash balances as of December 31, 2019.

Accounts Receivable, Net

Trade accounts receivables are carried at the original invoiced amounts less an allowance for doubtful accounts. As of December 31, 2019 and 2018, the balance of allowance for doubtful accounts was $18,920. The allowances for doubtful accounts are calculated based on a detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit to the customer. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additions to the allowance would be required. A provision is made against accounts receivable to the extent they are considered unlikely to be collected. Occasionally the Company will write off bad debt directly to the bad debt expense account when the balance is determined to be uncollectable. Bad debt expense for the years ended December 31, 2019 and 2018 was $67,633 and $106,464, respectively.

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Inventories

Inventories, consisting entirely of finished goods, are stated at the lower of cost or net realizable value, with cost determined using the weighted average cost method. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold at the realization of change in value. Once written down, inventories are carried at this lower basis until sold or scrapped.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and impairment. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. No impairment charges were recorded for the years ended December 31, 2019 and 2018.

The estimated useful lives for significant property and equipment categories are as follows:

Computer and Technology Equipment	3 years
Furniture and Equipment	5 years
Leasehold Improvements	Lease term
Vehicles	3 years
Other Equipment	3 or 5 years
Software	3 years

Operating Lease Right of Use Assets

Operating lease right of use assets are stated at cost less accumulated depreciation, amortization and impairment. The Company has two operating leases with an imputed annual interest rate of 8%. The terms of the first lease are 24 months commencing on September 1, 2018 and ending on August 31, 2020. The terms of the second lease are 28 months commencing on September 1, 2019 and ending December 31, 2021. Operating lease right of use asset costs incurred in 2019 were $123,563.

Convertible Notes

The Company accounts for its convertible notes at issuance by allocating the proceeds received from a convertible note among freestanding instruments according to ASC 470, Debt, based upon their relative fair values. The fair value of debt and common stock is determined based on the closing price of the common stock on the date of the transaction, and the fair value of warrants, if any, is determined using the Black-Scholes option-pricing model. Convertible notes are subsequently carried at amortized cost. The fair value of the warrants is recorded as additional paid-in capital, with a corresponding as a debt discount from the face amount of the convertible note. Each convertible note is analyzed for the existence of a beneficial conversion feature (“BCF”), defined as the fair value of the common stock at the commitment date for the convertible note, less the effective conversion price. Beneficial conversion features are recognized at their intrinsic value, and recorded as an increase to additional paid-in capital, with a corresponding reduction in the carrying amount of the convertible note (as a debt discount from the face amount of the convertible note). The discounts on the convertible notes, consisting of amounts ascribed to warrants and beneficial conversion features, are amortized to interest expense, using the effective interest method, over the terms of the related convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

Intangible Assets

The Company’s intangible assets, consisting of legal fees for application of patents and trademarks and license fees paid for inspection services, are recorded at cost. Patents and trademarks, once approved, will be amortized using the straight-line method over an estimated life, generally 5 years for patents and 10 to 20 years for trademarks. License fees are amortized over 10 years. Intangible assets are included in “other assets” on the balance sheets. The net balance of intangible assets for December 31, 2019 and 2018 was $86,151 and $63,755, respectively. Amortization expense totaled $1,879 and $974 for the years ended December 31, 2019 and 2018, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment annually as of December 31st and at any time when events or circumstances suggest impairment may have occurred.

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The testing for impairment consists of a comparison of the fair value of with its carrying amount. If the carrying amount of the reporting unit, including goodwill, exceeds the fair value, an impairment will be recognized equal to the difference between the carrying value of the reporting unit goodwill and the implied fair value of the goodwill. In testing goodwill for impairment, we determine the estimated fair value of our reporting units based upon a discounted future cash flow analysis. Goodwill is our only indefinite-lived intangible asset. Definite-lived intangible assets are amortized using the straight line method over the shorter of their contractual term or estimated useful lives.

Impairment of Long-lived Assets

The Company evaluates potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment will be recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Investments

Investments without readily determinable fair values and for which the Company does not have the ability to exercise significant influence are accounted for at cost with adjustments for observable changes in prices or impairments.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given to whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the services and products delivered and the collectability of those amounts.

Our service and product revenues arise from contracts with customers. Service revenues include full facility programming, engineering and design services, start-up commissioning services, facility optimization services and IPM planning and strategy services. Product revenues include an integrated suite of select cultivation equipment systems and crop management products. We enter into separate contracts for the service and product revenues we provide to our customers so to clarify our obligations under the terms of the contracts. New contracts are entered into if the services to be performed or products to be delivered need to be modified. Service revenues are satisfied when services are rendered or completed in accordance with the terms of the contract. Product revenues are satisfied when control of the products is transferred to the customer.

Revenues for services and products for the year ended December 31, 2019 were $3,167,237 and 21,022,566, respectively. Revenues for services and products for the year ended December 31, 2018 were $928,063 and $19,122,713, respectively.

Customer Deposits

The Company’s policy is to collect deposits from customers at the beginning of the contract. The customer payments received are recorded as a customer deposit liability on the balance sheet. When the contract is complete and meets all the criteria for revenue recognition, the customer is billed for the entire contract amount and the deposit is recorded against the customer’s receivable balance. In certain situations when the customer has paid the deposit and services have been performed but the customer chooses not to proceed with the contract, the Company may keep the deposit and recognize revenue. Of the outstanding customer deposit balance of $3,298,609 at December 31, 2018, $2,678,565 was recognized as revenue in the year ended December 31, 2019. At December 31, 2017, the entire customer deposit balance of $3,151,250 was recognized as revenue in the year ended December 31, 2018.

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Cost of Revenue

The Company’s policy is to recognize cost of revenues in the same manner as, and in conjunction with, revenue recognition. The Company’s cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the purchasing of products and providing services, fees for third-party commissions and shipping costs. Total shipping costs included in the cost of goods sold for the years ended December 31, 2019 and 2018 was $679,911 and $490,526, respectively.

Advertising Costs

The Company expenses advertisings costs in the periods the costs are incurred. Prepayments made under contracts are included in prepaid expenses and expensed when the advertisement is run. Total advertising expense incurred for the years ended December 31, 2019 and 2018 was $159,728 and $153,878, respectively.

Warrants

The Company accounts for its warrants issued in accordance with the GAAP accounting guidance under ASC 480, “Distinguishing Liabilities from Equity”. The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option pricing based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term, risk-free interest rate, and expected volatility of the price of the underlying common stock. There is a moderate degree of subjectivity involved when using option pricing models to estimate the warrants and the assumptions used in the Black-Scholes option-pricing model are moderately judgmental.

Stock-Based Compensation

The Company periodically issue shares of its common stock to employees and consultants in non-capital raising transactions for fees and services.

The Company accounts for stock issued to non-employees with the value of the stock compensation based upon the measurement date as determined at the grant date of the award.

The Company accounts for stock grants issued and vesting to employees with the award being measured at its fair value at the date of grant and amortized ratably over the vesting period. The Company also estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from its estimates.

Income Taxes

The Company files income federal tax returns in the United States and Canada and state and local tax return in applicable jurisdictions. Provisions for current income tax liabilities, if any, would be calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year. Income taxes reported in earnings, if any, would also include deferred income tax provisions.

Deferred income tax assets and liabilities, if any, would be computed on differences between the financial statement bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities would be included as a component of income tax expense. The effect on deferred income tax assets and liabilities attributable to changes in enacted tax rates would be charged or credited to income tax expense in the period of enactment. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

Assets and liabilities would be established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions, in the judgment of the Company, do not meet a more-likely-than-not threshold based on the technical merits of the positions. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

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Loss Per Share

The Company computes net loss per share by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share would be computed by dividing net loss by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented. The diluted earnings per share calculation is not presented as it results in an anti-dilutive calculation of net loss per share.

The treasury stock method would be used to calculate diluted earnings per share for potentially dilutive stock options and share purchase warrants. This method assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants would be used to purchase common shares at the average market price for the period.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued an Accounting Standards Update (“ASU”) amending the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than 12 months, in addition to those currently recorded, on the Company’s consolidated balance sheets. Presentation of leases within the consolidated statements of operations and comprehensive loss and consolidated cash flows will be generally consistent with the prior lease accounting guidance. The ASU was effective for reporting periods beginning after December 15, 2018, with early adoption permitted. The Company adopted the ASU effective January 1, 2019 under the modified retrospective method with respect to lease contracts in effect as of the adoption date. The adoption of the ASU increased our assets and liabilities by $326,095 in 2019 due to the recognition of right of use assets and lease liabilities with respect to operating leases.

NOTE 3 – RELATED PARTY TRANSACTIONS

In October 2018, the Company received a $1,000,000, unsecured, interest only, promissory note (the “Promissory Note”) from Cloud9 Support Inc. (“Cloud9”), an entity owned 100% by James Lowe, a director of the Company. The Promissory Note was originally due April 30, 2019. The Promissory Note is personally guaranteed by the Company’s two majority shareholders, Bradley Nattrass, who is the Company’s Chairman and Chief Executive Officer, and Octavio Gutierrez, a director and former officer of the Company. The Promissory Note includes additional consideration of 30,000 options at an exercise price of $1.20 per share. Under the initial terms of the Promissory Note, the interest rate was 12.0% per year with interest payable monthly. In May 2019, the due date of the Promissory Note was extended to December 31, 2019 and the interest rate was decreased to 9.0% per year payable monthly. In connection with the execution of the Credit Agreement (see Note 17), on February 21, 2020, the Company entered into an agreement to amend the Promissory Note (the “Amending Agreement”). Pursuant to the Amending Agreement, Cloud9 agreed to extend the maturity date of the Promissory Note from December 31, 2019 to the date which is the earlier of 60 days following the date: (a) on which demand for repayment is made by the Lender under the Credit Agreement; or (b) which is the Maturity Date of the Credit Agreement.

The Company purchases some cultivation products from Bravo Lighting, LLC (d/b/a Bravo Enterprises) (“Bravo”) and Enviro-Glo, LLC (“Enviro-Glo”), manufacturers and distributors of commercial building lighting and other product solutions with common control by the Company’s two major shareholders, Bradley Nattrass and Octavio Gutierrez. Purchases from Bravo and Enviro-Glo totaled $45,129 and $276,443 for the years ended 2019 and 2018, respectively. Outstanding receivables from Bravo and Enviro-Glo for the years ended 2019 and 2018 totaled $0 and $43,120, respectively. Net outstanding payables incurred for purchases of inventory and other services to Bravo and Enviro-Glo as of December 31, 2019 and 2018, was $8,570 and $5,562, respectively.

The Company has purchased goods from Cloud 9 Support, LLC (“Cloud 9”), a company owned by James Lowe, a director, shareholder, and debt holder. Purchases from Cloud 9 were $97,329 and $84,746 during the years ended 2019 and 2018, respectively. Cloud 9 also purchases materials from the Company for use with their customers. Total sales to Cloud 9 from the Company were $392,963 and $273,760 during the years ended 2019 and 2018, respectively. Outstanding receivables from Cloud 9 as of December 31, 2019 and 2018 totaled $49,659 and $79,235, respectively. Net outstanding payables for purchases of inventory and other services to Cloud 9 as of December 31, 2019 and 2018, totaled $16,402 and $13,240, respectively.

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NOTE 4 – PREPAYMENTS & ADVANCES

Prepayments and advances are comprised of prepayments paid to vendors to initiate orders and prepaid services and fees. The prepaid balances are summarized as follows:

	December 31,	December 31,
	2019	2018
Vendor Prepayments	$1,070,788	$776,478
Prepaid Services and Fees	187,912	152,204
Prepayments and Advances	$1,258,700	$928,682

NOTE 5 - PROPERTY PLANT & EQUIPMENT, NET

Property Plant and Equipment balances are summarized as follows:

	December 31,	December 31,
	2019	2018
Computers & Technology Equip	$87,300	$61,910
Furniture and Fixtures	42,518	30,162
Leasehold Improvements	164,072	143,215
Vehicles	57,414	132,875
Software	142,721	233,783
R&D Assets	3,031	84,031
Other Equipment	38,355	65,140
Accumulated depreciation	(370,376)	(309,975)
Property plant and equipment, net	$165,035	$441,141

Depreciation expense for the years ended December 31, 2019 and 2018 totaled $264,597 and $153,162, respectively.

NOTE 6 – INVESTMENTS

The changes in the components of the Investments for the years ended December 31, 2019 and 2018 are summarized as follows:

	Year Ended December 31, 2019
	Edyza	TGH	Total
Beginning Balances as of 1/1/2019	$812,883	$448,766	$1,261,649
Purchase of additional shares under SPOA	897,475	–	897,475
Initial purchase of Membership interest	–	367,000	367,000
Additional Membership interest purchased with first option	–	–	–
Impairment of investment	–	(505,766)	(505,766)
Legal fees	–	–	–
Ending Balances as of 12/31/2019	$1,710,358	$310,000	$2,020,358

	Year Ended December 31, 2018
	Edyza	TGH	Total
Beginning Balances as of 1/1/2018	$400,000	$–	$400,000
Purchase of additional shares under SPOA, including $75,000 reflected in Accrued Expenses	400,000	–	400,000
Initial purchase of Membership Interest	–	125,000	125,000
Additional Membership interest purchased with first option	–	150,000	150,000
Additional Membership interest purchased with second option	–	158,000	158,000
Legal fees	12,883	15,766	28,649
Ending Balances as of 12/31/2018	$812,883	$448,766	$1,261,649

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Edyza

In August 2017, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with Edyza, Inc. (“Edyza”), a developer of wireless sensor technology, to provide the Company with the right to obtain an ownership interest in Edyza to be issued when Edyza engaged in a priced round of investment. The Company paid Edyza $400,000 for the SAFE.

In August 2018, the Company and Edyza entered into a Stock Purchase and Option Agreement (“SPOA”) whereby the Company and Edyza agreed to terminate the SAFE in exchange for Edyza issuing the Company 442,685 shares of Edyza Common Stock at $0.903577 per share, or $400,000 in the aggregate. In connection with the SPOA, the Company agreed to pay Edyza an additional $400,000 in six monthly installments ($50,000 a month in August and September 2018 and $75,000 a month from October 2018 thru January 2019) in exchange for Edyza issuing the Company an additional 442,685 shares of Edyza Common Stock at $0.903577 per share. As of December 31, 2018, the Company had paid $325,000 of the additional $400,000 to Edyza under this installment payment plan. The remaining installment payment of $75,000 is included in Accrued Expenses on the Company’s Balance Sheet as of December 31, 2018 and was paid to Edyza in January 2019. During 2019, the Company acquired an additional 827,018 shares for $897,475. The Company has capitalized an additional $12,883 in legal fees associated with the purchases of the Edyza Common Stock. The Company measures this investment at cost, less any impairment changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.

TGH

In February 2018, the Company entered into a Membership Interest and Purchase Agreement (“MIPA”) with Total Grow Holdings, LLC (d/b/a/ Total Grow Control, LLC) (“TGH”), a developer of environmental controls and fertigation/irrigation distribution products, to purchase 5% of TGH’s membership interests on a fully diluted basis for $125,000. The MIPA also contained two separate options for the Company to purchase additional membership interests in TGH and a purchase right for the Company to acquire all of the outstanding membership interests in TGH. The first option was exercisable from July 1, 2018 thru August 31, 2018 and allowed the Company to acquire an additional 5% of TGH’s membership interests on a fully diluted basis for $150,000. The second option was initially exercisable from February 15, 2019 thru May 15, 2019 and allowed the Company to acquire an additional 15% of TGH’s membership interests on a fully diluted basis for $600,000. The purchase right is exercisable from May 15, 2019 thru February 15, 2020 and allows the Company to acquire all of the outstanding membership interests in TGH based on a total valuation of TGH of $7,500,000.

In July 2018, the Company exercised its initial option and purchased an additional 5% of TGH’s fully diluted membership interests for $150,000. As of December 31, 2018, the Company owned 10% of the membership interests in TGH.

In January 2019, the Company and TGH renegotiated the terms of the second option, accelerating the beginning of the exercise period to January 2019 from February 15, 2019, and reducing the purchase price for the additional 15% of TGH’s membership interests on a fully diluted basis from $600,000 to $525,000. In January 2019, the Company elected to exercise this renegotiated second option and purchased an additional 15% of TGH’s fully diluted membership interests for $525,000.

Prior to December 31, 2018, the Company had advanced TGH $158,000 for equipment orders the Company had placed with TGH. TGH agreed to apply this $158,000 in equipment advances toward the second option membership interest purchase price of $525,000, and the Company has reflected this $158,000 as an investment in TGH as of December 31, 2018. The remaining balance of $367,000 for the second option membership interest was due in installments of $35,000 every two weeks through May 2019. As of March 31, 2019, the Company had made total payments of $336,000. The Company capitalized an additional $15,766 in legal fees associated with the purchases of the TGH membership interests. As of December 31, 2018, the Company’s fully diluted ownership interest in TGH was less than 20% and, the Company measured these investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. As of December 31, 2018, the Company determined that no impairment of its investment in TGH was necessary given the recent valuations and no change in qualitative factors.

The Company also made the remaining $367,000 in additional payments to TGH under the renegotiated agreement reached in January 2019 to acquire additional Membership Interests in TGH. When the payment plan was completed in May 2019, the Company was issued the additional ownership interest in TGH resulting in the Company owning 24% of TGH’s membership interest. The Company believed that this ownership interest in TGH resulted in the Company being able to exercise significant influence over TGH and that the Company should begin to account for its investment in TGH under the equity method beginning in July 2019 since the operations of TGH were insignificant in June 2019.

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In September 2019, the Company decided that it should remain independent with regard to any investments in environmental controls and fertigation/irrigation distribution entities and decided it should divest itself of the ownership interest in TGH. The Company entered into preliminary negotiations with TGH to sell its ownership interest in TGH back to TGH. In connection with those negotiations, the Company determined it should not record any equity interests in TGH and the Company recorded a $505,766 write-down of its investment in TGH to an amount the Company anticipates receiving in proceeds from the sale of the TGH investment back to TGH.

In January 2020, the Company and TGH entered into an agreement whereby TGH agreed to purchase the Company’s remaining investment in TGH in consideration for a short-term note due April 24, 2020 in the amount of $200,000 and a long-term note due in a lump sum on January 27, 2025 in the amount of $110,000 with interest of 4.0% payable annually in arrears. Per the terms of the agreement, the Company retains its ownership interest in TGH until the $200,000 short-term note is repaid. As of the date of this report, TGH has not made any payments on the $200,000 short-term note and the Company has retained its ownership interest in TGH. The Company does not have the ability to exert significant influence on TGH and therefore has recorded the investment at its adjusted cost basis.

NOTE 7 – OTHER ASSETS

Included in other assets are the following intangible assets:

•	Patents, consisting of legal costs paid to third parties to establish a patent, which are capitalized until such time that the patents are approved and issued or rejected. If approved, capitalized costs are amortized using the straight-line method over the estimated lives of the patents, generally five years. The Company has two issued patents as of December 31, 2019 and had no issued patents at December 31, 2018.

•	License fees, which consist of fees paid to have the Company’s products certified by a nationally recognized organization. License fees are amortized over ten years.

The net balance of intangible assets as of December 31, 2019 and December 31, 2018 was $86,151 and $63,755, respectively. Amortization expense totaled $1,879 and $974 for the years ended December 31, 2019 and 2018, respectively.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	December 31,	December 31,
	2019	2018
Accrued operating expenses	$854,056	$240,941
Accrued wages and related expenses	487,327	490,961
Accrued interest expense	–	10,958
Accrued sales tax payable	345,458	401,282
	$1,686,841	$1,144,142

Accrued sales tax payable is comprised of prior period sales tax payable to various states for 2015 through 2019. The Company has set up payment plans with the various taxing agencies to relieve the obligation. The payment plans require monthly payments in various amounts over a period of 12 months.

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NOTE 9 – NOTES PAYABLE

Notes payable balances totaled $2,812,709 and $2,478,869 at December 31, 2019 and December 31, 2018, respectively. Interest expense incurred on the notes payable was $596,075 and $119,961 for the years ended December 31, 2019 and 2018, respectively.

The following is a summary of notes payable:

	December 31,	December 31,
	2019	2018

Unsecured, interest only, note payable with Chris Parkes originally due December 31, 2018. Interest payments due monthly at an annual rate of 20.4%. Note payable revised in December 2018 extending the maturity date to March 31, 2020. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the Note and reducing the interest rate, the Company issued the Holder 3,000 shares of Common Stock. Beginning of March 31, 2020, the Company has made monthly payments in the amount of $10,000.	$80,000	$80,000

Unsecured, interest only, note payable with David Parkes originally due December 31, 2018. Interest payments due monthly at an annual rate of 18.0%. Note payable revised in December 2018 extending the maturity date to March 31, 2020. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the Note and reducing the interest rate, the Company issued the Holder 3,000 shares of Common Stock. Beginning of March 31, 2020, the Company has made monthly payments in the amount of $10,000	100,000	100,000

Unsecured, interest only, note payable with Michael S. Bank originally due April 30, 2019. Interest at 19.8% per year is paid twice per month. The note contains a demand re-payment provision that can be executed by Mr. Bank at any time by providing a one-time notice. The Company may re-pay any part or the entire principal sum at any time with penalty and abatement of interest expense from date of early payment. The note includes six thousand warrants, each exercisable to purchase one share of the Company's Common Stock at a price of $1.00 per share. In March 2019, the Company repaid $35,000 of the principal and extended the maturity date to April 30, 2019. The note was repaid in full on April 30, 2019.	–	298,869

Note payable with Hydrofarm Holdings Group, Inc. (“Hydrofarm”), secured by all currently existing and future assets. Interest accrues at 8.0% per year and is paid quarterly. The note matures on the earlier of: (a) 90 days’ notice from Hydrofarm; (b) acceleration of the note payable due to the Company being in default; or (c) December 2023.	2,000,000	2,000,000

Secured agreement to sell future receivables to GCF Resources, LLC, net of $30,000 in closing fees. The agreement requires 32 weekly payments of $42,190 totaling $1,350,000. The agreement matures on May 7, 2020 but is repayable prior to maturity for less than the $1,350,000 in total payments.	632,709	–

Total	2,812,709	2,478,869
Less current maturities	(2,812,709)	(2,478,869)
Long term	$–	$–

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Effective November 20, 2018, the Company entered into a letter of intent (“LOI”) with Hydrofarm Holdings Group, Inc. (“Hydrofarm”) whereby Hydrofarm agreed to acquire all of the Company’s issued and outstanding common stock (the “Merger”). Pursuant to the terms of the LOI, Hydrofarm extended to the Company a secured, interest only note in the principal amount of $2 million. The note was secured by all of our currently existing and future assets. In connection with the execution of the Credit Agreement (see Note 17), the Company repaid the note and the Merger was abandoned.

NOTE 10 – UNIT OFFERING

Effective January 9, 2019, the Company executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front”), whereby 4Front agreed to act as the Company’s exclusive placement agent in connection with a private placement offering. Beginning in March 2019, 4Front initiated an offering (the “Offering”) of up to $6,000,000 from the sale of Units, with each Unit consisting of a $1,000 Convertible Debenture (the “Debentures” or a “Debenture”) and Common Stock Purchase Warrants (the “Warrants”) exercisable to purchase 207.46 shares of Common Stock at $3.00 per share for a period of two years from the purchase date. The Debentures are due May 31, 2021 and bear interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus any accrued but unpaid interest, will automatically convert for no additional consideration into Common Shares at a conversion price of $2.41 per share upon the occurrence of a liquidity event. A liquidity event means: (a) the date on which the Company’s Common Stock is listed for trading on a recognized stock exchange in either Canada or the United States; and (b) securities issued pursuant to the Offering, including the Common Stock underlying both the conversion right included in the Debentures and underlying the Warrants, have been duly qualified by a registration statement in the United States, allowing the securities to be freely tradeable pursuant to the U.S. securities laws, or a prospectus in Canada. The Company filed a registration statement with the SEC on September 17, 2019, to register the securities in connection with the Offering. That registration statement was declared effective October 16, 2019, triggering the liquidity event indicated above and the $2,565,000 in Debentures plus $92,037 in accrued interest were converted into 1,102,513 Common Shares at $2.41 per share. The Warrants contain a mandatory exercise provision if the weighted average share price of the Company’s Common Stock exceeds $5.00 per share for a period of five consecutive days.

NOTE 11 – OPERATING LEASE LIABILITIES & COMMITMENTS AND CONTINGENCIES

The Company has two operating leases with an imputed annual interest rate of 8%. The terms of the first lease are 24 months commencing on September 1, 2018 and ending on August 31, 2020. The terms of the second lease are 28 months commencing on September 1, 2019 and ending December 31, 2021.

The following is a summary of operating lease liabilities:

	December 31, 2019	December 31, 2018
Operating lease liabilities related to right of use assets.	$222,236	$–
Less current portion	(123,395)	–
Long term	$98,841	$–

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The following is a schedule showing future minimum lease payments:

Year ending	Total Minimum
December 31,	Lease Payments
2020	177,688
2021	91,688

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no legal proceedings for which management believes the ultimate outcome would have a material adverse effect on the Company’s results of operations and cash flows.

NOTE 12 – RISKS AND UNCERTAINTIES

Concentration Risk

During the year ended December 31, 2019, one vendor composed 24% of total purchases. During the year ended December 31, 2018, two unrelated vendors composed 18% and 11% of total purchases.

The Company’s primary suppliers of automated environmental controls and fertigation represented 3% and 46% of total accounts payable outstanding as of December 31, 2019 and 2018, respectively.

During the year ended December 31, 2019, one customer represented 21% of total revenue. During the year ended December 31, 2018, one customer represented 14% of total revenue. At December 31, 2019, one customer represented 15% and another represented 11% of total outstanding accounts receivables. At December 31, 2018, one customer represented 19% and another represented 13% of total outstanding receivables.

Coronavirus Pandemic

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. In January 2020, this coronavirus spread to other countries, including the United States, and efforts to contain the spread of this coronavirus intensified. In March 2020, the World Health Organization declared the outbreak of the coronavirus a pandemic. We are a business that supplies other Essential Businesses with support and supplies necessary to operate and we therefore are an Essential Business and allowed to continue operating under Stay-At-Home Orders issued by many states and cities. However, the extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact. The outbreak and any preventative or protective actions that governments or we may take in respect of this coronavirus may result in a period of business disruption, reduced customer business and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may materially affect our business, financial condition, results of operations, and cash flows. Effects from the COVID-19 pandemic began in the latter portion of the first quarter of 2020; therefore, there was no impact to our 2019 results of operations, financial condition and cash flows.

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NOTE 13 – STOCK-BASED COMPENSATION

Stock-based compensation expense for the years ended December 31, 2019 and 2018 was $1,830,426 and $1,245,826, respectively based on the vesting schedule of the stock grants and options. During the year ended December 31, 2019, 1,361,966 shares vested and were issued to employees. No cash flow affects are anticipated for stock grants.

In January 2017, the Company began granting stock to attract, retain, and reward employees with Common Stock. Stock grants are offered as part of the employment offer package, to ensure continuity of employment or as a reward for performance. Each of these grants requires a specific tenure of employment before the grant vests with typical vesting periods of 1 to 3 years of employment.

In January 2018, the Company implemented an equity incentive plan to reward and attract employees and compensate vendors for services when applicable. Stock options are offered as part of an employment offer package, to ensure continuity of service or as a reward for performance. The stock option plan authorizes 3,000,000 shares of common stock. 1,995,499 options have been awarded under the Plan as of December 31, 2019 and 1,259,000 options were awarded as of December 31, 2018.

In May 2019, the Company adopted a new equity incentive plan, authorizing an aggregate of 3,500,000 shares of Common Stock for issuance thereunder. Stock grants under the equity incentive programs are valued at the price of the stock on the date of grant. The fair value of the options is calculated using the Black-Scholes pricing model based on the estimated market value of the underlying common stock at the valuation measurement date $0.90, the remaining contractual term of the options of 10 years, risk-free interest rate of 2.75% and expected volatility of the price of the underlying common stock of 100%. There is a moderate degree of subjectivity involved when using option pricing models to estimate the options and the assumptions used in the Black Scholes option-pricing model are moderately judgmental. Stock options and stock grants are sometimes offered as part of an employment offer package, to ensure continuity of service or as a reward for performance.

The following schedule shows stock grant activity for the year ended December 31, 2019:

Grants outstanding as of December 31, 2018	1,802,667
Grants awarded	41,800
Forfeiture/Cancelled	(70,000)
Grants vested	(1,361,966)
Grants outstanding as of December 31, 2019	412,501

The following table summarizes stock grant vesting periods.

Number of	Unrecognized stock compensation	Year Ending
Shares	expense	December 31,
264,167	$142,552	2020
148,334	34,775	2021
412,501	$177,327

The following schedule shows stock option activity for the year ended December 31, 2019.

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	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Stock options outstanding as of December 31, 2018	1,184,000	9.68	$1.15
Issued	736,499	9.20	$1.38
Exercised	–	–	–
Expired	218,332	9.12	$1.33
Stock options outstanding at December 31, 2019	1,702,167	9.21	$1.21
Stock options exercisable at December 31, 2019	703,538	8.89	$1.17

The following table summarizes stock option vesting periods under the two stock options plans.

Number of	Unrecognized stock compensation	Year Ending
Shares	expense	December 31,
540,998	$359,521	2020
408,964	120,015	2021
48,667	10,400	2022
998,629	$489,936

NOTE 14 – SHAREHOLDERS’ EQUITY

In 2018, an executive left the Company and returned 375,000 common shares as part of the related separation agreement. The Company retired the shares and reduced its issued and outstanding stock by 375,000 shares.

NOTE 15 - INCOME TAXES

The Company accounts for income taxes in accordance with the asset and liability method prescribed in ASC 740, “Accounting for Income Taxes”. The Company has adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain. The Company determined the valuation allowances are established when management determines is more likely than not that some portion or all of the deferred tax asset will not be realized.

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The Company files income federal tax returns in the United States and Canada and state and local tax return in applicable jurisdictions

The Company has experienced substantial losses for both book and tax purposes since inception and has no tax provision for the years ended December 31, 2019 and 2018. The potential future recovery of any tax assets that the Company may be entitled to due to these accumulated losses is uncertain and these tax assets are fully reserved based on management’s current estimates.

The Company’s estimated operating loss carryforwards and expiration dates for tax purposes are as follows:

2016 - $1,618,386 expiring in 2036

2017 - $2,182,354 expiring in 2037

2018 - $3,060,443 no expiration

2019 - $6,819,954 no expiration

Realization of operating loss carryforwards to offset future operating income for tax purposes are subject to various limitations including change of ownership and current year taxable income percentage limitations.

The Company has no credit carryforwards for tax purposes.

The Company’s tax returns since inception are subject to examination by taxing jurisdictions in the United States and Canada.

NOTE 16 – WARRANTS

The following table shows warrant activity for the years ended December 31, 2019 and 2018.

	December 31,
	2019
	Number of shares	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2018	6,000	$1.00
Warrants issued in connection with convertible debenture offering (see Note 10):
Issued to convertible debenture holders	532,134	$3.00
Issued to 4Front as part of compensation	153,900	$2.41
Warrants outstanding as of December 31, 2019	692,034	$2.88
Warrants exercisable as of December 31, 2019	692,034	$2.88

The warrants issued to convertible debenture holders expire June 24, 2021. The warrants issued to 4Front as part of compensation expire May 31, 2021. Warrants issued to Mr. Lowe in 2018 expire March 31, 2023. The aggregate intrinsic value of the warrants outstanding and exercisable at December 31, 2019 is $0.

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NOTE 17 – SUBSEQUENT EVENTS

Credit Agreement

On February 21, 2020, we entered into a letter agreement (the “Credit Agreement”) by and among the Company, as borrower, urban-gro Canada Technologies Inc. and Impact Engineering, Inc., as guarantors, the lenders party thereto (the “Lenders”), and Bridging Finance Inc., as administrative agent for the Lenders (the “Agent”). The Credit Agreement, which is denominated in Canadian dollars (C$), is comprised of (i) a 12-month senior secured demand term loan facility in the amount of C$2.7 million ($2.0 million), which was funded in its entirety on the closing date (the “Term Loan”); and (ii) a 12-month demand revolving credit facility of up to C$5.4 million ($4.0 million), which may be drawn from time to time, subject to the terms and conditions set forth in the Credit Agreement and described further below (the “Revolving Facility,” and together with the Term Loan, “the Facilities”).

The final maturity date of the Facilities will be the earlier of (i) demand, and (ii) the date that is 12 months after the closing date, with a potential extension to the date that is 24 months after the closing date (the “Maturity Date”). The Facilities will bear interest at the annual rate established and designated by the Bank of Nova Scotia as the prime rate, plus 11% per annum. Accrued interest on the outstanding principal amount of the Facilities will be due and payable monthly in arrears, on the last business day of each month, and on the Maturity Date.

The Revolving Facility may be borrowed and re-borrowed on a revolving basis by us during the term of the Facilities, provided that borrowings under the Revolving Facility will be limited by a loan availability formula equal to the sum of (i) 90% of insured accounts receivable, (ii) 85% of investment grade receivables, (iii) 75% of other accounts receivable, (iv) 50% of eligible inventory, and (v) the lesser of C$4.05 million ($3.0 million) and (A) 75% of uncollected amounts on eligible signed equipment orders for equipment systems contracts and (B) 85% of uncollected amounts on eligible signed professional services order forms for design contracts. The Revolving Facility may be prepaid in part or in full without a penalty at any time during the term of the Facilities, and the Term Loan may be prepaid in full or in part without penalty subject to 60 days prior notice in each case subject to certain customary conditions. As of April 30, 2020, C$0.4 million ($0.3 million) of the Revolving Facility was available for future borrowings.

The Company utilized a portion of the proceeds from the Term Loan to refinance existing indebtedness, including a $2.0 million loan with Hydrofarm. The Company terminated the Hydrofarm loan concurrently with the closing of the transactions contemplated by the Credit Agreement. Remaining proceeds from the Facilities are expected to be used (i) to pay down existing debt obligations and (ii) for general working capital purposes.

The obligations of the Company under the Facilities will be secured on a first lien basis (subject to certain permitted liens as set forth in the Credit Agreement) by substantially all of the assets of the Company and certain wholly-owned subsidiaries of the Company, as well as a limited recourse personal guarantee of Bradley Nattrass, the Chief Executive Officer of the Company.

The Credit Agreement also contains customary provisions, representations, warranties and events of default for facilities of this nature and affirmative and negative covenants, including without limitation, covenants relating to maintenance of collateral, reorganization and change of control transactions, creation of liens and incurrence of indebtedness.

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Amendment of Promissory Note and Subordination Agreement

In connection with the execution of the Credit Agreement, the Company entered into an agreement to amend the promissory note (the “Promissory Note”) dated October 18, 2018, as amended on May 20, 2019, between the Company and Cloud9 Support Inc., an entity owned 100% by James Lowe, a director of the Company (the “Amending Agreement”). Pursuant to the Amending Agreement, Mr. Lowe agreed to extend the maturity date of the promissory note from December 31, 2019 to the date which is the earlier of 60 days following the date: (a) on which demand for repayment is made by the Lender under the Credit Agreement; or (b) which is the Maturity Date of the Credit Agreement.

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2,380,952 Shares

Common Stock

urban-gro, Inc.

______________________

PRELIMINARY PROSPECTUS

______________________

ThinkEquity

a division of Fordham Financial Management, Inc.

                     , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts , commissions and non-accountable expenses, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for the Nasdaq Capital Market.

Amount Paid or to be Paid
SEC registration fee	$3,333
FINRA filing fee	4,813
Nasdaq listing fee	50,000
Printing and engraving expenses	10,000
Legal fees and expenses	200,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees and expenses	20,000
Investor Relations	36,000
Miscellaneous expenses	45,854
Total	$380,000

Item 14.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Our bylaws includes such provisions related to our authority to indemnify a director, officer, employee, fiduciary, or agent.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

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Under the DGCL, where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article VI, Section 6.1 of our bylaws contains a mandatory indemnification provision, which requires us to indemnify a person in the defense of any proceeding to which the person was a party because the person is or was a director or officer, against reasonable expenses incurred by him or her in connection with the proceeding.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends, stock purchase or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

Our amended certificate of incorporation does not include such a provision.

Pursuant to Article VI, Section 6.2 of our bylaws, expenses incurred by any officer or director in defending any proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent	Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

In December 2017, we issued a $300,000 unsecured, interest-only note payable to Michael S. Bank. Interest accrued at the rate of 1.65% per month and interest payments were tendered twice a month. In March 2018, the holder agreed to extend the loan through March 23, 2019. In consideration for the holder’s agreement to extend this note, we issued 6,000 warrants, each exercisable to purchase one share of our common stock at a price of $1.00 per share for a term of five years. None of these warrants have been exercised. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue these warrants.

In 2017, we granted 245,000 shares of restricted stock to employees. In 2018, we granted 498,166 shares of restricted stock to employees. In 2019, we granted 25,800 shares of restricted stock to employees. The issuances of these shares of common stock were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and by Rule 701 under the Securities Act for issuances of securities pursuant to a compensatory benefit plan.

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In October 2018, we issued a $1,000,000 unsecured, interest-only promissory note (the “Promissory Note”) to Cloud 9 Support, LLC (“Cloud 9”). The Promissory Note is personally guaranteed by our largest shareholders, Bradley Nattrass, our Chairman and Chief Executive Officer, and Octavio Gutierrez, a former officer and director. As additional consideration for the loan, we granted options for 30,000 shares of common stock at an exercise price of $1.20 per share to Cloud 9. In connection with the execution of the Credit Agreement described below on February 21, 2020, we entered into an agreement to amend the Promissory Note (the “Amending Agreement”). Pursuant to the Amending Agreement, Cloud 9 agreed to extend the maturity date of the Promissory Note in exchange for 100,000 shares of common stock issued to James Lowe as designee of Cloud 9. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act to issue the note, the options, and the shares of common stock.

In December 2018, we issued a $2,000,000 note payable to Hydrofarm Holdings Group, Inc. (“Hydrofarm”), secured by all currently existing and future assets. Interest accrued at 8.0% per year and was paid quarterly. The note matured on the earlier of: (a) 90 days’ notice from Hydrofarm; (b) acceleration of the note payable due to us being in default; or (c) December 2023. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act to issue the note.

In August 2019, we issued 3,000 shares of common stock to each of Chris Parkes and David Parkes, the holders of two unsecured, interest-only notes payable, in consideration for extending the maturity dates of the notes and reducing the interest rates to 9% per annum. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act to issue the shares.

From March 2019 to June 2019, we received gross proceeds of $2,565,000 from a private placement of units (the “Unit Placement”), with each unit consisting of a $1,000 Convertible Debenture (the “Debentures” or a “Debenture”) and Common Stock Purchase Warrants (the “Warrants”) exercisable to purchase 207.46 shares of common stock at $3.00 per share for a period of two years from the purchase date. The Debentures were due May 31, 2021 and bore interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus any accrued but unpaid interest, were to automatically convert for no additional consideration into shares of common stock at a conversion price of $2.41 per share upon the occurrence of a liquidity event. We filed a registration statement with the SEC on September 17, 2019, to register the securities in connection with the Unit Placement. That registration statement was declared effective October 16, 2019, triggering the liquidity event indicated above and the $2,565,000 in Debentures plus $92,037 in accrued interest were converted into 1,102,513 shares of common stock at $2.41 per share. The Warrants contain a mandatory exercise provision if the weighted average share price of our common stock exceeds $5.00 per share for a period of five consecutive days. As of September 30, 2020, no Warrants had been exercised. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering, or in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

In March 2019, we acquired 100% of the stock of Impact Engineering, Inc. As consideration for the acquisition, we issued 500,000 shares of common stock valued at $2.00 per share. Under the terms of the acquisition agreement, we were required to issue additional shares of common stock to the seller if the average closing price per share of our common stock was less than or equal to $2.00 per share for the 30-day period beginning on the date that was 150 days after the initial date of the listing of our common stock on a national securities exchange or quotation on the OTCQB or OTCQX (the “Valuation Period”). Our common stock price was lower than $2.00 per share during the Valuation Period and we were required to issue additional shares of common stock to the seller. In September 2020, we agreed with the seller to satisfy this provision of the agreement by issuing 250,000 additional shares of common stock to the seller. We valued the issuance of these additional 250,000 shares at $0.62 per share. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.

In August 2019, we terminated our then Chief Financial Officer without cause. Pursuant to the terms of our agreement with him, all of the shares of our common stock that we had conditionally issued to him and which were to vest over a three year period, immediately vested and we issued an aggregate of 1,000,000 shares of common stock to him. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act to issue the shares.

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On February 21, 2020, we entered into a letter agreement (the “Credit Agreement”) by and among us, as borrower, urban-gro Canada Technologies Inc. and Impact Engineering, Inc., as guarantors, the lenders party thereto, and Bridging Finance Inc., as administrative agent for the lenders (the “Agent”). As additional consideration for the entering into the Credit Agreement, we issued 500,000 shares of our common stock and warrants to purchase 124,481 shares of common stock with an exercise price of $2.41 per share to the Agent. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act to issue the securities.

On December 15, 2020, we signed a $1,854,500 convertible note (the “Notes”) bridge financing (the “Bridge Financing”). The Bridge Financing is a combination of $1,354,500 received on November 20, 2020, and an additional $500,000 received on December 15, 2020. The Bridge Financing was raised by a combination of our Board of Directors, our current investors and two new institutional funds. In connection with the Bridge Financing, an outstanding $1,000,000 promissory note and $4,500 interest accrued thereon was converted into a Note. The Notes were issued in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes carry interest at the rate of 12% and mature on December 31, 2021. The Notes will be mandatorily converted upon the closing of a sale of the securities of the Company, whether in a private placement or pursuant to an effective registration statement under the Securities Act, resulting in at least $2,500,000 of gross proceeds to the Company (a “Qualified Offering”). In the event of a Qualified Offering, the outstanding principal and interest of the Notes will be converted into the identical security issued at such Qualified Offering at 75% of the per security price paid by investors in connection with the Qualified Offering. Further, at any time after the one hundred twentieth (120th) day following the Issuance Date (as defined therein), and with five (5) business days advanced written notice to the Company, the Notes may be converted into a number of shares of the Company’s common stock, par value $0.001, equal to the number derived by dividing (a) the principal amount of the Note plus any accrued and unpaid interest through the date of conversion by (b) the Alternative Conversion Price (as defined therein).

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1	Form of Underwriting Agreement. (incorporated by reference to Exhibit 1.1 to Form S-1/A filed January 14, 2021).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Form 8-K filed October 30, 2020).
3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed January 5, 2021)
3.3	Bylaws (incorporated by reference to Exhibit 3.4 to Form 8-K filed October 30, 2020).
3.4	Amendment No. 1 to Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed January 12, 2021).
4.1	Form of Representative’s Warrant (included in Exhibit 1.1).
5.1 *	Opinion of Nelson Mullins Riley & Scarborough LLP.
10.1	Letter Agreement between Edyza, Inc. and Registrant (incorporated by reference to Exhibit 10.1 to Form S-1 Registration Statement filed on May 15, 2018).
10.2	Intellectual Property Purchase and Assignment Agreement between Edyza, Inc. and Registrant (incorporated by reference to Exhibit 10.2 to Form S-1 Registration Statement filed on May 15, 2018).
10.3	Business Lease between JW Properties, LLC and Registrant dated July 22, 2015 (incorporated by reference to Exhibit 10.4 to Form S-1 Registration Statement filed on May 15, 2018).
10.4	Commercial Lease Agreement between Bravo Lighting, LLC and Registration (incorporated by reference to Exhibit 10.5 to Form S-1 Registration Statement filed on May 15, 2018).
10.5	Form of Common Stock Purchase Warrant issued to Michael Sandy Bank dated April 19, 2018 (incorporated by reference to Exhibit 10.8 to Form S-1/A Registration Statement filed on July 11, 2018).
10.6	Redemption Agreement with Total Grow Holdings LLC dated January 24, 2020 (incorporated by referenced to Exhibit 10.9 to Form 8-K filed on January 30, 2020).
10.7#	Separation Agreement, dated as of March 20, 2020, by and between urban-gro, Inc. and Larry Dodson (incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 23, 2020).
10.8#	Form of Stock Option Agreement to be entered into on the Effective Date by and between urban-gro, Inc. and Larry Dodson (incorporated by reference to Exhibit 10.2 to Form 8-K filed on March 23, 2020).
10.9#	urban-gro, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Form S-8 filed on August 27, 2019).
10.10#	Form of Deferred Shares Award Agreement (incorporated by reference to Exhibit 10.10 to Form 10-K filed on May 18, 2020).
10.11	Letter Agreement, dated February 21, 2020, by and among urban-gro, Inc., urban-gro Canada Technologies Inc., Impact Engineering, Inc., the lenders party thereto, and Bridging Finance Inc., as administrative agent for the lenders. (incorporated by reference to Exhibit 10.11 to Form 10-K filed on May 18, 2020).
10.12	Promissory Note, dated October 18, 2018, between urban-gro, Inc. and Cloud9 Support Inc. (incorporated by reference to Exhibit 10.12 to Form 10-K filed on May 18, 2020).

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10.13	Amendment to Promissory Note, dated May 20, 2019, between urban-gro, Inc. and Cloud9 Support Inc. (incorporated by reference to Exhibit 10.13 to Form 10-K filed on May 18, 2020).
10.14	Subordination Agreement, dated February 25, 2020, between urban-gro, Inc. and Cloud9 Support Inc. (incorporated by reference to Exhibit 10.14 to Form 10-K filed on May 18, 2020).
10.15	Promissory Note, dated February 21, 2020, between urban-gro, Inc. and Cloud9 Support Inc. (incorporated by reference to Exhibit 10.15 to Form 10-K filed on May 18, 2020).
10.16	First Amendment to Loan Agreement, dated as of September 4, 2020, by and among urban-gro, Inc., urban-gro Canada Technologies Inc., Impact Engineering, Inc. and Bridging Finance Inc. (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on November 3, 2020).
10.17	Agreement, dated as of September 18, 2020, by and between urban-gro, Inc. and George (Bob) Pullar (incorporated by reference to Exhibit 10.2 to Form 10-Q filed on November 3, 2020).
10.18#	Employment Agreement, dated as of July 1, 2020, by and between urban-gro, Inc. and Bradley Nattrass (incorporated by reference to Exhibit 10.18 to Form S-1 filed on November 16, 2020)
10.19#	Employment Agreement, dated as of July 1, 2020, by and between urban-gro, Inc. and Richard Akright (incorporated by reference to Exhibit 10.19 to Form S-1 filed on November 16, 2020)
10.20	Form of Amended and Restated Promissory Note (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 25, 2020).
10.21	Form of Amended and Restated Promissory Note (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 25, 2020).
10.22	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.3 to Form 8-K filed on November 25, 2020).
10.23	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 18, 2020).
21.1	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Form 10-K filed on May 18, 2020).
23.1*	Consent of BF Borgers CPA PC.
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of Form S-1 filed on November 16, 2020).
101.INS*	XBRL Instances Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

__________________________

#	Denotes a management contract or compensatory plan or arrangement.
*	Filed herewith.

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(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Colorado, on the 22nd day of January, 2021.

URBAN-GRO, INC.

By:	/s/ Bradley J. Nattrass
Bradley J. Nattrass
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Bradley J. Nattrass	Chief Executive Officer and Director (principal executive officer)	January 22, 2021
Bradley J. Nattrass
/s/ Richard A. Akright *	Chief Financial Officer and Director (principal financial officer)	January 22, 2021
Richard A. Akright
/s/ James H. Dennedy *	Director	January 22, 2021
James H. Dennedy
/s/ Lance Galey *	Director	January 22, 2021
Lance Galey
/s/ James R. Lowe *	Director	January 22, 2021
James R. Lowe
/s/ Lewis O. Wilks *	Director	January 22, 2021
Lewis O. Wilks

* Indicates that such individual signed their name pursuant to the power of attorney previously filed as Exhibit 24 to this Registration Statement.

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